     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            AMERICASDOCTOR.COM, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7374                  52-2059555
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                         ------------------------------
                            AMERICASDOCTOR.COM, INC.
                             11403 CRONRIDGE DRIVE
                                   SUITE 200
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 581-1189

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------
                             SCOTT M. RIFKIN, M.D.
                            CHIEF EXECUTIVE OFFICER
                            AMERICASDOCTOR.COM, INC.
                             11403 CRONRIDGE DRIVE
                                   SUITE 200
                          OWINGS MILLS, MARYLAND 21117
                                 (410) 581-1189

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:

                MICHAEL D. NATHAN, ESQ.                                 WILLIAM J. GRANT, JR., ESQ.
               SIMPSON THACHER & BARTLETT                                 WILLKIE FARR & GALLAGHER
                  425 LEXINGTON AVENUE                                       787 SEVENTH AVENUE
                NEW YORK, NEW YORK 10017                                  NEW YORK, NEW YORK 10019
                     (212) 455-2000                                            (212) 728-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                PROPOSED MAXIMUM      AMOUNT OF
                    TITLE OF EACH CLASS OF SECURITIES TO                       AGGREGATE OFFERING   REGISTRATION
                                BE REGISTERED                                       PRICE(1)             FEE
Common Stock, par value $  per share.........................................     $ 60,000,000        $  16,680

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS                                 DATED              , 1999
--------------------------------------------------------------------------------

    ,000,000 SHARES

                               AMERICASDOCTOR.COM

COMMON STOCK

----------------------------------------------------------------------

AmericasDoctor.com is offering     ,000,000 shares of common stock with this
prospectus.

Prior to this offering, there has been no public market for our common stock. We
expect that the price to the public in the offering will be between $    and
$    per share. The market price of the shares after the offering may be higher or lower than the offering price. In connection with this offering, the common stock will be listed on the NASDAQ National Market under the symbol "AMDR."

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                                                              PER SHARE             TOTAL
----------------------------------------------------------------------------------------------------------------
Price to the Public                                                               $                   $
-------------------------------------------------------------------------------------------
Underwriting Discount
-------------------------------------------------------------------------------------------
Proceeds to AmericasDoctor.com
-------------------------------------------------------------------------------------------

AmericasDoctor.com has granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of additional shares from AmericasDoctor.com within 30 days following the date of this prospectus to cover over-allotments.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            WARBURG DILLON READ LLC

                               TABLE OF CONTENTS

Prospectus Summary.......................          3
Risk Factors.............................          7
Use of Proceeds..........................         29
Dividend Policy..........................         29
Capitalization...........................         30
Dilution.................................         31
Selected Financial Data..................         32
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................         33
Business.................................         41
Regulation and Other Legal
  Considerations.........................         59
Management...............................         65
Certain Transactions.....................         74
Principal Stockholders...................         80
Description of Capital Stock.............         82
Shares Eligible for Future Sale..........         85
Underwriting.............................         88
Legal Matters............................         90
Experts..................................         90
Where You Can Find More Information......         90
Index to Consolidated Financial
  Statements.............................        F-1

    Unless otherwise stated, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.

    The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The shares should be ready for delivery on
or about           , 1999.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains "forward-looking statements" as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may include statements about our business strategy, plans and timing for the introduction or enhancement of our services, plans for entering into sponsorships or strategic alliances, expected sources of funds to finance our operations following this offering, and other expectations, intentions and plans contained in this prospectus that are not historical facts.

    When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "may," "believes," "seeks," "estimates," "strategy" and similar expressions are generally intended to identify forward-looking statements. Because such statements involve risks and uncertainties, our actual results of operations could differ materially from those expressed or implied by such statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements contained in this prospectus.

                   CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

    Unless otherwise indicated in this prospectus, the information contained in this prospectus:

    - reflects the conversion of all outstanding shares of our preferred stock into 237,216 shares of common stock upon the completion of this offering,

    - reflects a     for 1 split of our common stock upon the completion of this offering, and

    - assumes that the representatives of the underwriters do not exercise their over-allotment option and that no other person exercises any other outstanding option or warrants.

    "AmericasDoctor.com," "America's Doctor," the AmericasDoctor logo and "AD chatware" are some of our trademarks and service marks. This prospectus contains trade names, trademarks and service marks of other companies, all of which are the property of their respective owners.

    This prospectus includes statistical data regarding the Internet industry and the healthcare market. This data was obtained from industry publications and reports which we believe to be reliable sources; however, we cannot guarantee the accuracy and completeness of such information. We have neither independently verified such data nor sought the consent of any organization to refer to their respective reports herein. We have not commissioned any of such reports.

    Unless the context requires otherwise, references to the "company," "AmericasDoctor.com," "we," "us" and "our" in this prospectus refer to AmericasDoctor.com, Inc., a Delaware corporation, and AmericasDoctor.com Medical Mall, Inc., its subsidiary.

    You should not consider information available through our Web site to be a part of this prospectus.

                               PROSPECTUS SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING "RISK FACTORS," AND THE FINANCIAL STATEMENTS AND NOTES CONTAINED ELSEWHERE IN THIS PROSPECTUS BEFORE BUYING SHARES OF OUR COMMON STOCK.

                               AMERICASDOCTOR.COM

    AmericasDoctor.com operates an interactive Internet healthcare information destination for consumers. We offer consumers free, real-time interaction with healthcare professionals and easy access to relevant and reliable healthcare information. Our destination features our free 24-hour doctor chat service that enables consumers to have live on-line, one-on-one chats with doctors and other healthcare professionals, a variety of interactive healthcare content such as lectures and live educational programs, a growing library of information on acute ailments, chronic illnesses, nutrition, pharmacology and other topics, as well as health and medical publications and news. We have designed our doctor chat service to enable our users, through the assistance, expertise and insight of doctors and other healthcare professionals, to successfully find relevant and reliable healthcare information on-line in response to their health questions. We are also expanding our site to integrate community Web pages that focus on the needs of people sharing specific health conditions and interests. We offer hospitals the opportunity to be an exclusive sponsor of our Internet services within a market defined by zip code, and also provide sponsors with opportunities to feature their healthcare professionals on our site. Our goal is to establish AmericasDoctor.com as a premier Internet site that consumers trust for accurate, real-time answers to their health questions and rely on as a preferred destination for healthcare content, communities and services. We launched our service in September 1998, initially accessible only to America Online, Inc. ("AOL") subscribers. In February 1999, we launched our service on the Internet, at our domain address, WWW.AMERICASDOCTOR.COM, and during April 1999 we had approximately 400,000 user sessions and approximately 4,000,000 page views. In general, a user session is a period of on-line activity by a user, identified by a "cookie", separated by a period of at least 30-minutes of inactivity on our site by that user.

    We are developing our site to generate revenue opportunities from multiple sources, including hospital sponsorship, e-commerce, sales of advertising, commercial sponsorship of educational programming and fees for assisting in the recruitment of volunteers for clinical hospital sponsorship studies. As of June 1, 1999 we had 34 contracts with hospital sponsors, 23 of which were launched on the Internet. In addition, in May 1999 we launched our medical mall through which we intend to offer a broad range of healthcare products to our customers.

    We have established several key strategic relationships, and we intend to pursue additional strategic relationships in the future. In particular, we are an anchor tenant on AOL's subscriber Health Page that provides AOL's subscribers easy access to our content, communities and services. In addition to our relationships with AOL and our hospital sponsors, we have entered into agreements with Smith & Nephew PLC, a distributor and manufacturer of home health products and devices, to develop an e-commerce presence, Premier Research Worldwide, Ltd., a clinical research company, to help develop and market our ability to recruit volunteers for clinical studies and with Lycos Corporation, a leading Internet portal, to provide us with over 400 keywords, phrases and advertising that enable consumers to easily locate our Web site and communities and assist us in building our brand image and driving more traffic to our site.

    The Internet has emerged as one of the fastest growing media in history and has rapidly become a significant global medium enabling an increasing number of users to quickly retrieve information, share their experiences in on-line communities and purchase a variety of products and services. According to the U.S. Department of Commerce, the number of U.S. Internet users will grow from approximately

62 million in 1998 to about 136 million by the year 2002. In addition, changes in the healthcare industry, including the development of managed care and the emergence of new medical and pharmaceutical treatments, are placing increasing pressure on consumers to inform themselves of their healthcare options. According to Cyber Dialogue, the number of adults searching for on-line healthcare information will grow from approximately 17 million users in 1998 to approximately 30 million by the year 2000.

    As consumers become more involved in managing their personal health, and that of their relatives or other people close to them, they are searching for clear answers to their health questions and more reliable information about medical conditions, treatments and outcomes. Many of the traditional and new on-line sources of healthcare information are diffuse, unclear, voluminous and difficult for many consumers to evaluate. We believe many consumers continue to lack the tools necessary to navigate successfully through the abundance of healthcare information services and products available to them.

    Our solution enables consumers to obtain accurate real-time answers to their healthcare questions and quickly find clearly presented, objective and up-to-date healthcare information by utilizing the expertise and insight of doctors through our free 24-hour doctor chat service. We are designing our site to offer an engaging and interactive destination where consumers also will find interactive expert lectures, educational programming, healthcare articles, current healthcare news, on-line communities focused on specific health conditions, e-commerce as well as access to hospitals and other healthcare companies.

    We believe our healthcare content, communities and service, featuring our free 24-hour doctor chat service, will enable us to attract a loyal consumer audience that will be highly attractive to hospitals and other healthcare providers, pharmaceutical companies and other healthcare suppliers, advertisers and research organizations. Key elements of our business strategy include:

    - establish AmericasDoctor.com as a leading and trusted brand for on-line healthcare information, and products and services;

    - differentiate our healthcare content, communities and services by featuring our free 24-hour doctor chat service and interactive expert lectures and designing additional easy-to-use interactive features;

    - pursue and expand relationships with local hospital sponsors;

    - expand our strategic relationships with companies that have the ability among other things, to promote the AmericasDoctor.com brand, drive additional consumers to our site and enhance the quality of our healthcare content, communities and services; and

    - integrate and expand our health condition-specific on-line communities to become premier healthcare destinations integrating targeted information and community chat services with the full range of our healthcare content, products and services.

    We were incorporated in Delaware in August 1997 and commenced operations in September 1998.
                            ------------------------

    Our corporate headquarters currently are located at 11403 Cronridge Drive, Suite 200, Owings Mills, Maryland 21117. Our telephone number is (410) 581-1189.

                                  THE OFFERING

    The following information assumes that the underwriters do not exercise the option granted by us to purchase additional shares in the offering. Immediately following completion of this offering, AmericasDoctor.com also will have (i) 272,222 shares of common stock issuable upon the exercise of outstanding options granted under our 1999 Long-Term Incentive Plan and (ii) 23,220 shares of common stock issuable upon exercise of outstanding warrants. See "Underwriting," "Management-- Stock Plans" and note 9 to the financial statements and the other notes thereto.

Common stock offered by AmericasDoctor.com..............  shares

Common stock to be outstanding after this offering......  shares

Use of proceeds.........................................  AmericasDoctor.com intends to use the proceeds from this offering to
                                                          fund operating losses and for
                                                          general corporate purposes,
                                                          including expansion of our
                                                          operations and building additional
                                                          chat centers, advertising and
                                                          brand promotion, operate and
                                                          maintain our Web site, content
                                                          development and working capital.
                                                          We may also use a portion of the
                                                          proceeds for strategic alliances
                                                          and acquisitions. See "Use of
                                                          Proceeds."

Proposed Nasdaq National Market symbol..................  AMDR

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    We have calculated pro forma net loss per share assuming the conversion of 133,333 shares of preferred stock issued on February 1, 1999 into common stock as of the date of issuance. For purposes of the balance sheet data, we have given pro forma effect to the issuance of 9,958 shares of common stock and 103,883 of convertible redeemable preferred stock on June 1, 1999, as if such issuances had occurred on March 31, 1999. The "as adjusted" column reflects the receipt by AmericasDoctor.com of the estimated net proceeds of this offering at
an assumed initial public offering price of $    per share, after deducting the
estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the estimated net proceeds from this offering. See "Use of Proceeds" and "Capitalization."

                                                                                                 THREE MONTHS ENDED
                                                               AUGUST 8, 1997
                                                             (INCEPTION) THROUGH   YEAR ENDED        MARCH 31,
                                                                DECEMBER 31,      DECEMBER 31,  --------------------
                                                                    1997              1998        1998       1999
                                                             -------------------  ------------  ---------  ---------
                                                                                                    (UNAUDITED)
STATEMENT OF OPERATION DATA:
Revenues...................................................       $      --        $       62   $      --  $     216
  Operating loss...........................................             (12)           (4,604)       (164)    (2,821)
  Net loss.................................................       $     (42)           (5,242)       (223)    (2,854)
                                                                     ------       ------------  ---------  ---------
                                                                     ------       ------------  ---------  ---------
  Basic and diluted loss per share.........................       $   (0.34)       $   (22.36)  $   (1.80) $   (6.30)
                                                                     ------       ------------  ---------  ---------
                                                                     ------       ------------  ---------  ---------
Shares used in computing basic and diluted loss per
  share....................................................             124               234         124        453
                                                                     ------       ------------  ---------  ---------
                                                                     ------       ------------  ---------  ---------
Pro forma basic and diluted loss per share.................       $   (0.34)       $   (22.36)  $   (1.80) $   (5.39)
                                                                     ------       ------------  ---------  ---------
                                                                     ------       ------------  ---------  ---------
Shares used in computing pro forma basic and diluted loss
  per share................................................             124               234         124        530
                                                                     ------       ------------  ---------  ---------
                                                                     ------       ------------  ---------  ---------

                                                                                           MARCH 31, 1999
                                                                                 -----------------------------------
                                                                                  ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                 ---------  -----------  -----------

                                                                                             (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents......................................................  $   2,322   $   9,356    $
Working capital................................................................      2,812       9,846
Total assets...................................................................      4,257      11,291
Long-term obligations..........................................................          5           5
Redeemable preferred stock.....................................................         --       6,375
Total stockholders' equity.....................................................      3,639       4,298

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE BUYING SHARES OF OUR COMMON STOCK. OUR BUSINESS AND BUSINESS STRATEGY ARE NEW, EVOLVING AND NOT PROVEN. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING AMERICASDOCTOR.COM. WE MAY FACE ADDITIONAL RISKS AND UNCERTAINTIES THAT ARE CURRENTLY UNKNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL. ALL OF THESE RISKS MAY IMPAIR OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. SUCH RISKS ALSO COULD CAUSE A SIGNIFICANT DECLINE IN THE TRADING PRICE OF OUR COMMON STOCK AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

OUR EARLY STAGE OF DEVELOPMENT AND LIMITED OPERATING HISTORY MAKE FUTURE FORECASTING DIFFICULT.

    We were incorporated in August 1997 and are in the early stages of development. We were formerly a development stage company and continue to have uncertainties related to development stage enterprises. We launched our Internet operations on America Online, Inc. ("AOL") in September 1998, our Web site in February 1999 and our first on-line community in March 1999. Our e-commerce operations commenced in May 1999. Accordingly, we have a very limited operating history. We face the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as the Internet market.

    To address these risks and difficulties we must:

    - attract larger audiences to our site;

    - increase awareness and recognition of our brand;

    - maintain our current strategic relationships (including distribution relationships) and develop new ones;

    - respond successfully to changes in our consumers' demands and actions taken by our competitors;

    - attract and retain healthcare sponsors, e-commerce partners and advertisers;

    - successfully manage the increasing use of our doctor chat service;

    - design and market compelling content and well-regarded health-related products and on-line services which will foster audience loyalty;

    - manage and fund our expanding operations;

    - continue to upgrade and effectively integrate current and new technologies;

    - attract, retain and motivate qualified personnel; and

    - respond to changes in government regulations.

    We believe our success depends on our ability to develop and execute a business strategy to address these issues, many of which are beyond our control. We cannot assure you that the public will accept our content, communities or services, that our business strategy will be successful or that we will successfully address the risks or difficulties associated with our business. Failure to successfully implement our business strategy or to adequately address any of these risks or difficulties could have a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes for detailed information on our very limited operating history.

    The Internet market, and, in particular, the healthcare sector of the Internet market, is in the early stage of development and is rapidly evolving. The Internet market is characterized by an increasing number of market entrants who are introducing competing products and services. Demand and market acceptance for recently introduced products and services often are subject to a high level of uncertainty and risk. We cannot predict with any certainty that a market for our health-related services will develop or that demand for our content, communities and services will emerge, grow or be sustainable. If the market fails to develop, develops more slowly than we expect or becomes saturated with competitors, our business, financial condition and results of operations could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR BUSINESS STRATEGY IS NEW, EVOLVING AND UNPROVEN AND MAY NOT BE SUCCESSFUL.

    Our business strategy is new, evolving and unproven. Due to the rapidly changing nature of the Internet we are continuously modifying our business strategy and expect to continue to modify our strategy in the future. Our business objective is to become a premier Internet healthcare information destination that customers trust for accurate, real time answers to their health questions and rely on us as a preferred destination for healthcare content, communities and services. Our current strategy includes among other things, the following elements:

    - establish AmericasDoctor.com as a leading brand;

    - differentiate our consumer experience with our free 24-hour doctor chat service and other interactive tools;

    - pursue and expand relationships with local hospital sponsors;

    - expand our strategic relationships;

    - integrate our health condition-specific communities into our site; and

    - generate multiple and recurring online revenue streams.

    We cannot assure you that our current business strategy will be successful, or if it is not successful, that we will be able to modify it in a timely and successful manner. In addition, we cannot assure you that we will be able to develop successful business strategies to capitalize on opportunities in new and unproven areas. See "Business--Our Business."

    Furthermore, much of our content and many of our communities and services are currently in development and are being offered on a limited basis. We cannot assure you that we will be able to effectively develop or expand the content, communities and services we currently offer on a limited basis.

WE MAY FAIL TO ACCOMMODATE USER DEMAND FOR OUR FREE 24-HOUR DOCTOR CHAT SERVICE
  AND WE WILL INCUR SIGNIFICANT EXPENSE TO OPERATE THIS SERVICE.

    We believe our free 24-hour doctor chat service differentiates AmericasDoctor.com from other Internet healthcare networks and Web sites. Although we are designing our site to offer compelling content and other interactive features in addition to our chat service, such other features may not attract users to our site independent of our free doctor chat service. For example, we are planning, as an alternative to our free 24-hour doctor chat service, an interactive feature that allows our users to submit their questions by e-mail to a research staff member who will search the resources available on our site under the supervision of our medical personnel and e-mail a response. However, we cannot assure you that such service will be satisfactory to our users. The costs of operating our free 24-hour doctor chat service, and, in particular, the costs of employing doctors, are significant. We anticipate the need to add call centers and increase the number of doctors available on our chat service to accommodate increases in the number of visitors seeking to use our chat service. We expect such expansion to elevate our cost structure significantly; however, due to the cost of adding doctors and call centers and the availability of doctors, we do not intend to increase the number of doctors proportionately to the anticipated increase in the number of our users. In light of these cost issues, as well as training, recruitment, technological and operational issues, we cannot assure you that we will be able to add call centers or employ additional doctors to the extent required to support the full volume of users entering our site desiring to use our chat service. From time to time, our users experience delays in accessing our doctor chat service, and as a result of increasing traffic and costs, our users may experience increasing delays or substantial difficulty in accessing our doctor chat service which could lead to dissatisfaction with our service and our site as a whole. Such user dissatisfaction could have a material adverse effect on our business, financial condition and results of operations. In addition, we believe many of our hospital sponsors have associated their image and reputation, in part, with the quality of our site and services and, in particular, the satisfaction of our users. If our hospital sponsors perceive that our users are becoming dissatisfied with our doctor chat service, or any other features of our site, we may lose the support of our hospital sponsors and face difficulty acquiring new hospital sponsors or renewing existing hospital sponsorships. Such circumstances could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES AND NEGATIVE CASH FLOW FOR THE
  FORESEEABLE FUTURE.

    Since our inception, we have incurred significant losses and negative cash flow, and, as of March 31, 1999, had an accumulated deficit of approximately $8.1 million. We have not achieved profitability and expect to incur increasing operating losses and negative cash flow for the foreseeable future as we fund operating and capital expenditures in areas such as marketing and brand promotion, expanding our free 24-hour doctor chat service, advertising and sales, content and service development and operating infrastructure. Our business strategy is not yet proven, and we cannot assure you that we will ever achieve or sustain profitability. See "Use of Proceeds," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FUTURE REVENUES AND OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

    Our revenues and our operating results may fluctuate significantly in the future as a result of various factors, many of which are outside of our control. These factors include:

    - the level of Internet usage;

    - the level of traffic on our site;

    - our ability to enter into or renew key agreements, such as our agreement with AOL;

    - the cost, timing and impact of our sales and marketing initiatives;

    - the demand, timing and volume of hospital and educational program sponsorships of our site and our ability to renew sponsorships;

    - seasonal or cyclical patterns in Internet advertising;

    - the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

    - our ability to charge access fees to our e-commerce partners;

    - new or enhanced features and services introduced by us or our competitors;

    - the degree of competition in our market;

    - system failures or technical difficulties affecting the Internet generally or the operation of our site;

    - government regulations related to healthcare, such as those governing the practice of medicine and anti-kickback laws, and to use of the Internet, including those relating to sales and distribution of healthcare information, products and services; and

    - economic conditions specific to the Internet, on-line commerce and the healthcare industry.

    We expect our revenues to come from hospital sponsorships, e-commerce (including access fees charged to our e-commerce partners), advertising, educational program sponsorships and fees for assisting in the recruitment of volunteers for clinical trial studies. Our hospital sponsorships are generally one-year arrangements. We cannot assure you that we will be able to attract additional hospital sponsors, that our existing hospital sponsors will renew their current agreements with us. We expect that our primary sources of revenues for the foreseeable future will be sponsorship revenues and access fees. We cannot forecast with any degree of certainty, the amount of sponsorship revenues, advertising revenues or e-commerce revenues or other revenues we may be able to generate. In addition, our operating expenses, including development costs, general and administrative expenses, advertising, marketing and public relations expenses, may be committed in advance and in anticipation of future revenues.

    Due to the foregoing and other factors, we believe quarterly comparisons of our results of operations will not be good indicators of our performance. If our operating results fall below the expectations of securities analysts and investors in some future periods, our stock price may fall. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

WE MUST EXPEND SIGNIFICANT RESOURCES TO ESTABLISH, MAINTAIN AND STRENGTHEN OUR
  BRAND.

    We must expend significant resources to establish the AmericasDoctor.com brand. Brand loyalty is essential to attract an increasing number of visitors to our site and to the success of our business. The following factors may affect our ability to successfully establish our brand:

    - healthcare consumers must, among other things, perceive our healthcare content as relevant and reliable;

    - our sponsors must, among other things, consider our site to be professional, reliable and well operated;

    - pharmaceutical companies, medical device manufacturers and other healthcare vendors must, among other things, view our healthcare site as an effective marketing and sales channel for their products and services; and

    - clinical researchers seeking volunteers for trial studies must view our healthcare site as an effective means of recruiting suitable volunteers.

    There are a substantial number of competitors currently seeking to establish their name as a dominant brand in the Internet healthcare market. Failure to establish AmericasDoctor.com as a leading brand in our market could have a material adverse effect on our business, financial condition and results of operations.

    We intend to use a significant portion of the proceeds from this offering to pursue aggressive marketing campaigns on-line and in traditional media to promote our brand. However, unlike our on-line advertising, which gives us immediate feedback and allows us to promptly adjust our marketing messages, the effectiveness of advertising in traditional print and broadcast media is more difficult to determine. We believe traditional media advertisements take longer and cost more to produce and, as a result, have longer run times. If our promotional efforts are unsuccessful, we will face difficult and costly choices in deciding whether and how to redirect our marketing dollars, which could have a material adverse effect on our business, financial condition and results of operations. See "Business-- Marketing, Advertising and Public Relations."

WE DEPEND ON OUR RELATIONSHIP WITH AMERICA ONLINE, INC.

    We have an agreement with AOL to position AmericasDoctor.com as an anchor tenant on its subscriber Health Channel. Our agreement with AOL became effective in April 1998 and runs through June 2001. For the months of April and May 1999, AOL accounted for approximately 55% of the visitors to our site. The number of visitors to our site may vary according to seasonal patterns in the usage of AOL services by AOL subscribers. Our relationship with AOL provides significant opportunities to increase the level of traffic on our site, increase the awareness of the AmericasDoctor.com brand and attract greater numbers of sponsors and advertisers to our site. The fee we pay to AOL in the third year of the agreement is not currently fixed and must be negotiated. We cannot assure you that such fee will remain at current levels or at commercially reasonable levels, or that we will be able to continue our agreement for the third year with AOL or renew the agreement thereafter. If AOL fails to support us as an anchor tenant on its subscription service or our agreement with AOL is terminated, we may not be able to replace these services on commercially reasonable terms with an adequate Internet service provider or portal. A termination of our agreement with AOL would result in the loss of a substantial number of users and could cause us to lose sponsors and advertisers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "Business--Strategic Relationships" and "--Marketing, Advertising and Public Relations."

WE MAY FAIL TO ESTABLISH AND MAINTAIN ADDITIONAL STRATEGIC RELATIONSHIPS AND
  SPONSORSHIPS.

    In addition to our relationship with AOL, we must establish and maintain additional strategic relationships with popular Internet service providers, portals and Web sites to increase the number of visitors to our site and establish our Internet presence. There is intense competition for relationships with Internet service providers, portals and Web sites, and we may not be able to enter into these relationships on commercially reasonable terms or at all. Even if we enter into strategic relationships with such Internet service providers, portals and Web sites, they may not be able to continue to attract a significant number of users. As a result, our site may not receive the expected additional users from these relationships. Moreover, we may have to pay significant fees to establish these relationships which could be significantly more than fees paid by our competitors for similar services. We also may enter into agreements with hospital and other healthcare sponsors, content providers or other Internet service providers, portals and Web sites that require us to feature their services exclusively in areas of our site and may prevent us from entering into other sponsorships, advertising arrangements, content agreements or other strategic relationships. Our business strategy depends, in part, on our ability to attract and maintain hospital sponsorships. We cannot assure you that we will be able to attract such hospital sponsors or that our existing hospital sponsors will renew current agreements with us. Many companies we may pursue for such strategic relationships also offer services that compete with our services. As a result, these companies may be reluctant to enter into strategic relationships with us. Our inability to enter into additional strategic relationships and maintain and expand our existing relationships could have a material adverse effect on our business, financial condition and results of operations. See "Business--Strategic Relationships."

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
  COMPETITORS.

    Numerous Internet companies compete for users, sponsors, advertisers, e-commerce transactions and other sources of on-line revenue. The number of Web sites offering users healthcare information and related products and services is increasing rapidly. In addition, traditional media and healthcare providers compete for consumers' attention both through traditional marketing channels as well as through their own new Internet initiatives. We believe competition for healthcare consumers will continue to increase as the Internet healthcare market evolves.

    We compete directly for users, sponsors, advertisers, e-commerce suppliers and other affiliates with numerous Internet companies, including:

    - healthcare Web sites such as (by domain name) accesshealth.com, ahn.com, betterhealth.com, drkoop.com, drweil.com, healthcentral.com, healthgate.com, intelihealth.com, mayohealth.org, mediconsult.com, onhealth.com, thriveonline.com and webmd.com;

    - Web search engines and Internet portals, such as aol.com, Microsoft Network, Yahoo! Inc., Excite, Inc., Lycos Corporation and Infoseek Corporation;

    - HMOs, managed care organizations, insurance companies, hospitals and other healthcare payors and providers such as Columbia/HCA Healthcare Corporation, Kaiser Permanente and VHA Inc. which offer healthcare information on-line;

    - Web communities, such as the American Association of Retired Persons, SeniorNet and ThirdAge Media, Inc., which offer healthcare-related information and programming to special demographic groups; and

    - e-commerce suppliers and conventional retailers such as CVS, Drugstore.com, Express Scripts, Inc., Merck-Medco Managed Care, L.L.C., PlanetRx, Rite Aid Corporation, Walgreens and other companies that sell healthcare products and services through the Internet that may be competitive to those available through our site.

    Many of our existing competitors and potential new competitors are likely to enjoy substantial competitive advantages compared to our company, including:

    - the ability to offer a wider array of on-line products and services;

    - more comprehensive health-related content and information;

    - larger production and technical staffs;

    - greater name recognition and larger marketing budgets and resources;

    - larger customer and user bases; and

    - substantially greater financial, technical and other resources.

    In addition, such competitors may have longer operating histories on the Internet, lower cost structures and higher amounts of user traffic. Such competitors also may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, make more attractive offers to potential employees, distribution partners, advertisers and content providers and may be able to respond more quickly to new or emerging technologies and changes in Web user requirements. We cannot assure you that our competitors will not develop better services than ours or achieve greater market acceptance.

    To be competitive, we must respond promptly and effectively to the challenges of rapid technological change, evolving consumer demands, evolving Internet standards and our competitors' innovations by continuing to enhance our services, as well as our sales and marketing channels. Competition is likely to increase as new companies enter the market and current competitors expand their services. We expect that competitive factors will create a continuing need for us to improve and add to our healthcare content. Accordingly, we intend to seek additional sources of healthcare information and expand the scope of our content offerings. Increased competition and our failure to successfully respond to our competitors could result in greater competition for sponsorships, reductions in advertising rates, lower margins, greater operating losses or loss of market share, any of which would have a material adverse effect on our business, financial condition and results of operations. See "Business--Competition."

WE DEPEND ON THIRD PARTIES FOR ESSENTIAL BUSINESS OPERATIONS.

    GENERAL. We depend on third parties for important aspects of our business, including Internet access, chat center operations, the provision of content, products and services, the development of software for new Web site features and telecommunications. We also depend on unrelated Web site operators that provide advertising links to AmericasDoctor.com. We have limited control over these third parties, and we may not be their only client. As a result, we may not be able to maintain satisfactory relationships with any of them on acceptable commercial terms or renew or replace these agreements on the same terms or on other commercially acceptable terms. Further, we cannot be certain that the quality of the content, products and services provided by third parties will remain at levels required by us to conduct our business successfully.

    RELIANCE ON MEDICAL ADVISORY SYSTEMS, INC. We currently rely on an agreement with Medical Advisory Systems, Inc. ("MAS") to manage our chat center operations. Hall & AMDOC Associates, an affiliate of MAS, recruits and hires doctors and other healthcare professionals to operate our free 24-hour doctor chat service subject to our authorization. Pursuant to our arrangement with MAS, we pay MAS a fee which includes the costs of the doctors and other healthcare professionals and other expenses related to our chat center operations. MAS also trains and supervises all chat center personnel in accordance with strict guidelines instructing doctors not to practice medicine. However, notwithstanding instructions to the contrary, there is a risk that some MAS doctors may engage in conduct that could be considered the practice of medicine. A determination by any state or federal regulatory agency that we are practicing medicine in violation of applicable state or federal statutes, could subject us to allegations of malpractice and could have a material adverse effect on our business, financial condition and results of operations. Further, any operational difficulties or other problems with our chat center operations, availability of chat center personnel or our relationship with MAS could result in consumer complaints, the loss of qualified doctors or legal proceedings, which could have a material adverse effect on our business, financial condition and results of operations. In addition, if MAS fails to deliver these services or our arrangement with MAS is terminated, we would be required to obtain these services from another operator or provide them internally which could interrupt our services, involve significant costs and could have a material adverse effect on our business, financial condition and results of operations. MAS has the right to terminate the agreement for cause upon 90 days notice.

    RELIANCE ON CONTENT. We rely on independent content providers for the majority of healthcare information provided through AmericasDoctor.com. Our success depends significantly on our ability to maintain our existing arrangements with these content providers and to build new relationships with other content providers. Our arrangements with content providers are typically short-term and non-exclusive. However, termination of one or more significant content provider agreements would decrease the availability of healthcare-related news and information which we can offer consumers and could have a material adverse effect on our business, financial condition and results of operations. Due to the non-exclusivity of our agreements with content providers, competitors offer, or could offer, content that is similar or the same as ours. To the extent that content providers, including our current providers, offer information to our competitors at a lower cost, our business, financial condition and results of operations could be materially adversely affected.

    In addition, we depend on the ability of our content providers to deliver high quality content from reliable sources and to continually upgrade their content in response to subscriber and consumer demand and developments in the healthcare industry. Any failure by these parties to develop and maintain high quality, attractive content could result in subscriber and consumer dissatisfaction and impair our ability to attract larger audiences. We could also be subject to legal claims that could negatively affect the AmericasDoctor.com brand name. Any of the foregoing circumstances could have a material adverse effect on our business, financial condition and results of operations. See "Business-- Strategic Relationships."

ACQUISITIONS, INVESTMENTS OR OTHER VENTURES MAY IMPAIR OUR BUSINESS.

    Although we have no current agreements to enter into any material investment or acquisition transactions, we may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. From time to time, we have had discussions and negotiations with companies regarding our acquiring, or investing in, such companies' businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable acquisition or investment candidates in the future, or if we do identify suitable candidates, that we will be able to make such acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company, we could have difficulty integrating that company's personnel, operations, technology and software into our operations. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could occupy a substantial portion of the time and resources of our management and employees, increase our expenses and materially adversely affect our business, financial condition and results of operations.

    Future acquisitions may require us to issue equity securities which could dilute the holdings of existing shareholders and may involve the incurrence of debt, the assumption of known and unknown liabilities, the write-off of software development costs and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our business, financial condition and results of operations. In the future, we may take charges in connection with acquisitions. We cannot guarantee that the costs and expenses incurred will not exceed the estimates upon which such charges are based.

WE DEPEND ON KEY PERSONNEL AND REQUIRE ADDITIONAL PERSONNEL.

    Our future success depends, in part, on the performance of our senior management team and other key employees, particularly Scott M. Rifkin, M.D., our chief executive officer. The loss of the services of any key member of our senior management team or other key employees or our failure to attract, integrate, motivate and retain additional key employees could have a material adverse effect on our business, financial condition and results of operations. Although we intend to enter into employment agreements with our key executive officers, we currently do not have employment agreements with all of our key executive officers. We also believe that our future success depends on our ability to attract, integrate, motivate and retain additional highly skilled technical personnel, particularly well-trained and experienced professionals capable of marketing Internet-based services to healthcare institutions. In addition, in order for us to deliver our free 24-hour doctor chat service, we must attract, train and retain qualified doctors and other healthcare professionals. There is intense competition for employees, at all levels, that possess knowledge of both the Internet industry and the healthcare market. Our failure to retain our key employees or attract, integrate and retain other highly qualified employees and doctors in the future could have a material adverse effect on our business, financial condition and results of operations. See "Management."

OUR INFRASTRUCTURE MAY FAIL TO ACCOMMODATE RAPID GROWTH IN OUR BUSINESS.

    Presently, only a relatively limited number of consumers use our site. However, in order to execute our business strategy we must generate a high volume of traffic on our site. We also must continue to expand and adapt our infrastructure and services, including our free 24-hour doctor chat service, to accommodate additional traffic, new features and tools and changing consumer requirements. We may fail to accurately project the rate or timing of increases, if any, in the use of our site or to expand and upgrade our services, systems and infrastructure to accommodate such increases. Our systems may not accommodate increased use of our services, including our free 24-hour doctor chat service, while maintaining acceptable overall performance. Operational delays or other difficulties, including increased waiting time on our doctor chat service, could cause our users to become dissatisfied with our services which would have a material adverse effect on our business, financial condition and results of operations. If our business grows we may experience strain on our management systems and resources, and we will be required to implement new operational and financial systems, procedures and controls. Our inability to accommodate growth in our business or the use of our services to accomplish any of these goals could have a material adverse effect on our business, financial condition and results of operations. See "Business--Technology, Infrastructure and Operations."

WE MAY FAIL TO ADAPT TO RAPID TECHNOLOGICAL CHANGE.

    Our market is characterized by rapidly changing technology, evolving industry standards and frequent new service and product announcements. We must adapt to our rapidly changing market by continuing to improve the performance, features and reliability of our site and, in particular, its functionality with new versions of Web browsers and other platforms. We also could incur substantial costs if we need to modify our services or infrastructure in order to adapt to these changes. We also could use new technologies ineffectively or fail to adapt our site and infrastructure to consumer requirements or emerging industry standards. If we fail to keep pace with the technological advancements, our consumers may not use our site and instead may use our competitors' services. Such response by our consumers could have a material adverse effect on our business, financial condition and results of operations.

WE MUST PROVIDE TOOLS AND FEATURES WHICH MEET THE CHANGING DEMANDS OF OUR USERS.

    We must have a large audience of consumers with attractive demographic profiles to attract healthcare sponsors, e-commerce partners, educational program sponsors, advertisers and clinical researchers to our site. As with many forms of Internet-based, consumer-oriented media, we must provide informational content, interactive tools, e-commerce and other features that consumers demand in order to continue to attract and retain our consumer audiences. We must allocate significant resources to continue to improve our site, and we must properly anticipate, identify and respond to changes in consumer demands. Competition for relevant content may increase the license fees charged by high-quality content providers. If we fail to respond to changes in consumer demand, expand the scope of our content and services, introduce new services quickly and efficiently, or our content and services fail to achieve market acceptance, our business, financial condition and results of operations could be materially and adversely affected.

WE ARE SUBJECT TO SYSTEM FAILURES AND CAPACITY CONSTRAINTS.

    We believe we must be able to operate our site 24 hours each day without interruption. Almost all of our content and Web services are provided by third-party providers and the operation of our interactive features is dependent upon Internet service providers. To operate without interruption, our content providers and Internet service providers must guard against:

    - damage from fire, power loss and other natural disasters;

    - system failures;

    - software and hardware errors, failures or crashes;

    - security breaches, computer viruses and similar disruptive problems; and

    - other potential interruptions.

    Our Internet service providers' infrastructure must accommodate high volumes of traffic and deliver frequently updated information, components or features. In the past our site has suffered outages and experienced slower response times due to equipment or software downtime or other operational difficulties, some of which have been related to our service providers. Our site may, in the future, experience increased response times or system failures due to increased traffic or for a variety of other reasons. Any significant interruptions in our services or an increase in response time could result in a loss of potential or existing consumers, sponsors, strategic partners or advertisers and, if sustained or repeated, could reduce the attractiveness of our site to such parties. Although we maintain business interruption insurance, it is unlikely that all potential situations or claims will come within the scope of our insurance coverage, or that the amount of our insurance will be adequate to compensate us for all losses that may occur or to provide reimbursement for indirect costs associated with business interruptions.

    In addition, our consumers depend on their Internet service providers and other Web site operators for access to our site. Many of them have experienced significant outages in the past and could experience outages, delays and other difficulties in the future due to system failures unrelated to our systems. Any prolonged interruption in these services would have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON THE CONTINUED GROWTH IN THE USE OF THE INTERNET.

    Our market is new and rapidly evolving. Our business would be adversely affected if Web usage does not continue to grow. Internet usage may be inhibited for a number of reasons, such as:

    - inadequate infrastructure;

    - inadequate security precautions;

    - inconsistent quality of service;

    - unavailability of cost-effective, high-speed service; and

    - increased government regulations.

    Further, if Internet usage grows, its infrastructure may not be able to support the demands placed on it by this growth or its performance and reliability may decline. In addition, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as usage of our site, could be materially and adversely affected. See "Business--Strategic Relationships."

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND OTHER LEGAL CONSIDERATIONS.

    GENERAL.

    Our business and industry are subject to extensive government regulation. Federal and state laws, regulations and statutes have been or may be adopted with respect to healthcare, the Internet, our industry or other on-line services.

    The delivery of healthcare services and products is heavily regulated under federal and state law. For example, federal and state agencies regulate the practice of medicine, establish licensing and reimbursement requirements and, through fraud and abuse laws, prohibit payments for the referral of patients to a person participating in, or for the order, purchase or recommendation of items or services that are subject to reimbursement by, Medicare, Medicaid and other federal or state healthcare programs or other third-party payors. Notwithstanding our efforts to structure our business activities in a manner that would not constitute the practice of medicine or involve prohibited referrals, federal and/or state healthcare regulatory authorities could determine that, in a particular case or generally, we are engaged in the practice of medicine through the activities of our doctors or other healthcare professionals on or through our Web site. There is also a risk that our relationships with hospital and other sponsors, e-commerce vendors and other companies may implicate or violate laws governing the sale of healthcare products and laws prohibiting referral arrangements. We have not researched the laws of each of the 50 states or obtained opinions or rulings from federal and state agencies with authority to enforce such laws. A finding that our current or future business activities violate any of these laws or statutes could cause a material adverse effect on our business, financial condition and results of operations.

    There is also an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, on-line content regulation, user privacy, taxation and quality of products and services. Moreover, it may take years to determine whether and how existing laws addressing intellectual property, privacy, libel, copyright, trademark, trade secret, obscenity, personal privacy, taxation and regulation of the sale of products and services apply to the Internet and Internet advertising. Any requirements imposed by any legislation or regulation may limit the growth of the use of the Internet. Such limitations could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations.

    REGULATION OF THE PRACTICE OF MEDICINE AND OTHER LICENSING LAWS.

    The practice of medicine, generally defined by state law as engaging in, with or without compensation, medical diagnosis, healing, treatment (including the prescription of medications) or surgery, requires licensing under applicable state law. The practice of medicine without a license can be a civil or criminal violation depending on state law. We have endeavored to structure our site, and in particular our free 24-hour doctor chat service, to avoid violation of state licensing requirements. Our guidelines provide and we instruct that chat center doctors and other healthcare professionals, shall not practice medicine. However, chat center doctors and other healthcare professionals may fail to follow our guidelines, or interaction between our doctors and consumers could elicit responses which may be claimed or deemed to be a diagnosis or other element of the practice of medicine. Furthermore, the application of this area of the law to Internet services such as ours is novel and, accordingly, a state regulatory authority may allege that one or more elements of our business requires a license under existing or future laws or statutes. Any application of the regulation of the practice of medicine to our business, and in particular our free 24-hour doctor chat service, could result in a material adverse effect on our business, financial condition or results of operation.

    We also contract with healthcare professionals who are not physicians. For example, pharmacists and nutritionists communicate with users in our chat sessions in the same manner as doctors. Pharmacists engaging in the practice of pharmacology are regulated by state law, and nutritionist may also be licensed under state law, depending on the jurisdiction. As is the case with doctors, these healthcare professionals are instructed not to prescribe drugs, diagnose, or treat consumers. While we take steps to ensure that our non-physicians do not engage in professional practices that require them to be licensed, we cannot guarantee that a local professional licensing board would not seek to impose its state law requirements on the activities of our non-physician healthcare professionals.

    We plan to engage in the sale of certain home care products on-line. We have entered into an agreement with Smith & Nephew to develop this e-commerce business. Smith & Nephew has historically employed or contracted with healthcare professionals, such as occupational therapists, who are available to answer customer questions about product purchases. We plan to utilize Smith & Nephew's call center for our users who wish to purchase products from us. If it were determined that this Smith & Nephew service constituted the delivery of services for which professional healthcare license is required, we could lose the ability to provide this service, and we could be subject to penalties for making this service available.

    FEDERAL AND STATE HEALTHCARE REGULATION.

    Provisions of the Social Security Act (the "Federal Anti-Kickback Law") prohibit knowingly or willfully, directly or indirectly, paying or offering to pay, or soliciting or receiving, any remuneration in exchange for the referral of patients to a person participating in, or for the order, purchase or recommendation of items or services that are subject to reimbursement by, Medicare, Medicaid and similar other federal or state healthcare programs. Violations may result in civil and criminal sanctions and penalties. Civil penalties include exclusion from government health programs. Criminal sanctions include imprisonment for up to five years, fines up to $25,000 or both, for each violation. Recent federal legislation expanded the sanctions to include civil monetary penalties up to $50,000 for each prohibited act and up to three times the total amount of remuneration offered, paid, solicited or received, even in circumstances where a portion of such remuneration is offered, paid, solicited or received for a lawful purpose. There is increasing scrutiny by federal and state law enforcement authorities with both civil and criminal jurisdiction, over financial arrangements between healthcare providers and referral sources. Certain courts reviewing the statute have taken a broad view of the Federal Anti-Kickback Law and have ruled that it can be violated if only one purpose of a payment arrangement is to induce referrals. Many states also have enacted similar local anti-kickback laws.

    We earn revenues by selling exclusive geographical sponsorships to hospitals. Each time a user located in the zip code of our sponsor concludes a chat with a doctor, a screen appears enabling the user to obtain further information about the sponsor in his area if one exists, or to provide information to a hospital regarding appointments or further information. While we have taken steps to structure our sponsorship arrangements in a manner such that they would not be deemed to violate the anti-kickback laws, there can be no assurances that regulators would not reach a contrary conclusion. It is possible that facilitation of contacts between hospitals or other sponsors and potential patients could result in the allegation or finding that we or the physicians arranged for or recommended the provision of reimbursable healthcare services by our sponsors. In addition, we expect to earn revenues from e-commerce activities, including the on-line sale of products which are subject to Medicare and Medicaid reimbursement. Although we intend to structure our arrangements in a manner which complies with applicable federal anti-kickback laws and/or similar state laws, we cannot guarantee that regulators would not reach a contrary conclusion and seek to enforce such laws against us and limit our e-commerce opportunities. Furthermore structuring our arrangements to comply with these laws may limit the revenues we can earn from e-commerce sales of reimbursable items.

    Limited "safe harbor" regulations promulgated by the Department of Health and Human Services ("DHHS") define a narrow range of practices that are exempted from federal prosecution or other enforcement under the Federal Anti-Kickback Law. These regulations fail to exempt a wide range of activities in which healthcare providers and others engage. Activities that fall outside the safe harbor regulations are not necessarily illegal, though they could be the subject of increased scrutiny, investigation or prosecution. Our existing and planned sponsorship and e-commerce activities may not qualify for safe harbor protection. Given the breadth of the Federal Anti-Kickback Law and the limited scope of the existing safe harbors, the possibility of adverse regulatory positions cannot be eliminated. The Office of Inspector General ("OIG") is authorized to issue advisory opinions regarding the interpretation and applicability of the Federal Anti-Kickback Law, including whether an activity or proposed activity constitutes grounds for the imposition of civil or criminal sanctions. We have not sought such an opinion and are aware of no opinion that has been issued with respect to our sponsorships or existing or planned Internet sales activities.

    If our activities were deemed to be inconsistent with the Federal Anti-Kickback Law or similar laws which have been adopted by various states, we could face civil and criminal penalties or be barred from such activities, any of which could have a material adverse effect on our business, financial condition or results of operations. Further, we could be required to restructure our existing or planned sponsorship compensation arrangements and e-commerce activities in a manner which could have a material adverse effect on our business, financial condition and results of operations.

    SELF-REFERRAL PROHIBITIONS.

    The federal physician self-referral statute, sometimes identified as the "Stark Law," generally forbids payments under Medicare or Medicaid based on a physician referral for "designated health services" to any entity with which the physician (or an immediate family member) has a financial relationship, which can take the form of a direct or indirect ownership or investment interest or a compensation relationship. A referral, under the Stark Law, can include prescribing or requesting designated health services, and also, establishing a plan of care for the designated health service. The Stark Law applies to clinical laboratory services and certain other designated health services, including outpatient prescription drugs and durable medical equipment. Penalties for violating the Stark Law include denial of payment from Medicare and Medicaid programs for any services referred to an entity in violation of the "Stark Law," civil monetary penalties of up to $15,000 for each offense and exclusions from the Medicare and Medicaid programs. Many states have adopted referral laws which may extend to governmental and third-party payors. If it were determined that
(a) doctors operating our chat service were engaged in the practice of medicine,
(b) such doctors were, in turn, deemed to have made referrals for designated health services and (c) no exemption covered the manner in which such doctors are compensated, we could be subject to action under the Stark Law, which could have a material adverse effect on our business, financial condition and results of operations and subject us to sanctions under these laws.

    OPERATION AS A HEALTHCARE PROVIDER.

    We intend to engage in e-commerce by delivering healthcare products to members of the public, including participants in Medicare, Medicaid and other governmental payment programs. These activities may include sales of pharmaceuticals, durable medical equipment and other items. Accordingly, we may be considered to be a healthcare supplier and may be required to obtain federal and state licenses and permits, such as pharmaceutical licenses and permits, as well as certifications to participate in the Medicare, Medicaid or other programs. We cannot guarantee that we will be able to obtain and maintain such licenses, permits and certifications. In addition, Medicare, Medicaid and other third-party payment programs are under pressure to control healthcare costs and the rates paid for products we may sell are subject to change. Federal and state law enforcement authorities scrutinize closely the claims of healthcare providers. The submission of false or fraudulent claims by any healthcare providers or suppliers carries the risk of prosecution under applicable federal and state criminal and civil statutes.

    MALPRACTICE.

    Due to the nature of our business, we may become involved in litigation regarding the information transmitted over the Internet by doctors or other healthcare professionals operating our chat service or involving claims against our hospital sponsors, with the risk of adverse publicity, significant defense costs and substantial damage awards. If we or healthcare professionals with which we contract or who provide information on or through our Web site or suppliers are deemed to be engaged in the practice of medicine, including as a result of a doctor or other healthcare professional failing to follow our guidelines, we could subject us to claims and/or malpractice liability exposure for which we may not be insured. In recent years, participants in the healthcare industry, including doctors, nurses and other healthcare professionals, have been subject to an increasing number of lawsuits alleging malpractice, product liability and related legal theories, many of which involve large claims and significant defense costs. We have adopted policies and procedures intended to reduce the risk of claims, and to date, we have not been the subject of any claim involving the operation of our site. However, there can be no assurance that claims will not be brought against us. Even if such claims ultimately prove to be without merit, defending against them can be time-consuming and expensive, and any adverse publicity associated with such claims could have a material adverse effect on our business, financial condition or results of operations.

    While we maintain liability insurance, which provides limited coverage for malpractice, claims may arise that would not come within the scope of or be covered by our insurance or, if covered, may exceed the limits of our coverage. In addition, we expect to seek increased coverage as the business grows. There can be no assurance that we will be able to maintain existing coverage or expand its scope to address evolving risks, or obtain increased amounts of coverage on acceptable terms or at all.

    USE OF MEDICAL INFORMATION AND DATA.

    There are currently, and continue to be adopted, amended and implemented, federal and state laws governing the storage and disclosure of medical information and healthcare records. We may collect and use data about users seeking information on our site. While this information is not intended to constitute or be treated as medical records, users or regulatory agencies may seek to characterize this information as medical records and impose requirements and/or sanctions upon us related to the maintenance and handling of medical records. Maintaining this information could expose us to claims if unauthorized persons gain access to it notwithstanding our efforts to maintain its security or if the consumer wishes to have us transmit or give access to others, and we fail or are unable to do so.

    HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT OF 1996.

    The recently enacted Health Insurance Portability and Accountability Act of 1996, mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000 with regard to healthcare issues on the Internet. It will be necessary for our platform and for the applications that we provide to be in compliance with the proposed regulations. Congress is also likely to consider legislation that would establish uniform, comprehensive federal rules about an individual's right to access his own medical information. This legislation would likely define what is to be considered "protected health information" and outline steps to ensure the confidentiality of this information.

    RELATIONSHIPS WITH RESEARCH COMPANIES.

    We expect to have relationships with companies that recruit volunteers for clinical trial studies and to earn revenue from these relationships. Users on our site will have the opportunity to volunteer to participate in research studies through organizations with which we have a relationship. Certain ethical rulings may limit or prohibit compensation to physicians for making referrals of patients to research studies. We do not believe these issues apply to our planned operations but we cannot guarantee that regulatory agencies or associations asserting authority to regulate our activities (including our chat service operations and healthcare professionals) would not seek to apply such rulings to us.

    FDA REGULATION.

    We do not believe that our current services are regulated by the Food and Drug Administration ("FDA"); however, our services may become subject to FDA regulation. Additionally, we may expand our business into areas that subject us to FDA regulation. We have no experience in complying with FDA regulations. We believe that complying with FDA regulations would be time consuming, burdensome and expensive and could delay or prevent the introduction of new services.

    PROTECTION OF PRIVACY.

    The Federal Trade Commission (the "FTC") is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals, particularly children, while accessing Web sites. Such regulations may include requirements that companies operating Web sites establish certain procedures that, among other things:

    - give adequate notice to consumers regarding information collection and disclosure practices;

    - provide consumers with the ability to have personal identifying information deleted from a company's database;

    - provide consumers with access to their personal information and with the ability to rectify inaccurate information;

    - clearly identify affiliations or a lack thereof with third parties that may collect information or sponsor activities on a company's Web site; and

    - obtain express parental consent prior to collecting and using personal identifying information on children under 13 years of age.

    We cannot assure that our services will conform with regulations adopted by the FTC. Even in the absence of such regulations, the FTC may investigate the privacy practices of companies that collect information on the Internet. One investigation resulted in a consent decree pursuant to which an Internet company agreed to establish programs to implement the principles noted above. If we become subject to such an investigation, the FTC's regulatory and enforcement efforts may adversely effect our ability to collect personal information from our users, which, in turn, could have an adverse effect on our ability to provide effective opportunities for advertisers and e-commerce marketers. This could have a material adverse effect on our business, financial condition and results of operations.

    It is also possible that "cookies" (files stored on a user's hard drive, possibly without the user's knowledge, to identify a specific server, file pathway or directory location) employed to track user information and trigger profiled sponsorships and advertising may become subject to laws limiting or prohibiting their use. Certain Internet browsers allow users to remove cookies or prevent cookies from being stored on their hard drives. In addition, a number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. We currently use cookies to identify the zip code of users of our site in order to trigger the display of information about the appropriate hospital sponsor on the user's screen. Limitations on or elimination of our use of cookies could limit the effectiveness of our sponsorship and advertising opportunities, which could have a material adverse effect on our business, financial condition and results of operations.

    The European Union (the "EU") has adopted a directive that imposes restrictions on the use of personal data in the EU. Under the directive, EU citizens are guaranteed certain rights, including the right of access to their data, the right to know where the data originated, the right to have inaccurate data rectified, the right to recourse in the event of unlawful processing and the right to withhold permission to use their data for direct marketing. The directive could, among other things, affect U.S. companies that collect information over the Internet from individuals in EU member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States. In particular, companies with offices located in EU countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. The directive does not, however, define what standards of privacy are adequate. As a result, there can be no assurance that the directive will not adversely effect the activities of entities such as our company that engage in data collection from users in EU member countries.

    Planned features of our site include the retention of personal information about our users which we would obtain with their consent. We plan to have a stringent privacy policy covering this information. However, if third persons were able to penetrate our site security and gain access to, or otherwise misappropriate, our users' personal information, we could be subject to liability. Such liability could include claims for the misuse of personal information, such as for unauthorized marketing purposes or unauthorized use of credit cards. These claims could result in litigation, our involvement in which, regardless of the outcome, could require us to expend significant resources. Moreover, to the extent any of the data constitute or are deemed to constitute patient health records, a breach of privacy could violate federal or state law.

    PRESENCE IN MULTIPLE JURISDICTIONS.

    Due to the global reach of the Internet, it is possible that, although our Internet transmissions originate primarily in the State of New Jersey, the governments of other states and foreign countries may attempt to regulate our activity or take action against us for violations of their laws. There can be no assurance that state or foreign governments will not allege that we are violating such laws or that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON THE PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS.

    We rely on a combination of copyright, trademark and trade secret laws and contractual provisions to establish and protect our proprietary rights. There can be no assurance that the steps we have taken to protect our proprietary rights will be adequate, that we will be able to secure trademark or service mark registrations for our marks in the United States or in foreign countries or that third parties will not infringe upon or misappropriate our copyrights, trademarks, service marks, domain names and similar proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in certain foreign countries where the global nature of the Internet makes it impossible to control the ultimate destination of our services. It is possible that our competitors or others will adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Our inability to protect our marks adequately could have a material adverse effect on the acceptance of our brand and on our business, financial condition and results of operations. Further, we may have to litigate to enforce and protect our intellectual property rights. Litigation would divert management resources, be expensive and may not effectively protect our intellectual property.

    In addition, we may be subject to litigation for claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. If other parties file applications for marks used or registered by us, we may have to oppose those applications and participate in administrative proceedings to determine priority of rights to the mark, which could result in substantial costs to us due to the diversion of management's attention and the expense of such litigation, even if the eventual outcome is favorable to us. Adverse determinations in such litigation could result in the loss of certain of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from selling our services. Any of these results could have a material adverse effect on the acceptance of the AmericasDoctor.com brand and on our business, financial condition and results of operations. In addition, since we license a substantial portion of our content from third parties, our exposure to copyright infringement actions may increase because we must rely upon their representations as to the origin and ownership of third-party intellectual property.

    In addition to our intellectual property rights, we benefit from our domain name. Domain names are Internet "addresses" which derive value because they are currently the simplest way to access Web sites. The current system for registering, allocating and managing domain names has been the subject of litigation and proposed regulatory reform in the United States. There can be no assurance that third parties will not bring claims for infringement against us for the use of our domain name. In addition, our domain name may lose value if reform measures or technological advances result in users ceasing to use domain names to access Internet resources. We cannot assure that litigation or reform efforts resulting in a restructuring of the current system of registering domain names will not require us to obtain new domain names in addition to, or in lieu of, our current domain names. Further, we cannot assure you that other companies or individuals will not seek to obtain domain names similar to ours resulting in confusion to, or loss of, our users and sponsors and advertisers. See "Business--Intellectual Property."

WE COULD BE LIABLE FOR INFORMATION RETRIEVED FROM AND COMMUNICATIONS ON OUR
  SITE.

    In addition to the litigation risks described above, we may be subject to third-party claims for defamation, negligence, copyright or trademark infringement or other claims based on the nature and content of information supplied on our site by us, our users or third parties, including our content, product and service providers. These types of claims have been brought, sometimes successfully, against Internet companies in the past. We could be subject to liability with respect to content that may be accessible through our site or other Web sites linked to our site. For example, claims could be made against us if a consumer relies on healthcare information accessed through our site to their detriment. Even if such claims do not result in liability to us, our reputation could suffer and we could incur significant costs litigating such claims and implementing measures to reduce our exposure to such liability. Claims also could arise from inaccurate, offensive, harassing, or otherwise inappropriate statements of participants in health condition-specific communities or educational programs, over which we have no control. Similarly, claims may arise from content or statements contained or made on Web sites linked to our site. Our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of such claims or to indemnify us for all liability that may be imposed. To the extent we are currently covered by insurance, the continued availability of such insurance cannot be assured. Any liability not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

WE COULD BE SUBJECT TO ADDITIONAL SALES OR OTHER TAXES.

    The tax treatment of the Internet and e-commerce is currently unsettled. A number of legislative proposals have been made at the federal, state and local level, and by certain foreign governments, that would impose additional taxes on e-commerce; and certain states have taken measures to tax other Internet-related activities. Although the U.S. Congress recently placed a three-year moratorium on state and local taxes on Internet access and on discriminatory taxes on e-commerce, existing state or local laws were expressly excepted from this moratorium. A new commission, established by the Internet Tax Freedom Act, is mandated to study the question of whether this exemption should remain in place. During 2000, the commission is supposed to submit its report to Congress. Further, when the moratorium expires, some type of federal and/or state taxes may be imposed upon e-commerce. Such legislation or other attempts at regulating e-commerce may impair the growth of e-commerce and, as a result, adversely affect our opportunity to earn income from such activities. See "Regulation and Other Legal Considerations."

WE FACE POSSIBLE YEAR 2000 RISKS.

    Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000.

These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem."

    OUR INTERNAL ASSESSMENT. The Year 2000 Problem could affect computers, software and other equipment that we use internally. We are reviewing our internal computer programs and systems to determine if they will be Year 2000 compliant. We presently believe that our computer systems will be Year 2000 compliant in a timely manner. We believe that we have identified substantially all of the major computers, software applications and related equipment used in connection with our internal operations that must be modified, upgraded or replaced to minimize the possibility of a material disruption to our business, but there can be no assurance of this. We have commenced the process of modifying, upgrading and replacing systems that have been identified as potentially being adversely affected and expect to complete this process before the end of the third quarter of 1999. We do not expect the costs related to these efforts to be material to our business, financial condition or results of operations.

    SERVICES PROVIDED TO CONSUMERS. We depend on third party suppliers for most of the services provided through AmericasDoctor.com. We have been gathering information from and have contacted our service and informational content providers to identify and, to the extent possible, resolve issues involving the Year 2000 Problem. However, we have limited or no control over the actions of our content and service providers. Thus, while we expect that we will be able to resolve any significant Year 2000 Problems with our systems, we cannot guarantee that our content and service providers will resolve any or all Year 2000 Problems with their systems before the occurrence of a material disruption to our business. Any failure of third parties to resolve Year 2000 Problems with their systems in a timely manner could have a material adverse effect on our business, financial condition or results of operations.

    MOST LIKELY CONSEQUENCES OF YEAR 2000 PROBLEMS. Although we expect to identify and resolve all Year 2000 Problems that could materially adversely affect our business, financial condition or results of operations, we cannot anticipate all Year 2000 Problems that may affect our company. In addition, we cannot accurately predict the nature, severity, duration or financial consequences of Year 2000 Problems that may occur. As a result, we expect that we could possibly suffer the following consequences:

    - operational distortions to our service and content providers and our consumers that may divert our time, attention and financial resources away from our ordinary business activities; and

    - serious system failures that may require significant efforts by us, our service and informational content providers or our consumers to avoid a material disruptions of our business.

THERE IS NO ESTABLISHED MARKET FOR HEALTHCARE E-COMMERCE TRANSACTIONS.

    We plan to develop relationships with retailers, manufacturers, suppliers and other providers to conduct e-commerce transactions involving healthcare products and services through our site. Our strategy, and such relationships, involve numerous risks and uncertainties. There is no established business model for the sale of healthcare products over the Internet. We have no significant experience in the sale of healthcare products on-line or in the development of relationships with retailers, manufacturers or other providers of such healthcare products. In addition, we cannot predict the rate at which consumers will elect to engage in e-commerce or the compensation that we will receive for enabling these transactions.

    We could be involved in litigation if any product or service sold through our site is defective, fails to perform properly or injures a consumer, even if such product or service is provided by an unaffiliated third party. We intend to negotiate with retailers for contractual provisions intended to limit our exposure to liability claims. However, such contractual provisions may not prevent, and we may not be able to negotiate for protection against all potential claims, and our insurance may not adequately protect us from these types of claims. Liability claims could require us to spend significant time and money in litigation or pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our reputation and our business, financial condition and results of operations. See "Business--Our Industry."

WE DEPEND ON THE SECURITY OF ON-LINE TRANSACTIONS.

    A significant barrier to e-commerce and communications over the Internet has been the need for secure transmission of confidential information such as credit card and other personal information. Any well-publicized compromise of security could limit the growth of Web usage. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If an unauthorized person were able to enter into our systems and misappropriate personal information or credit card information of our consumers, we could face legal claims, litigation or other potential liabilities that could have a material adverse effect on our business, financial condition and results of operations.

    We retain confidential customer information in our database. Therefore, it is critical that our facilities and infrastructure remain secure and are perceived by consumers to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors or similar disruptive problems. A material security breach could damage our reputation or result in liability to us.

ADOPTION OF THE INTERNET AS AN ADVERTISING MEDIUM IS UNCERTAIN.

    We expect to derive a portion of our revenues from banner advertising on our Web site. However, we have not earned any banner advertising revenue to date, and we cannot guarantee that we will be able to generate any significant advertising revenues in the future. No standards have been widely accepted to measure the effectiveness of Internet advertising. If such standards do not develop, existing advertisers may not continue their current level of Internet advertising, and advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. Advertisers that already have invested substantial resources in other advertising methods may be reluctant to adopt a new strategy. Our business would be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected.

    Different pricing models are used to sell advertising on the Web. It is difficult to predict which, if any, will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenues. Our advertising revenues could be adversely affected if we are unable to adapt to new forms of Internet advertising. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a Web user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.

    Advertisers will want accurate measures of the demographics of our consumer base and the delivery of advertisements on our Web site. We will have to perform these measured services ourselves or obtain them from providers. If we do not develop these systems successfully, we may not be able to accurately evaluate the demographic characteristics of our consumers. Companies may not advertise on our site or may pay less for advertising if they do not perceive such measurements to be reliable. See "Business--Our Revenue Opportunities."

WE HAVE RECEIVED RECENT AND CONTINUING PUBLICITY.

    We have received, and may continue to receive, a high degree of media coverage, including coverage that includes rumors, speculations and other inaccurate or incomplete information and forward-looking statements that involve numerous risks and uncertainties. We assume no responsibility for the accuracy of any unauthorized statements or other information appearing in the media, including statements made by our affiliates or those who purport to be our affiliates, for purposes of this offering. Prospective investors should not rely on any information other than the information set forth in this prospectus in making a decision to purchase the common stock we are offering by this prospectus.

PRIOR TO THIS OFFERING THERE HAS BEEN NO PRIOR TRADING MARKET FOR OUR STOCK AND
  OUR STOCK PRICE MAY BE VOLATILE.

    Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in AmericasDoctor.com will lead to the development of a trading market or how liquid that trading market might become. The initial public offering price for our shares will be determined by negotiation between us and the representatives of the underwriters based upon several factors and may not be indicative of future market prices. See "Underwriting" for factors to be considered in determining the initial public offering price.

    The trading price of our common stock could be subject to fluctuations in response to factors, some of which are beyond our control, including, without limitation, the following:

    - actual or anticipated variations in our quarterly operating results;

    - announcements of technological innovations or new products or services by us or our competitors;

    - changes in financial estimates by securities analysts;

    - conditions or trends in the Internet and/or on-line commerce industries;

    - changes in the economic performance and/or market valuations of other Internet, on-line commerce or healthcare companies;

    - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; and

    - potential litigation.

    In addition, the stock market has experienced significant volatility, which recently, in part, may be due to the expansion of trading on the Internet, that has particularly affected the market prices of equity securities of companies within certain industry groups, such as technology companies generally and Internet-related companies in particular. This volatility has included rapid and significant increases in the trading prices of certain Internet companies following initial public offerings to levels that do not bear any reasonable relationship to the operating performance of such companies and large interday swings in the trading prices of such securities. These fluctuations may materially adversely affect the trading price of our common stock.

    Investors in our stock may not be able to resell their shares of common stock at or above the initial public offering price due to possible volatility in our stock price after this offering. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has been instituted against such a company. The institution of such litigation against us could result in substantial costs and diversion of our management's attention and resources.

WE ARE CONTROLLED BY OUR EXISTING STOCKHOLDERS.

    Upon completion of this offering, our present directors and executive officers, holders of more than 5% of our outstanding common stock and their
respective affiliates will beneficially own approximately     % of the
outstanding common stock (approximately     % of the outstanding common stock
assuming full exercise of the underwriters' over-allotment option). As a result, these stockholders, if they act as a group, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such control may have the effect of delaying or preventing a change in control. See "Management," "Principal Stockholders" and "Description of Capital Stock."

OUR MANAGEMENT WILL HAVE BROAD DISCRETION OVER THE USE OF PROCEEDS.

    Our Board of Directors and management team will have significant flexibility in applying the net proceeds of this offering. We currently intend to use the net proceeds from this offering for the following:

    - to fund operating losses;

    - expansion of our operations, including building additional chat centers;

    - advertising and brand promotion;

    - operate and maintain our Web site;

    - content development; and

    - working capital and other general corporate purposes.

The failure of our management team to apply such funds effectively could have a material adverse effect on our business, financial condition and results of operations. See "Use of Proceeds" and "Management."

THERE WILL BE A SIGNIFICANT NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE.

    The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after this offering, or the perception that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering, we will have
    outstanding shares of common stock, and     shares issuable under currently
exercisable outstanding options and warrants. Subject to compliance with the lock-up agreements described in "Underwriting," shares eligible for sale in the public market as follows:

                                                                                                 NUMBER OF SHARES
                                                                                                 -----------------
After the date of this prospectus: ............................................................
Upon the filing of a registration statement to register for resale shares of common stock issuable upon the exercise of options granted under our 1999 Long-Term Incentive Plan: ......
At various times after 90 days from the date of this prospectus: ..............................
At various times after 180 days from the date of this prospectus: .............................

    In addition, we have entered into a registration rights agreement with certain shareholders holding an aggregate of 466,852 shares (including shares issuable upon exercise of currently exercisable outstanding options and warrants). Pursuant to the registration rights agreement, such shareholders may require AmericasDoctor.com to register for sale to the public some or all of their shares. See "Certain Transactions--Amended and Restated Registration Rights Agreement."

NEW INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

    Investors participating in the initial public offering will incur an
immediate, substantial dilution of $     in the net tangible book value per
share of the common stock from the assumed initial public offering price of
$     per share. The expense of our outstanding options and warrants will result in further dilution of new investors in the offering. Furthermore, to the extent that we issue additional shares of our common stock pursuant to acquisitions or our strategic relationships, or outstanding options or warrants to purchase our common stock are exercised, there will be further dilution. For more information, see "Dilution."

WE MAY NEED ADDITIONAL FINANCING.

    We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least 12 months after the date of this prospectus. However, we may need to raise additional funds to respond to business contingencies which may include the need to:

    - fund more rapid expansion;

    - fund additional marketing expenditures;

    - develop new or enhance existing content, features or services;

    - enhance our operating infrastructure;

    - respond to competitive pressures; or

    - acquire complementary businesses or technologies.

    If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and such securities may have rights, preferences or privileges senior to those of our stockholders. We cannot guarantee that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, or at all, our ability to fund our operations, take advantage of unanticipated opportunities, develop and enhance our content, features and services, or otherwise respond to competitive pressures would be limited. Our business, financial condition and results of operations could be materially adversely affected by any limitations in raising additional required financing. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS MAY NOT BE REALIZED.

    This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of the risks faced by us described above and elsewhere in this prospectus. We undertake no obligation after the date of this prospectus to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future and could have a material adverse effect on our business, financial condition and results of operations.

                                USE OF PROCEEDS

    We estimate that the proceeds from the sale by us of the       shares of
common stock offered hereby at an assumed initial public offering price of
$      per share, after deducting estimated underwriting discounts and estimated
offering expenses, will be approximately $      million (and an additional
$      million if the underwriters' over-allotment option is exercised in full).

    We currently intend to use the net proceeds from this offering for the following:

    - fund operating losses;

    - expansion of our operations, including building additional chat centers;

    - advertising and brand promotion;

    - operate and maintain our Web site;

    - content development; and

    - working capital and other general corporate purposes.

    We also may use a portion of the proceeds from this offering for possible acquisitions, strategic investments or the introduction of products or technologies that expand, complement or are otherwise related to our current or planned content, communities and services. We have no current plans, agreements or commitments with respect to any such acquisition or investment transaction, and we are not currently engaged in any negotiations with respect to any such transaction.

    We have not yet determined the amount of net proceeds to be used specifically for each of the foregoing purposes. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. Pending the foregoing uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our common stock. We intend to retain all of our future earnings, if any, for use in our business, and therefore we do not expect to pay any cash dividends on our common stock in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

                                 CAPITALIZATION

    The following table sets forth the capitalization of AmericasDoctor.com derived from our unaudited financial statements as of March 31, 1999 on an actual, pro forma and as adjusted basis. The "actual" column reflects our capitalization as of March 31, 1999 on a historical basis, without any adjustments to reflect subsequent events or anticipated events. The "pro forma" column reflects our capitalization as of March 31, 1999 with adjustments for the following:

    - the issuance by us on June 2, 1999 of 103,883 shares of our Series B redeemable convertible preferred stock and warrants for an aggregate purchase price of approximately $6.9 million, and the exercise by a shareholder of preemptive rights with respect to 9,958 shares at a price of $66.18 per share.

    The "as adjusted" column reflects our capitalization as of March 31, 1999 with the preceding "pro forma" adjustments plus:

    - the automatic conversion of all shares of outstanding preferred stock into shares of common stock upon the closing of this offering,

    - a       for 1 split of our common stock to take place upon the closing of this offering, and

    - the sale by us of       shares of our common stock pursuant to this
      offering at an assumed public offering price of $      net of estimated
      underwriting discounts and offering expenses.

    The capitalization information set forth in the table below should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. You should review note 9 to the notes to our financial statements included elsewhere in this prospectus for a description of our Series A convertible preferred stock and Series B redeemable convertible preferred stock.

                                                                          MARCH 31, 1999
                                                                -----------------------------------
                                                                 ACTUAL     PRO FORMA   AS ADJUSTED
                                                                ---------  -----------  -----------
                                                                          (IN THOUSANDS)
Cash and cash equivalents.....................................  $   2,322   $   9,356
                                                                ---------  -----------
                                                                ---------  -----------
Notes payable and current portion of capital lease
  obligations.................................................  $      43   $      43
                                                                ---------  -----------
                                                                ---------  -----------
Capital lease obligations, net of current portion.............  $       5   $       5
Series B redeemable convertible preferred stock, $0.01 par
  value; 151,103 shares authorized, no shares issued and
  outstanding, actual, 103,883 shares issued and outstanding,
  pro forma;      shares issued and outstanding, as
  adjusted....................................................         --       6,375
Stockholders' equity:
Series A convertible preferred stock, $0.01 par value; 133,333 shares authorized, 133,333 shares issued and outstanding,
  actual and pro forma;      shares issued and outstanding, as
  adjusted....................................................          1           1
Common stock, $0.01 par value; 2,500,000 shares authorized,
  593,992 shares issued and outstanding, 20,751 shares
  subscribed, actual; 603,950 shares issued and outstanding,
  20,751 shares subscribed; pro forma;      shares issued and
  outstanding,      shares subscribed, as adjusted............          6           6
Warrants......................................................        300         300
Additional paid-in capital....................................     11,957      12,616
Stock subscriptions receivable................................       (325)       (325)
Deferred compensation.........................................       (163)       (163)
Accumulated deficit...........................................     (8,137)     (8,137)
                                                                ---------  -----------
Total stockholders' equity....................................      3,639       4,298
                                                                ---------  -----------
Total capitalization..........................................  $   3,644   $  10,678
                                                                ---------  -----------
                                                                ---------  -----------

    Immediately following completion of this offering, AmericasDoctor.com will also have (i) 272,222 shares of common stock issuable upon the exercise of outstanding options granted under our 1999 Long-Term Incentive Plan at a weighted average exercise price of $50.24 per share and (ii) 23,220 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.01 per share.

                                    DILUTION

    The pro forma net tangible book value of AmericasDoctor.com as of March 31,
1999 was $   million or $   per share of common stock. Pro forma net tangible
book value per share is equal to AmericasDoctor.com's total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding on a pro forma basis after giving effect to (i) the conversion of outstanding preferred stock into 237,216 shares of common stock upon the closing
of this offering, (ii) a    for 1 stock split of our common stock to be effected
upon the closing of this offering and (iii) receipt of all outstanding stock subscriptions receivable. After giving effect to the sale of shares of common
stock offered hereby at an assumed initial public offering price of $   per
share and the receipt by AmericasDoctor.com of the estimated net proceeds therefrom, after deducting estimated underwriting discounts and offering expenses, the pro forma net tangible book value of AmericasDoctor.com at March
31, 1999 would have been $   million, or $   per share. This represents an
immediate increase in pro forma net tangible book value of $   per share to
existing stockholders and an immediate dilution of $   per share to new
investors.

    The following table illustrates our per share dilution:

Assumed initial public offering price per share.....................  $
Pro forma net tangible book value per share as of March 31, 1999....  $
Increase per share attributable to new investors....................  $
Pro forma net tangible book value per share after this offering.....  $
Dilution per share to new investors.................................  $
                                                                      ---------
                                                                      ---------

    The following table summarizes, as of March 31, 1999, the number of shares of common stock purchased from AmericasDoctor.com, the total consideration paid to AmericasDoctor.com on a pro forma basis, and the average price per share paid by existing stockholders and by the investors purchasing shares of common stock in this offering, before deducting estimated underwriting discounts and
estimated offering expenses at an assumed public offering price of $     per
share:

                                                          SHARES PURCHASED          TOTAL CONSIDERATION
                                                      -------------------------  -------------------------   AVERAGE PRICE
                                                         NUMBER       PERCENT       AMOUNT       PERCENT       PER SHARE
                                                      ------------  -----------  ------------  -----------  ---------------
Existing stockholders...............................                          %    12,515,420            %     $    0.56
New investors.......................................                          %                          %     $
                                                      ------------         ---   ------------         ---          -----
    Total...........................................                       100%                       100%     $
                                                      ------------         ---   ------------         ---          -----

    Immediately following completion of this offering, AmericasDoctor.com will also have (i) 272,222 shares of common stock issuable upon the exercise of outstanding options granted under our 1999 Long-Term Incentive Plan at a weighted average exercise price of $50.24 per share and (ii) 23,220 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.01 per share. The exercise of these options will result in further dilution of new investors in this offering.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected financial data should be read in conjunction with the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data for the period from August 8, 1997 ("inception") to December 31, 1997 and the year ended December 31, 1998 and the balance sheet data as of December 31, 1997 and 1998 are derived from the financial statements of AmericasDoctor.com which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 1998 and 1999 and the balance sheet data as of March 31, 1999 are derived from unaudited financial statements, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial statements. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results for a full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." We have calculated pro forma basic and diluted net loss per share assuming the conversion of the outstanding preferred stock into common stock on the date of issuance.

                                                                                                 THREE MONTHS ENDED
                                                                 AUGUST 8, 1997       YEAR
                                                                 (INCEPTION) TO      ENDED           MARCH 31,
                                                                  DECEMBER 31,    DECEMBER 31,  --------------------
                                                                      1997            1998        1998       1999
                                                                 ---------------  ------------  ---------  ---------
                                                                                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.......................................................     $      --      $       62   $      --  $     216
                                                                       ------     ------------  ---------  ---------
Operating expenses:
  Content and production.......................................            --           2,473          17      2,036
  Product development..........................................            --             974         110        206
  Marketing....................................................            --             587          23        283
  General and administrative...................................            12             596          14        467
  Depreciation and amortization................................            --              36          --         45
                                                                       ------     ------------  ---------  ---------
      Total operating expenses.................................            12           4,666         164      3,037
                                                                       ------     ------------  ---------  ---------
      Operating loss...........................................           (12)         (4,604)       (164)    (2,821)
  Other expense, net...........................................           (30)           (638)        (59)       (33)
                                                                       ------     ------------  ---------  ---------
  Net loss.....................................................     $     (42)     $   (5,242)  $    (223) $  (2,854)
                                                                       ------     ------------  ---------  ---------
                                                                       ------     ------------  ---------  ---------
Basic and diluted loss per share...............................     $   (0.34)     $   (22.36)  $   (1.80) $   (6.30)
                                                                       ------     ------------  ---------  ---------
                                                                       ------     ------------  ---------  ---------
Shares used in computing basic and diluted loss per share......           124             234         124        453
                                                                       ------     ------------  ---------  ---------
                                                                       ------     ------------  ---------  ---------
Pro forma basic and diluted loss per share.....................     $   (0.34)     $   (22.36)  $   (1.80) $   (5.39)
                                                                       ------     ------------  ---------  ---------
                                                                       ------     ------------  ---------  ---------
Shares used in computing pro forma basic and diluted loss per
  share........................................................           124             234         124        530
                                                                       ------     ------------  ---------  ---------
                                                                       ------     ------------  ---------  ---------

                                                                                         DECEMBER 31,
                                                                                     --------------------   MARCH 31,
                                                                                       1997       1998        1999
                                                                                     ---------  ---------  -----------
                                                                                                           (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..........................................................  $      67  $     271   $   2,322
Working capital....................................................................         83        286       2,812
Total assets.......................................................................        141      1,843       4,257
Long-term obligations..............................................................         --          6           5
Stockholders' equity...............................................................         92        771       3,639

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

    THE FOLLOWING DISCUSSION OF OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE CAUTIONARY STATEMENTS SET FORTH IN THIS SECTION, IN "RISK FACTORS," "REGULATIONS AND OTHER LEGAL CONSIDERATIONS" AND ELSEWHERE IN THIS PROSPECTUS IDENTIFY IMPORTANT FACTORS RELATING TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR ACTUAL RESULTS OF OPERATIONS TO DIFFER FROM THOSE EXPRESSED OR IMPLIED IN SUCH FORWARD-LOOKING STATEMENTS.

OVERVIEW

    We operate an interactive Internet healthcare information destination for consumers. We offer consumers free, real-time interaction with doctors and other healthcare professionals and easy access to relevant and reliable healthcare information. AmericasDoctor.com was founded by Scott M. Rifkin, M.D. in August 1997 under the name Ask-A-Doctor, Inc. As a practicing physician, Dr. Rifkin recognized that many patients value easy and quick access to medical information. To address this need, Dr. Rifkin developed the innovative idea of a 24-hour doctor chat service that would allow Internet users to get real-time answers to their health questions from doctors for free. As our operations have expanded, we have recognized significant opportunity to leverage the functionality of our 24-hour doctor chat service to attract larger audiences and respond to their specific health interests through the development of an interactive Internet site focused on personal health for consumers. Our site features our free 24-hour doctor chat service that enables consumers to have live on-line, one-on-one chats with doctors and other healthcare professionals and a growing library of health and medical information for consumers. We are expanding our site to integrate community Web sites that focus on the interests and needs of people sharing specific health conditions. Our objective is to establish AmericasDoctor.com as a premier Internet healthcare information destination that consumers trust for accurate, real-time answers to health questions and prefer for healthcare content, communities and services.

    We launched our service in September 1998, initially accessible only by AOL subscribers. We launched our service in February 1999 on the Internet at our domain address, WWW.AMERICASDOCTOR.COM. Since the launch of our service we have focused on broadening its functionality, incorporating additional interactive tools and features and increasing awareness of the AmericasDoctor.com brand.

    Our business strategy is to derive revenue from hospital sponsors (including healthcare systems), e-commerce (including access fees charged to our e-commerce partners), sales of advertising and commercial sponsorship of educational programming and fees for recruiting volunteers for clinical studies. We began recognizing revenue in November 1998, and through the end of 1998 our revenues were derived exclusively from revenues from hospital sponsorships and educational program sponsorships. We launched our e-commerce operations in May 1999. We intend to further develop our e-commerce operations during 1999, initially focusing on our strategic relationship with Smith & Nephew.

    We generate hospital sponsorship revenue from the sale of promotional opportunities that go beyond banner advertising. We enter into sponsorship arrangements that typically provide for a term of one year and make the hospital the exclusive sponsor of our Internet services within a market defined by zip code. We also provide the sponsors with opportunities for on-line program sponsorships featuring each sponsor's personnel, integrated Web pages on our site and links to the hospital's Web site. Revenues from hospital sponsorships are recognized during the contractual period of the sponsorship, which commences when the hospital sponsor goes on-line. Sponsorship fees vary depending on the nature of the promotional activities involved, the size of the sponsor's market and the extent of regional exclusivity. As of June 1, 1999, we had 34 contracts with hospital sponsors of which 23 have been launched on the Internet.

    We intend to generate e-commerce revenues through alliances with certain retailers of medical devices and other health-related products. We do not intend to maintain any significant inventories of the goods we may offer and we generally intend to enter into arrangements where our e-commerce partners will fulfill our inventory needs in connection with the sale of a product. We may receive revenue from direct sales of products we buy for resale, access fees to our site paid by product suppliers, fees based on percentages of sales made through our site (other than sales of reimbursable products) and fixed fees for contacts or transactions made by an e-commerce partner through our site. We will recognize revenue from sales as made, access fees generally over the term of the related contract and transaction fees payable by our e-commerce partners upon notification from the e-commerce partner of sales attributable to users of our site. We have had no revenue to date from e-commerce other than limited access fees paid in connection with our launch activities.

    We may generate advertising revenues primarily through the sale of banner advertisements and commercial sponsorship educational program. We currently intend to enter into advertising contracts under which we may guarantee a minimum number of user "impressions" (times that an advertisement is displayed on the screen of our users) to be delivered over a specified period for a fixed fee. Advertising rates, if measured on a cost per thousand impressions basis, would be dependent on whether the impressions are for general rotation throughout our site or targeted at specific audiences or users on our site. We have had limited revenues from commercial sponsorship of educational programs and have not had any advertising revenue to date.

    We may generate contract research services revenue primarily through fees for assisting in the recruitment of volunteer participants for clinical trials through our site. These revenues may consist of annual fees paid by organizations to recruit on our site, and fees based on the number of volunteers recruited from our site who meet the general criteria for a trial and who are accepted into a study. We currently intend to enter into contracts with a limited number of healthcare companies seeking volunteers for clinical trials, such as pharmaceutical companies, contract research organizations ("CROs") that offer comprehensive clinical research services and site management organizations ("SMOs") that offer some similar services including data collection, but do not perform research. We have not had any revenue from clinical trial recruitment to date.

    We incurred net losses of approximately $42,000 for the year ended December 31, 1997, approximately $5.2 million for the year ended December 31, 1998 and approximately $2.9 million for the three-month period ended March 31, 1999. At March 31, 1999, we had an accumulated deficit of $8.1 million. The net losses and accumulated deficit resulted primarily from the costs associated with the start-up of our business, developing and operating our site, obtaining healthcare information, attracting users to our site and establishing the AmericasDoctor.com brand. Since we plan to invest heavily in marketing, advertising, brand promotion, content development, hiring additional employees and continuing to develop our site and operating infrastructure, we expect to incur significant net losses for the foreseeable future.

    The costs of operating our free 24-hour doctor chat service, and, in particular, the costs of providing doctors, are significant. Our agreement with MAS provides for payments of cost plus 20% plus additional costs such as rent. We anticipate the need to add call centers and increase the number of doctors available on our chat service to accommodate increases in the number of visitors seeking to use our chat service. We expect such expansion to elevate our cost structure significantly; however, due to the cost of adding doctors and call centers, we do not intend to increase the number of doctors proportionately to the anticipated increase in the number of users to our site.

    The Internet market, and, in particular, the healthcare sector of the Internet market, is in an early stage of development, rapidly evolving and characterized by an increasing number of market entrants who are introducing competing products and services. Demand and market acceptance for recently introduced products and services often are subject to a high level of uncertainty and risk. We cannot predict with any certainty that demand for our content, communities and services will emerge, grow or be sustainable.

    We have a very limited operating history with which to evaluate our business and prospects. We were formerly a development stage company and continue to have uncertainties related to development stage enterprises. Our business strategy is new, evolving and unproven. Due to the rapidly changing nature of the Internet we are continuously modifying our business strategy and expect to continue to modify our strategy in the future. Our prospects must be considered in light of the risks, difficulties, uncertainties and expenses often encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the Internet market. Our ability to earn revenues may be limited by the application of healthcare regulations and laws to our business, as well as the application of existing and future laws to the Internet, including e-commerce activities. The requirement that we comply with any existing or new legislation or regulation may decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations. Although we have experienced some revenue growth in recent periods, this growth may not be sustainable. We may never achieve significant revenues or profitability, or if we achieve significant revenues they may not be sustained in future periods.

    Because of these and other factors, we believe quarterly comparisons of our results of operations are not good indicators of our future performance. If our operating results fall below the expectations of securities analysts and investors in some future periods, our stock price may fall.

RESULTS OF OPERATIONS

    For purposes of the discussion set forth below, the period from August 8, 1997 (inception) through December 31, 1997 is referred to as 1997 and the year ended December 31, 1998 is referred to as 1998. Quarterly or semi-annual periods referred to below are defined accordingly.

    COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1999 TO THE THREE MONTHS ENDED MARCH 31, 1998.

    REVENUE. Revenue for the three months ended March 31, 1999 was $216,000 and was comprised exclusively of sponsorship fees from hospitals and commercial sponsors of educational programs and access fees charged to our e-commerce partners. No revenue was recognized for the same period in 1998. Hospital sponsorship revenue accounted for $176,000 or 81% of our revenues for the three months ended March 31, 1999. E-commerce access and site development fees were $40,000 or 19% of our revenues for the three months ended March 31, 1999 relating to pre-launch activities for our e-commerce which commenced activities in March 1999 and was launched in May 1999, all of which was earned from Smith & Nephew.

    CONTENT AND PRODUCTION EXPENSE. Content and production expense consists primarily of AOL carriage fees, reimbursement for physician salaries, other call center costs and consulting fees related to the development of our clinical trial business. Content and production expense increased to approximately $2.0 million for the three months ended March 31, 1999 compared to $17,000 for the same period in 1998. This increase was due to the development of our online operations, and the payment to PRWW of $575,000 for consulting services. We believe that our level of expenditures in this area will continue to increase as we further develop the content available on our site, increase the capacity of our call center in connection with our planned advertising and promotion campaign and further develop our e-commerce strategies.

    PRODUCT DEVELOPMENT EXPENSE. Product development expense consists primarily of costs incurred to maintain our Web site and further refine our chat tools as well as costs incurred in connection with the development of software to support our e-commerce strategies. Product development expense increased to $206,000 for the three months ended March 31, 1999 from $110,000 for the same period in 1998. The increase is primarily attributable to the early stage of development of our site in 1998 and costs incurred in 1999 related to our e-commerce strategy. We expect that additional significant investments in technology will be required for us to remain competitive and to complement the expansion of our business into additional business areas, including the development of new e-commerce opportunities. We therefore, expect that product development expense will continue to increase in absolute dollars for the foreseeable future.

    SALES AND MARKETING EXPENSE. Sales and marketing expense consists primarily of salaries, travel costs and public relations costs. Sales and marketing expense increased to $283,000 for the three months ended March 31, 1999 compared to $23,000 for the same period in 1998. The increase is primarily attributable to the hiring of additional sales personnel and increases in public relations expenditures. We plan to spend a large portion of the proceeds from this offering on an expanded marketing campaign including the use of traditional media as well as on-line advertising. We expect these expenses to continue to increase for the foreseeable future.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense consists primarily of salaries and other costs for our general corporate functions including executive and finance, facilities costs, professional fees and travel costs. General and administrative expense increased to $467,000 for the three months ended March 31, 1999 compared to $14,000 for the same period in 1998. The increase in general and administrative expenses was attributable to the hiring of additional executive and administrative personnel and increases in facility costs to support the growth of our operations. We expect to incur additional general and administrative expense as we hire additional personnel and incur incremental costs related to the growth of our business and compliance with public company obligations and, therefore, expect this expense to continue to increase in absolute dollar terms. We also expect to record a charge of approximately $5.6 million in June 1999 in connection with the vesting of options granted to our chief executive officer in July 1998.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization was $44,000 for the three months ended March 31, 1999. There was no depreciation and amortization recorded for the same period in 1998. We had no property and equipment as of March 31, 1998.

    OTHER EXPENSE. Other expense consists primarily of interest on convertible debt, notes payable and capital leases. Other expense decreased to $33,000 for the three months ended March 31, 1999 from $59,000 for the same period in 1998. This decrease was due to the amortization of interest recorded in connection with the conversion provision on the Company's promissory notes which were converted in July 1998.

    COMPARISON OF THE YEAR ENDED DECEMBER 31, 1998 TO THE PERIOD FROM AUGUST 8, 1997 (INCEPTION) THROUGH DECEMBER 31, 1997.

    REVENUE. Revenue for 1998 was comprised exclusively of sponsorship fees paid by hospitals and educational program sponsors. We launched our site on AOL in September 1998. We recorded revenue of $62,000 for 1998. No revenue was recognized in 1997.

    CONTENT AND PRODUCTION EXPENSE. Content and production expense consisted primarily of AOL carriage fees, reimbursement for physician salaries and other call center costs. Content and production expense was $2.5 million in 1998. There was no content and production expense in 1997.

    PRODUCT DEVELOPMENT EXPENSE. Product development expense consists of costs incurred to support the development of our web site and related tools. Product development expense was $974,000 in 1998. No product development expense was incurred in 1997 as we had not yet begun to develop our site.

    SALES AND MARKETING EXPENSE. Sales and marketing expense consists primarily of salaries and related costs, commissions, advertising, promotion and other related costs. We incurred $587,000 of sales and marketing expense in 1998 as we commenced our sales activities and began to build the infrastructure for our marketing campaign and commencement of sales activities. There was no sales and marketing expense in 1997.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense consists primarily of salaries and other costs for our general corporate functions including executive and finance, facilities costs, professional fees and travel costs. General and administrative expense increased to $596,000 in 1998 from $12,000 in 1997 as a result of the initial growth and build-up of our operations.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization was $36,000 in 1998. There was no depreciation and amortization recorded for the same period in 1997. Depreciation and amortization increased due to the purchase of property and equipment as we have expanded our operations.

    OTHER EXPENSE. Other expense consists primarily of interest expense on convertible debt, notes payable and capital leases. Other expense was $638,000 in 1998 compared to $30,000 in 1997. Other expense increased as a result of increased borrowings in 1998 and the amortization of interest recorded in connection with the beneficial conversion feature on the Company's promissory notes which were converted in July 1998.

    INCOME TAXES. At December 31, 1998, we had total net operating loss carryforwards for federal and state income tax purposes of $4.6 million which expire in 2012 and 2013. For financial reporting purposes, we have recorded a valuation allowance to reduce our net deferred tax assets to zero as a result of uncertainties related to our ability to generate enough taxable income prior to expiration of the carryforwards in order to realize the deferred tax assets that we have recorded.

SEASONALITY

    We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. If similar seasonal and cyclical patterns emerge in Internet advertising, our revenues and operating results also may vary based upon these patterns. Given the early stage of development of the Internet and our company, however, we cannot predict to what extent, if at all, our operations will prove to be seasonal. In addition, although we cannot predict the effects of seasonality with respect to our e-commerce sales, we expect that similar trends may develop in our e-commerce business to those experienced in the healthcare product and medical device industries of our e-commerce partners.

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations primarily through the sale of equity and debt securities as we have generated negative cash flow from operations since our inception. To date, we have received approximately $18.2 million in net proceeds from the sale of common stock, convertible preferred stock and unsecured convertible promissory notes. At March 31, 1999, we had approximately $2.3 million in cash and cash equivalents and a $325,000 receivable from the sale of common stock. Our principal commitments consist of obligations under our capital and operating leases.

    On June 30, 1998 we borrowed $900,000 from Mercantile Safe Deposit and Trust Co. This loan was repaid in February 1999.

    On August 14, 1998 we sold 63,643 shares of common stock for an aggregate amount of $997,000 to a group of individual investors.

    On November 1, 1998 we sold 25,000 shares of common stock for an aggregate amount of $500,000 to a group of individual investors.

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
    From November 1998 through January 1999, we sold 140,000 shares of common stock for an aggregate amount of $3.5 million to a group of individual investors.

    On February 1, 1999 we sold 133,333 shares of Series A convertible preferred stock for an aggregate amount of approximately $4 million to Tullis-Dickerson Capital Focus II, L.P., TD Origen Capital Fund, L.P. and Javelin Capital Fund, L.P.

    On March 4, 1999 we sold 27,778 shares of common stock for an aggregate amount of $1 million to a group of individual investors.

    On June 1, 1999 we sold 9,958 shares of common stock to MAS for an aggregate amount of $659,020.

    On June 1, 1999 we sold 103,883 shares of Series B redeemable convertible preferred stock to GE Capital Equity Investments, Inc. and Tullis-Dickerson Capital Focus II for an aggregate amount of approximately $6.9 million.

    Net cash used in operating activities was $3.0 million for the three months ended March 31, 1999, $5.1 million in 1998 and $56,000 in 1997. The principal use of cash for all periods was to fund our losses from operations.

    Cash used in investing activities has consisted of capital expenditures for computers, office furniture and equipment.

    Net cash provided by financing activities was $5.3 million for the three months ended March 31, 1999, $5.7 million in 1998 and $123,000 in 1997. Cash provided by financing activities has consisted of sales of our common stock and preferred stock and proceeds from notes payable and convertible debt, net of principal repayments of capital lease obligations and notes payable.

    We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future and that our operating expenses will be a material use of our cash resources. We believe that our existing working capital and cash flows from operations combined with the net proceeds from this offering will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least 12 months after the date of this prospectus. We expect these requirements to include the funding of operating losses, working capital requirements and other general corporate purposes, including advertising, brand promotion, content development and access and other distribution fees. We may also elect to pursue one or more strategic alliances or acquisition transactions; although, as of the date of this prospectus, we have no agreement to enter into any material investment or acquisition transaction. Such alliance or acquisition could involve the issuance of additional equity or debt securities, or the payment of cash or a combination of both.

    We may need to raise additional funds, however, to respond to business contingencies which may include the need to:

    - fund more rapid expansion;

    - fund additional marketing expenditures;

    - pay for access to additional portals and other distribution channels;

    - development of editorial content, features or services;

    - enhance our operating infrastructure;

    - respond to competitive pressures; or

    - acquire complementary businesses or technologies.

    If cash generated from operations is insufficient to satisfy our cash needs, we may be required to raise additional funds. If we raise additional funds through the issuance of equity securities or issue

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additional equity securities in connection with acquisitions or alliances, our existing shareholders may experience significant dilution. Furthermore, additional financing may not be available when needed or, if available, financing may not be on terms favorable to us or our stockholders. If financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our site or our products or services. In addition, we may be unable to take advantage of business opportunities or respond to competitive pressures. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

YEAR 2000 COMPLIANCE

    Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem."

    ASSESSMENT. The Year 2000 Problem could affect computers, software and other equipment that we use. Accordingly, we are reviewing our internal computer programs and systems to determine if they will be Year 2000 compliant. We believe that our computer systems will be Year 2000 compliant in a timely manner. However, while we do not expect the cost of these efforts to be material to our financial position or any year's operating results, there can be no assurance to this effect. We believe that we have identified substantially all of the major computers, software applications and related equipment used in connection with our internal operations that must be modified, upgraded or replaced to minimize the possibility of a material disruption to our business. We have commenced the process of modifying, upgrading and replacing systems that have been identified as potentially being adversely affected and expect to complete this process before the end of the third quarter of 1999. We do not expect the cost related to these efforts to be material to our business, financial condition or results of operations.

    SERVICES PROVIDED TO CONSUMERS. We depend on third party suppliers for most of the services provided through AmericasDoctor.com. If these parties are affected by the Year 2000 Problem, our ability to provide services to our consumers may be materially adversely affected. We have been gathering information from and have initiated communications with our service and content providers to identify and, to the extent possible, resolve issues involving the Year 2000 Problem. However, we have limited or no control over the actions of our service and content providers. Thus, while we expect that we will be able to resolve any significant Year 2000 Problems with our systems, we cannot guarantee that our service and content providers will resolve any or all Year 2000 Problems with their systems before the occurrence of a material disruption to our business. Any failure by third parties to resolve Year 2000 Problems with their systems in a timely manner could have a material adverse effect on our business, financial condition or results of operations.

    SYSTEMS OTHER THAN INFORMATION TECHNOLOGY SYSTEMS. In addition to computers and related systems, the operation of our office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems and other common devices may be affected by the Year 2000 Problem. We are currently assessing the potential effect of, and costs of remediating, the Year 2000 Problem on this equipment. We estimate that our total cost of completing any required modifications, upgrades or replacements of these internal systems will not have a material effect on our business, financial condition or results of operations.

    MOST LIKELY CONSEQUENCES TO OUR BUSINESS OF YEAR 2000 PROBLEMS. Although we expect to identify and resolve all Year 2000 Problems that could materially adversely affect our business, financial condition or results of operations, we cannot anticipate all Year 2000 Problems that may affect our company. In addition, we cannot accurately predict the nature, severity, duration or financial consequences of Year 2000 Problems that may occur. As a result, we expect that we could possibly suffer the following consequences:

    - operational distortions to our service and content providers and our consumers that may divert our time, attention and financial resources away from our ordinary business activities and

    - serious system failures that may require significant efforts by us, our service and informational content providers or our consumers to avoid a material disruption of our business.

    CONTINGENCY PLANS. We currently are developing contingency plans to be implemented as part of our efforts to identify and correct Year 2000 Problems affecting our internal systems. We expect to complete our contingency plans by the end of the third quarter of 1999. Depending on the systems affected, these plans could include (a) accelerated replacement of affected equipment or software; (b) short to medium-term use of backup equipment and software; (c) increased work hours for our personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 Problems which arise or to provide manual workarounds for information systems; and (d) other similar approaches. If we are required to implement any of these contingency plans, such plans could have a material adverse effect on our business, financial condition or results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No 131 ("SFAS No. 131") "Disclosure About Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires that public companies report certain information about operating segments in their annual financial statements and in subsequent condensed financial statements of interim periods issued to shareholders. This statement also requires that public companies report certain information about their products and services, the geographic areas in which they operate and their major customers. Reportable operating segments are determined in accordance with the management approach, as defined in SFAS No. 131. The management approach is based on the way that the chief operating decision-maker organizes the segments within an enterprise for making operating decisions and assessing performance. We have adopted SFAS No. 131 effective January 1, 1998. We only had one material reportable segment for the year ended December 31, 1998.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1") "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. We are required to adopt SOP 98-1 effective January 1, 1999. Adoption of SOP 98-1 did not have a material impact on our capitalization policy, cash flows, financial condition or results of operations.

    In April 1998, the AICPA issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-up Activities." SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As we have historically expensed these costs, the adoption of SOP 98-5 is not expected to have a significant impact on our cash flows, financial conditions or results of operations.

    The FASB is currently addressing significant current practices relating to accounting for stock-based compensation awards under APB 25. The FASB is also addressing the accounting for the repricing of stock options. Tentatively, the FASB has decided that awards to non-employee directors would be charged to operations based upon the fair value of the award.

                                    BUSINESS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THOSE ARISING FROM THE FACT THAT OUR BUSINESS IS NEW AND EVOLVING AND OUR BUSINESS STRATEGY IS UNPROVEN. OUR ACTUAL RESULTS OF OPERATIONS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS OF OPERATIONS DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."

OUR BUSINESS

    AmericasDoctor.com operates an interactive Internet healthcare information destination for consumers. We offer consumers free, real-time interaction with healthcare professionals and easy access to relevant and reliable healthcare information. Our destination features our free 24-hour doctor chat service that enables consumers to have live on-line, one-on-one chats with doctors and other healthcare professionals, a variety of interactive healthcare content such as lectures and live educational programs and a growing library of information on acute ailments, chronic illnesses, nutrition, pharmacology and other topics, as well as health and medical publications and news. We have designed our doctor chat service to enable our users, through the assistance, expertise and insight of doctors and other healthcare professionals, to successfully find relevant and reliable healthcare information on-line in response to their health questions. We are also expanding our site to integrate community Web pages that focus on the needs of people sharing specific health conditions and interests. We offer hospitals the opportunity to be an exclusive sponsor of our Internet services within a market defined by zip code, and also provide sponsors with opportunities to feature their healthcare professionals on our site. Our goal is to establish AmericasDoctor.com as a premier Internet site that consumers trust for accurate, real-time answers to their health questions and rely on as a preferred destination for healthcare content, communities and services.

    We launched our service in September 1998, initially accessible only to AOL subscribers. In February 1999, we launched our service on the Internet at our domain address, WWW.AMERICASDOCTOR.COM, and during April 1999 we had approximately 400,000 user sessions and approximately 4,000,000 page views. In general, a user session is a period of on-line activity by a user, identified by a "cookie," separated by a period of at least 30-minutes of inactivity on our site by that user. In addition, we launched our first health condition-specific community Web site in April 1999. We plan for each of our free, health condition-specific communities to offer the full range of our healthcare content, products and services, including our free 24-hour doctor chat service. Our communities are intended to foster an interactive experience among people who share similar health conditions and interests.

    Our site currently enables us to generate revenues from hospital and commercial sponsorship of educational programs and access fees charged to our e-commerce partners. As of June 1, 1999 we had 34 contracts with hospital sponsors, 23 of which were launched on the Internet. Each of our hospital sponsors may provide healthcare content and programming on our site featuring their doctors. We are designing our site to generate revenue opportunities from additional sources, including e-commerce, sales of advertising and fees for recruiting volunteers for clinical studies.

    We have established several key strategic relationships, and we intend to pursue additional strategic relationships in the future. We believe our relationship with AOL provides significant growth opportunities for our site. In particular, we are an anchor tenant on AOL's subscriber Health Page that provides AOL's subscribers easy access to our content, communities and services. Through our strategic relationships, we believe AmericasDoctor.com will experience increased traffic and brand recognition.

    In addition to our relationships with AOL and our hospital sponsors, we have entered into agreements with Lycos Corporation, a leading Internet portal, to increase traffic to our site, Premier Research Worldwide, Ltd. ("PRWW"), a clinical research company, to help develop and market our

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ability to recruit volunteers for clinical studies and Smith & Nephew, a distributor and manufacturer of home health products and devices, to develop e-commerce opportunities.

OUR INDUSTRY

    The Internet is one of the fastest growing media in history and has rapidly become a significant global medium for information, communications, news and commerce. The Internet enables users to quickly retrieve and transfer information, share their experiences in on-line communities and purchase a variety of products and services. The United States Department of Commerce anticipates that the number of U.S. Internet users will grow from approximately 62 million in 1998 to about 136 million by 2002. The Internet is distinct from other media because it permits the dissemination of content without geographic limits, print costs or broadcast capacity constraints. The Internet also permits information to be targeted to specific demographic groups on both a national and local basis.

    THE HEALTHCARE INDUSTRY

    According to the Health Insurance Association of America, the healthcare industry is the largest segment of the U.S. economy, representing approximately $1 trillion or 14% of U.S. gross domestic product, annually. We believe changes in the healthcare industry, including the development of managed care and the emergence of new medical and pharmaceutical treatments, are placing increasing pressure on consumers to inform themselves of their healthcare options. As consumers become more involved in managing their personal health, and that of their relatives or other people close to them, they are searching for clear answers to their health questions and reliable information about medical conditions, treatments and outcomes. According to Cyber Dialogue, the number of adults searching for on-line healthcare information will grow from approximately 17 million in 1998 to about 30 million by the year 2000.

    In addition, the healthcare industry is experiencing consolidation and increased competition, pressuring hospitals and other healthcare organizations to find new ways to attract patients and deliver services more efficiently. We believe successful hospitals and other healthcare organizations must facilitate consumer access to accurate information about their organizations and disseminate reliable healthcare information to consumers. The healthcare industry also continues to research and market new drugs and treatments requiring volunteers for clinical trials. However, we believe traditional methods of recruiting volunteers are often time-consuming and costly, relative to the potential of on-line methods, and may slow the development of new drugs and treatments.

    THE EMERGING INTERNET HEALTHCARE MARKET

    We believe participants in the healthcare industry can benefit from the Internet's open, low-cost, flexible technology for exchanging information and executing commercial transactions. The Internet has the potential to help healthcare consumers quickly access relevant healthcare information, identify and communicate with hospitals, doctors, other patients and healthcare organizations and make better informed evaluations of treatment alternatives and healthcare products. We believe the Internet is empowering consumers to educate themselves on health conditions and treatments, share experiences with other patients, and better manage their health. Healthcare information is already one of the fastest growing areas of interest on the Internet with over 15,000 Web sites providing healthcare information. Traditional sources of healthcare information, as well as many new on-line sources, are diffuse, unclear, voluminous and difficult for many consumers to evaluate. Although we believe useful healthcare information currently is available through traditional media and on the Internet, a significant proportion of such information is unorganized and difficult for consumers to find, access and evaluate. We believe a successful Internet solution must clearly present healthcare information to consumers through trusted and organized channels.

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    INTERNET HEALTHCARE MARKET OPPORTUNITIES

    The Internet is distinct from other media in that it can offer instant access to interactive content targeted to specific demographic groups on both a national and local basis. We believe this enables hospitals and other healthcare organizations to promote their services directly to consumers in targeted markets and geographic areas. In addition to providing healthcare information, we believe the Internet can be used effectively to attract and communicate with large audiences of people who may have particular interest in clinical research issues and in volunteering for clinical trials. We believe Web sites and on-line communities may enable pharmaceutical companies to disseminate information about new drugs and treatments to consumers with specific health conditions, possibly leading to improved consumer understanding and compliance with drug treatment protocols and better medical outcomes. The Internet also may enable advertisers and e-commerce suppliers to target consumer audiences sharing specific interests and preferences. In particular, we believe the Internet's interactive nature makes the Internet an attractive vehicle for direct-to-consumer advertising of health-related products and services. The Internet can also provide opportunities to capture both business-to-consumer and business-to-business on-line commerce and can provide consumers with greater selection and lower prices than conventional retail channels. Forrester Research estimates that healthcare e-commerce will grow from approximately $213 million in 1998 to about $6.3 billion by 2003. We believe the Internet will capture an increasing portion of sales in the healthcare market as companies begin to capitalize on e-commerce for the sale of their products and services.

THE AMERICASDOCTOR.COM SOLUTION

    We believe healthcare consumers seek accurate, real-time answers to their health questions and clearly presented, objective and up-to-date healthcare information. We believe a significant opportunity exists for AmericasDoctor.com to offer the expertise and insight of doctors and other healthcare professionals on a 24-hour, real-time basis to help users quickly find and understand reliable healthcare information. We also believe we have an opportunity to create an engaging and interactive destination where consumers will find access to hospitals, educational programming, current healthcare news, on-line communities focused on specific health conditions, e-commerce as well as information on other healthcare companies.

THE AMERICASDOCTOR.COM STRATEGY

    Our objective is to become a premier interactive Internet healthcare information destination that consumers trust for accurate, real-time answers to their health questions and rely on as a preferred on-line destination for healthcare information and health-related products and services. We believe our healthcare content, communities and services, featuring our free 24-hour doctor chat service, will enable us to attract loyal consumer audiences that are highly attractive to hospitals and other healthcare providers, pharmaceutical companies and other healthcare suppliers, advertisers and research organizations.

    Key elements of our business strategy include:

    - ESTABLISH AMERICASDOCTOR.COM AS A LEADING BRAND.

    We intend to establish AmericasDoctor.com as a leading and trusted brand for on-line healthcare information, products and services. We must build brand recognition to attract, retain and increase the number of our consumers, partners and sponsors. We intend to market AmericasDoctor.com through promotional campaigns in traditional and on-line media and the unique presentation of our health content, communities and services. We intend to pursue distribution partnerships with other Internet and media companies to create additional exposure for the AmericasDoctor.com brand.

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    - DIFFERENTIATE OUR CONSUMER EXPERIENCE WITH OUR FREE 24-HOUR DOCTOR CHAT
      SERVICE AND OTHER INTERACTIVE FEATURES.

    We intend to differentiate our health content, communities and services by featuring our free 24-hour doctor chat service and design additional easy-to-use interactive features. We intend to promote our free 24-hour doctor chat service as a premier Internet tool that offers consumers the expertise and insight of doctors to help them navigate and understand healthcare information to get accurate, real-time answers to their health questions.

    - PURSUE AND EXPAND RELATIONSHIPS WITH LOCAL HOSPITAL SPONSORS.

    We intend to pursue and work with our hospital sponsors in their local communities to establish a shared brand image that features our on-line health content, communities and services, including our free doctor chat service, and the doctors of our hospital sponsors. We offer hospitals the opportunity to be an exclusive sponsor of our Internet services within a market defined by zip code, and also provide sponsors with opportunities to feature their healthcare professionals on our site.

    - EXPAND OUR STRATEGIC RELATIONSHIPS.

    We will pursue relationships with companies that have the ability, among other things, to promote the AmericasDoctor.com brand, drive additional consumers to our site and enhance the quality of our healthcare content, communities and services. We have entered into an agreement with Lycos, a leading Internet portal, to make AmericasDoctor.com. a preferred source of information associated with approximately 400 keywords, phrases and advertising. We have also partnered with Smith & Nephew, a distributor and manufacturer of home health products and devices, to help develop our healthcare e-commerce activities and PRWW, a clinical research company, to help develop and market our ability to recruit volunteers for clinical studies.

    - INTEGRATE AND EXPAND OUR HEALTH CONDITION-SPECIFIC COMMUNITIES INTO OUR SITE.

    We plan to develop our on-line communities, dedicated to specific health conditions, to become destinations integrating targeted information and community chat services with the full range of our healthcare content, products and services. We are designing our communities to facilitate on-line interaction among people sharing similar health conditions and interests. Our communities will offer interactive features, including our free 24-hour doctor chat service and community chat rooms. We also plan to provide other additional services within each of our on-line communities, including opportunities to volunteer for clinical trials focused on their specific health conditions and access to an e-commerce medical mall that provides a range of healthcare products available from our e-commerce partners. We believe our communities are an effective means of attracting and maintaining loyal audiences on our site.

    - GENERATE MULTIPLE ON-LINE REVENUE STREAMS.

    We are designing our site to generate revenue from multiple sources including hospital sponsorships, e-commerce (including access fees charged to our e-commerce partners), sales of advertising, educational program sponsorships and fees for clinical trial recruitment.

THE AMERICASDOCTOR.COM SITE

    We have designed the AmericasDoctor.com main Web page as the primary entry point into our free 24-hour doctor chat service, the full range of our personal health information resources and our other interactive tools, including our interactive expert lectures and our medical mall. Our main Web page will also provide an entry point into our integrated, health condition-specific communities. We are designing our communities to provide consumers with resources and interactive tools, in each case, tailored to the relevant community's focus including moderated community support group chats. We

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believe the effective presentation of our health content, communities and services is essential to establishing our brand and consumer trust.

    FREE 24-HOUR DOCTOR CHAT SERVICE

    Our innovative free 24-hour doctor chat service allows our consumers to question doctors or other healthcare professionals on a range of health issues. Our chat service provides real-time, instant-messaging between a doctor and a single user to answer healthcare questions, explain and interpret medical information and point consumers to relevant on-line resources. When visitors enter our site, they can begin a private chat with a doctor, or another type of healthcare professional, depending on the topic, by simply clicking on the "Ask-the-Doc" button. Visitors are then prompted to read and agree to the terms of the service which inform users that doctors do not to prescribe medicine or diagnose medical conditions on our site. In addition, users are instructed, among other things, not to use our doctor chat service for emergency medical services.

    After accepting the terms of the service, visitors are asked to select a topic in connection with which they would like information. Current topics include the following:

                    - Children's Health

                    - Women's Health

                    - Dietary

                    - Pharmaceutical

                    - Medical

    Doctors conducting chats may refer to comprehensive reference manuals, other in-depth medical reference materials and on-line services to enhance the resources available to our users. If a visitor requests an article from our library, or the doctor engaged in the chat session desires to provide specific information available through our library, such information will be transmitted directly to the visitor's screen. When doctors exit chat sessions, the chat session is terminated and visitors in zip codes where a hospital sponsor exists are prompted to indicate whether they would like additional information on the chat topic, whether they would like information about the hospital sponsor and whether they would like to schedule an appointment with a hospital sponsor. Visitors who request hospital sponsor information are required to provide certain basic contact information that we forward to our hospital sponsors so that our hospital sponsors may contact our visitors.

    Depending on the number of visitors to our site, visitors may wait in a queue until a doctor, or other selected healthcare professional, is available. While waiting our users can minimize the doctor chat screen and browse other resources on our site. We are designing an additional service that would permit users to e-mail a question to a researcher staff member who will search the resources available on our site under the supervision of our medical personnel and e-mail a response.

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    We have created guidelines for healthcare professionals operating our chat service intended, in part, to help maintain consistent quality in our content and services. Chat center doctors, and other healthcare professionals, are trained to answer health and medical questions, but are instructed not to practice medicine. Doctors and other healthcare professionals may explain medical conditions and medications, provide relevant articles on-screen and direct users to relevant health-related information, among other things, but are not permitted to diagnose, prescribe, keep medical records or provide continuing or follow-up care. The text of chat sessions engaged in by our users generally are not recorded or otherwise stored by AmericasDoctor.com. We may archive information forwarded to our hospital sponsors to assist our hospital sponsors. Our staff may include a variety of other healthcare professionals, including pharmacists and registered nutritionists. We require our doctors and other healthcare professionals to have appropriate credentials and meet current professional standards. Doctors and other healthcare professionals participating in our chat sessions are recruited, hired and trained by MAS, or an affiliate of MAS, in accordance with our guidelines through an exclusive arrangement to operate our chat center. The chat center staff, including healthcare professionals, is supervised and monitored by MAS to ensure compliance with our guidelines.

    HEALTH CONDITION-SPECIFIC COMMUNITIES

    We established our first on-line health condition-specific communities in April 1999. We currently have 21 on-line health condition-specific communities, each of which will integrate interactive content and services tailored to the community's health condition focus and feature our free 24-hour doctor chat service. Currently, our 21 on-line communities are focused on health conditions listed in the table below:

                               AMERICASDOCTOR.COM

                     HEALTH-CONDITION SPECIFIC COMMUNITIES

  -  ALLERGY

  -  ARTHRITIS

  -  ASTHMA

  -  ADD/ADHD

  -  BREAST CANCER

  -  CARDIOVASCULAR

  -  DEPRESSION

  -  DIABETES

  -  DIGESTIVE CONDITIONS

  -  EATING DISORDERS

  -  FIBROMYALGIA

  -  FITNESS

  -  LYME DISEASE

  -  MEN'S HEALTH

  -  MIGRAINE

  -  MULTIPLE SCLEROSIS

  -  NUTRITION

  -  SENIOR HEALTH

  -  SKIN CONDITIONS

  -  SLEEP DISORDERS

  -  WOMEN'S HEALTH

    We are planning to introduce a number of additional on-line communities in 1999. We are designing our communities to bring together people sharing similar health conditions and interests. We believe our communities will enable our visitors to share and gain valuable insight, practical knowledge and support and better manage their personal health.

    Visitors will be able to access each of our communities through our site's main Web page or independently at the particular address of the relevant community. Although first time visitors are required to register by providing an e-mail address and a username of their choice, there are no registration fees for using our on-line communities. The front Web page of each community contains an index of the interactive tools and features which will be available on our site, including our doctor chat service, calendar of events, libraries and news, hospital contacts and medical mall, each with point and click access. The front Web page of each community also provides an interactive community chat room, a community message board and a community reading room. Our community chat rooms enable our members to participate in group chat sessions using instant-messaging technology.

    We plan for each of our communities to have a reading room containing a variety of clearly-presented healthcare information and health and medical news. We also plan to offer opportunities in

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our communities to volunteer for clinical trial studies and become involved in current research on issues relating to health conditions focused on in our communities. We also plan to offer educational program sponsors the opportunity to educate our audiences on issues affecting each of our communities by sponsoring programs intended to highlight new and alternative treatments, risks and side effects of treatments, and other healthcare issues. Our interactive educational programs will feature seminars on current healthcare topics and on-line question and answer sessions.

    HEALTH AND MEDICAL INFORMATION AND NEWS

    We believe our site provides users with easy access to a variety of healthcare information and news. Our site contains full-text health and medical news headlines from Screaming Media, which provides feeds from UPI, the U.S. Newswire, The New York Times Syndicate and the Associated Press. In addition, our consumers can easily search our healthcare information resources which include a library of more than 4,400 easy-to-read medical and health-related articles written by healthcare professionals and editorials and other articles written by our in-house healthcare staff. In addition, we intend to expand our information resources to include textbook articles, commentaries and other health-related publications as well as transcripts from the educational programs broadcast in our communities. Our users can search our community libraries to target information specifically relating to a community's health condition focus. In addition, our hospital sponsors may provide healthcare content for our site and, if they operate their own Web sites, allow our users to link to their Web sites where additional information may be found. We intend to update our content on a regular basis to ensure that our information is current and meets our standards of quality.

    INTERACTIVE TOOLS AND FEATURES

    Our interactive tools and features are being developed to allow our users to take advantage of the healthcare resources available on our site. Our interactive tools and features may also assist us in better understanding and responding to the interests of our users and provide more accurate feedback to our sponsors and advertisers. Examples of our interactive tools and features include:

    AMERICASDOCTOR.COM MEDICAL MALL. In May 1999, we launched our medical mall offering home health products supplied by Smith & Nephew. We intend to offer a broad range of healthcare products to our consumers through our medical mall. We are designing and integrating our medical mall into our health condition-specific communities to provide healthcare products targeted to the community's needs. We intend for our consumers to benefit from free 24-hour on-line assistance from customer sales representatives with regard to certain home health products. We also are designing automated on-line questionnaires to assist our consumers in selecting and purchasing products.

    AMERICASDOCTOR.COM ON-LINE LECTURES. We schedule on-line lectures on our main Web page that are hosted by healthcare professionals. We promote our lectures on our main Web page and in our communities. Our on-line lectures may address issues of importance to one or more of our communities, but are not limited to community topics. We offer our hospital sponsors the opportunity to provide doctors for interactive lectures.

    AMERICASDOCTOR.COM COMMUNITY CHAT AND MESSAGE BOARDS. Each of our health condition-specific communities features an interactive 24-hour community chat room that allows members of the community to engage in real-time conversations with other members. Each community chat room hosts open support group chat sessions. As of June 1999, four of our communities had regularly scheduled moderated support group chat sessions moderated by non-professionals. We are planning to schedule such support group chat sessions on a regular basis in additional community chat rooms.

    THE AMERICASDOCTOR.COM HEALTH QUESTIONNAIRES. We are designing health questionnaires to provide our users with opportunities to participate in on-line polls relating to a variety of health-related topics.

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We plan to use our users' anonymous responses to prepare presentations in our health condition-specific communities to increase the awareness of current health issues affecting each community.

    THE AMERICASDOCTOR.COM SEARCH ENGINE. Our site provides an easy-to-use search engine. This tool allows our users to search and retrieve healthcare information available in the libraries on our site and within our health condition-specific communities.

    We believe our interactive tools and features, and, in particular, our free 24-hour doctor chat service, will enable us to attract loyal audiences to our health condition-specific communities and improve our responsiveness to our audiences and sponsors. We intend to invest in infrastructure, make technological improvements and develop additional interactive community tools and features in response to the needs and interests of our audiences.

STRATEGIC RELATIONSHIPS

    DISTRIBUTION

    We are pursuing high-quality, strategic relationships to increase the traffic to our site and further establish the AmericasDoctor.com brand. We believe relationships with Internet service providers, Internet portals, Web sites, media companies starting Internet initiatives and healthcare companies, and the quality of their content, membership and services will strengthen our brand. In addition, we believe such distribution partners have the ability to drive additional consumers to our site and promote the AmericasDoctor.com brand and enhance our content, communities and services. We believe that these relationships create a significant competitive advantage in our industry, and, accordingly, we will pursue partners that are prepared to invest their resources to realize mutual benefits.

    AMERICA ONLINE, INC. We have entered into a three-year agreement (the "AOL Agreement") with AOL to feature AmericasDoctor.com as one of four anchor tenants on AOL's subscriber Health Channel and make our 24-hour doctor chat service available to AOL's subscribers. AOL has agreed to provide our logo or banner on the main screen and secondary screens of its Health Channel. AOL also has agreed to provide us with keywords which link to the home Web page of our site, and to include AmericasDoctor.com in AOL's "directory of services" and "find" features. The AOL Agreement provides that we will be the only anchor tenant providing free 24-hour, real-time medical advisory service on AOL during the term of the agreement. The third year of the AOL agreement is subject to agreement on pricing terms for that year.

    LYCOS. We entered into a one-year agreement, effective June 1, 1999, with Lycos (the "Lycos Agreement") pursuant to which we have purchased over 400 keywords, phrases and advertising. The purchase of keywords and phrases will result in the association of AmericasDoctor.com, including our on-line communities, as a designated source of information relating to such keywords and phrases. Searches conducted by Lycos users using one or more of the keywords or phrases covered by the Lycos Agreement will generally return search results that highlight AmericasDoctor.com in a prominent position in the listing of the search results.

    CLINICAL TRIAL RECRUITMENT

    PREMIER RESEARCH WORLDWIDE, LTD. In March 1999, we entered into a two-year marketing service agreement (the "PRWW Marketing Agreement") with PRWW. Under the agreement, PRWW has agreed to provide marketing services in connection with the development of our clinical research services business and consultation regarding the recruitment, quantification and qualification of volunteers for clinical trial studies. Specifically, PRWW will provide services which include:

    - education and training for our officers, representatives and staff about volunteer and patient recruitment and related marketing techniques;

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
    - expertise as to the workings of CROs and pharmaceutical companies with regard to the recruitment, quantification and qualification of volunteers for clinical/medical studies;

    - consulting our representatives on marketing and sales presentations;

    - introducing us to CROs and pharmaceutical companies; and

    - assisting us in determining pricing levels for our services.

    We have agreed to pay PRWW approximately $4.8 million in connection with the PRWW Agreement. The PRWW Agreement expires on December 31, 2000.

    The PRWW Marketing Agreement supplemented an earlier agreement (the "PRWW Initial Agreement") entered into with PRWW which, among other things, provides PRWW the right to recruit volunteers for clinical trials from our site and provides that we shall promote the service of PRWW on our site. PRWW's right to recruit volunteers from our site is not limited in duration. Further, the PRWW Initial Agreement required that we recruit clinical trial volunteers for PRWW studies on an exclusive basis and that we not permit other CROs to recruit volunteers for a study on the same disease as a PRWW study. The PRWW Marketing Agreement removed the exclusivity provision.

    CHAT CENTER OPERATIONS

    MEDICAL ADVISORY SYSTEMS, INC. In July 1998, we entered into an exclusive call center service agreement (the "MAS Agreement") with MAS to operate the chat centers for our 24-hour doctor chat service. MAS, or an MAS affiliate, hires, trains, monitors and supervises all healthcare professionals and staff for our chat service. We require all healthcare professionals, operating our chat service, including pharmacists and registered nutritionists, to meet professional qualifications. We own or license the principal hardware and software utilized by MAS to operate our 24-hour chat centers. The MAS Agreement entitles MAS to operate additional 24-hour chat centers opened by AmericasDoctor.com.

    MAS is a 24-hour medical services company that provides medical assistance, telemedicine, medical equipment/pharmaceutical distribution, training and occupational health services. We have agreed to provide promotional space on our site for MAS to use for MAS business purposes.

OUR REVENUE OPPORTUNITIES

    HOSPITAL SPONSORSHIP REVENUE

    Our site provides hospital sponsors (including hospital systems) with exclusive access to an audience of potential consumers located in the geographic area (defined by zip code) served by the hospital. We provide each hospital sponsor with its own Web page on our site which may feature an image of the hospital, a description of its services and facilities, directions to the hospital and a link to its Web site, if one exists, or other promotional content provided by the sponsor. Through the interactive features on our site, we offer our hospital sponsors opportunities to provide consumers free medical information and exposure to the sponsors' own doctors. When visitors enter our site for the first time they are requested to provide their state and zip code information. Each time thereafter that the user visits our site, our site will automatically identify the applicable sponsor hospital, delivering such sponsor's marketing message directly to the user's screen. After the conclusion of every doctor chat session, a user located in a geographic area (defined by zip-code) where one of our sponsors is located is provided a screen that enables the visitor to contact that hospital. Visitors who request hospital sponsor information are required to provide basic contact information, including an e-mail address, that we forward to our hospital sponsors so that our hospitals may contact our visitors.

    We believe that our geographically exclusive sponsorship arrangements result in significant marketing benefits to our hospital sponsors because the hospital's message is delivered directly to

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
consumers in their communities who are seeking health information. In addition, we believe that our site offers the following benefits to our hospital sponsors:

    - enhances the sponsor's image by providing their community a comprehensive, personal health information resource;

    - offers the sponsor national exposure to our audiences of healthcare consumers which enhances their Internet presence; and

    - enables the sponsor to promote their services by hosting on-line events and promoting health education programs featuring their doctors.

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
    As of June 1, 1999 we had 34 sponsorship contracts with the following hospitals:

                               AMERICASDOCTOR.COM
                               HOSPITAL SPONSORS

-  St Francis Hospital                                                (Delaware)
-  University of Miami/Jackson Memorial Medical Center(1)             (Florida)
-  Memorial Health System                                             (Georgia)
-  Central DuPage Health System(1)                                    (Illinois)
-  Evanston Northwestern Healthcare                                   (Illinois)
-  Ingalls Health System                                              (Illinois)
-  McNeal Memorial Hospital Association                               (Illinois)
-  St. Francis Hospital and Health Center(1)                          (Indiana)
-  St. Joseph's Hospital                                              (Indiana)
-  St. Margaret's Mercy Healthcare Centers(1)                         (Indiana)
-  Christus Schumpert Health System(1)                                (Louisiana)
-  St. Mary's Regional Medical Center                                 (Maine)
-  Laurel Regional Hospital                                           (Maryland)
-  Lifebridge Health System                                           (Maryland)
     Sinai Hospital of Baltimore,
     Northwest Hospital Center,
     Levindale Geriatric Center
-  Henry Ford Hospital System                                         (Michigan)
-  Lake Regional Hospital                                             (Minnesota)
-  Duke University Health System                                      (North
                                                                      Carolina)
-  St. Alexius Medical Center                                         (North Dakota)
-  New York Presbyterian Hospital-The University Hospital of          (New York)
     Columbia & Cornell(1),
     The Allen Pavilion, Babies and Children's Hospital of New York,
     Columbia Presbyterian Center,
     New York Weill Cornell Center Westchester Division
-  University Hospital at Syracuse                                    (New York)
-  The Community Hospital                                             (Ohio)
-  Guthrie Healthcare(1)                                              (Pennsylvania)
-  Jefferson Health System(1)                                         (Pennsylvania)
-  PennCARE                                                           (Pennsylvania)
     Lehigh Valley Hospital,
     Doylestown Hospital
-  PennState Geisinger Health System(1)                               (Pennsylvania)
-  St. Joseph's Regional Health Network(1)                            (Pennsylvania)
     St. Joseph Hospital,
     St. Joseph Medical Center
-  University of Pittsburgh Medical Center Health System              (Pennsylvania)
-  UT Medical Group, Inc.(2)                                          (Tennessee)
-  Vanderbilt Medical Center(1)                                       (Tennessee)
-  Good Shepherd Medical Center                                       (Texas)
-  St. Luke's Episcopal Health System                                 (Texas)
-  Trinity Mother Francis Hospital Regional Health System             (Texas)
-  Bon Secours Richmond Health System                                 (Virginia)
     Bon Secours Memorial Regional Medical Center,
     Bon Secours Richmond Community Hospital,
     Bon Secours Stuart Circle Hospital,
     Bon Secours St. Mary's Hospital
-  Froedert Memorial Lutheran Hospital                                (Wisconsin)
--------------------------
(1) This sponsor is not on-line as of June 9, 1999.
(2) UT Medical Group, Inc. is a physician practice group.

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
    We typically enter into one-year sponsorship agreements with hospitals that make the hospital the exclusive sponsor of our Internet services within a market region defined by zip code. Our hospital sponsors currently pay a flat fee based upon the number of consumers in their market, the scope of geographic exclusivity (the number of zip codes purchased) and the competitiveness of the hospital's market. Hospital sponsorship fees are not based, in whole or in part, and do not vary with, the volume or value of consumers who contact a hospital sponsor. We prepare reports for our hospital sponsors that include detailed information about our audiences' interests, the topics researched by our visitors and the number of visitors using different areas of our site.

    E-COMMERCE REVENUE

    We plan to develop our e-commerce operations during the remainder of 1999 to address the increasing number of consumers who we believe are interested in buying health-related products over the Internet. Our medical mall was launched in May 1999 and initially focused on Smith & Nephew supplies. We are designing our on-line medical mall to present consumers with e-commerce options including the availability of home health products, pharmaceuticals, over-the-counter drugs, vitamins, responsible natural products, durable medical equipment and health-related books. We also intend to help consumers make informed purchases by using our free 24-hour chat technology to provide real-time access to knowledgeable sales representatives. We believe that our health condition-specific communities will allow us to serve the special e-commerce needs of consumers with specific healthcare conditions and interests.

    Part of our e-commerce strategy is to develop relationships with companies that we believe have established, recognizable and trusted names and national product fulfillment capabilities. We do not intend to maintain any significant inventory or establish our own warehousing, shipping or fulfillment operations. We intend to enter into arrangements where our e-commerce partners will fulfill our inventory needs in connection with the sale of a product. In addition to our relationship with Smith & Nephew, we have entered into arrangements with Tempur Pedic, Inc., and Kimberly Clark, Inc. to sell certain home healthcare products.

    Our relationship with Smith & Nephew includes the promotion of the AmericasDoctor.com brand, site and health condition-specific communities in Smith & Nephew print catalogs and the provision of warehouse space and inventory management by Smith & Nephew for all products purchased by us (including products we purchase from other e-commerce suppliers). The Smith & Nephew product catalogue also will be available on-line through our medical mall. We intend to resell Smith & Nephew products to our consumers through our medical mall and introduce other business customers to Smith & Nephew through our site.

    EDUCATIONAL PROGRAM SPONSORSHIP REVENUE.

    We plan to feature educational programs sponsored by healthcare companies and hosted by healthcare professionals. We believe our educational programs will offer sponsors an opportunity to reach our audiences to heighten awareness of issues of interest to the healthcare community. We believe that raising general awareness of healthcare issues, such as treatment alternatives, risks and side effects and health outcomes associated with certain treatment options, empowers consumers to make informed healthcare decisions and better manage their personal health. For example, Glaxo Wellcome PLC has sponsored three educational programs on our site.

    ADVERTISING REVENUE OPPORTUNITY

    Open access to the Internet and the rapidly increasing number of Web users have resulted in the emergence of the Web as a potential new medium for advertising. We believe the effectiveness of Internet advertising is not proven and the success of business models relying principally on advertising revenue is uncertain. However, to the extent that Internet advertising and related business models prove successful, we believe our site is being designed to generate advertising revenue opportunities because of its interactivity, flexibility, targetability and measurability. In particular, we believe our site is designed to enable advertisers to reach large consumer audiences and target advertisements to specific regional populations, specific consumer audiences or selected individuals. Our site is designed to display "banner" advertisements that allow consumers to link directly to the advertiser's Web site. We plan to market such banner advertising on our site, including in our health condition-specific communities, to traditional advertisers, such as pharmaceutical companies, medical device manufacturers and other healthcare companies. We expect to base our advertising fees, in part, on the size of the consumer audience that views an advertisement.

    CLINICAL TRIAL RECRUITMENT REVENUE OPPORTUNITY

    We believe that a business opportunity exists in the recruitment of volunteers to participate in clinical trials. The speed with which clinical trials can be completed is significantly affected by the rate at which participants are enrolled. We believe the inability to recruit a sufficient number of patients in a timely manner is a recurring problem and one of the most frequent causes of clinical trial delays, as well as a major cost for clinical research sponsors. We believe that our site and health condition-specific communities should provide us with the ability to help recruit participants for clinical trials. Our interactive, on-line registration process for clinical trial volunteers will allow us to collect preliminary information from our volunteers and prepare comprehensive reports for research companies from which they can select potential participants. Volunteers also will have the opportunity to register for specific clinical trials of interest to them. We intend to advertise for volunteers for clinical trials to our audiences and record responses from potential participants. We believe that our health condition-specific communities may provide an advantage in recruiting clinical volunteers by enabling us to target an audience of volunteers meeting the basic criteria of a study.

MARKETING, ADVERTISING AND PUBLIC RELATIONS

    We market the AmericasDoctor.com brand, our site and our health condition-specific communities through an integrated marketing model which employs a variety of communications media. Our marketing program is managed by our three person in-house staff. Our goals are to increase AmericasDoctor.com brand recognition, attract and maintain visitors, additional hospital sponsors, nonprofit healthcare sponsors and educational program sponsors. We pursue these goals through an aggressive public relations program, direct advertising, marketing on our own site and other on-line opportunities as well as co-marketing opportunities with our strategic partners.

    HOSPITAL SPONSORSHIP MARKETING

    Marketing of our hospital sponsorship program is carried out by our five-member in-house sales team and our marketing representatives. Our hospital marketing staff contacts hospital executives or program directors through direct advertising and mailings. A representative of our sales team contacts each interested hospital to arrange for a complete marketing presentation. Our sales staff works closely with potential hospital sponsors to determine how best to satisfy its particular needs. We intend to allocate additional resources to marketing our content, communities and services to strengthen hospital awareness of the AmericasDoctor.com brand.

    CO-MARKETING ARRANGEMENTS

    We have entered into, and intend to continue to enter into, strategic arrangements with parties having established audiences or customer bases and an anticipated need for the content, communities and services provided by AmericasDoctor.com. We have established a number of significant co-marketing arrangements to increase the exposure of the AmericasDoctor.com brand. These

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
arrangements involve leading Internet and healthcare companies and other companies including the following:

           AOL. As part of the AOL Agreement, we provide our free 24-hour doctor chat service as an anchor tenant to AOL's subscribers. AOL also has agreed to display our logo on the main screen of its Health Channel, to provide us with the keywords to include our site in its "directory of services" and "find" features and provide our content on its Health Channel.

           SMITH & NEPHEW. Our agreement with Smith & Nephew provides for the inclusion of our domain name, WWW.AMERICASDOCTOR.COM, on the printed version of all of Smith & Nephew's consumer product catalogs and promotion and marketing of AmericasDoctor.com as a site for healthcare products.

           AMERICAN EXPRESS. Our agreement with American Express Company provides for the marketing of the AmericasDoctor.com, brand to American Express Cardmembers nationwide, as well as access to local and regional marketing programs. American Express will also provide introductory market funds for both traditional and on-line media promotions.

    PUBLIC RELATIONS PROGRAM

    Our public relations program is carried out by our two-member in-house staff. We pursue public relations opportunities to build awareness of the AmericasDoctor.com brand, content, communities and services, and in particular our free 24-hour doctor chat service. We have gained significant recognition within the industry by participating in tradeshows and through our public relations efforts. We also have received extensive national media attention since our launch on AOL in September 1998. We have been featured on GOOD MORNING AMERICA, which did a live telecast from our doctor chat center, and on CNN. We have been the subject of articles in TIME MAGAZINE, USA TODAY and other national and local publications. In October 1998, our free 24-hour doctor chat service was featured in a live demonstration for the FIRST INTERNET HEALTH DAY sponsored by Intel Corporation.

    We intend to engage in a significant branding and marketing campaign to increase awareness of the AmericasDoctor.com brand. We will employ a combination of marketing efforts aimed at establishing AmericasDoctor.com as a trusted Internet brand for healthcare consumers, increasing traffic on our site and developing revenue opportunities. We also intend to promote our content, community and services through traditional print media, including trade journals, newspapers and magazines targeted at healthcare consumers, and participate in tradeshows, conferences and other engagements as part of our ongoing public relations program. We plan to allocate significant resources to building brand awareness of AmericasDoctor.com.

TECHNOLOGY, INFRASTRUCTURE AND OPERATIONS

    TECHNOLOGY.

    The various features of our site are implemented using a combination of commercially available and proprietary software components. We favor licensing and integrating "best of breed" commercially available technology from industry leaders. We reserve internal development of software for those components that are either unavailable on the market or that have strategic advantages when developed internally. We believe that this component style approach is more manageable, reliable and scalable than single-source solutions. In addition, the emphasis on commercial components speeds development time, which is an advantage when competing in a rapidly evolving market. Consistent with our preference for off-the-shelf software components, we rely primarily on industry-standard Microsoft operating systems, development and infrastructure components.

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
    Our innovative 24-hour doctor chat service uses proprietary software ("AD Chatware") licensed to us by Jaspin Interactive, Inc. ("Jaspin"). AD Chatware provides a user interface for real-time, text dialogue on-line. Jaspin has granted us a worldwide, perpetual, irrevocable, royalty-free and exclusive license to use AD Chatware in connection with any medical or health-related purpose. Jaspin has represented to us that the AD Chatware software is year 2000 compliant.

    We are in the process of developing new chat technology with Qwest Internet Solutions, Inc. ("Qwest") that we believe will be more scalable than our existing technology. We intend to spend significant resources to develop our new chat technology.

    INFRASTRUCTURE.

    Our site's operating infrastructure has been designed and implemented to support significant user traffic and to accommodate additional traffic. Web pages are dynamically generated and delivered in response to individual user requests. We believe our infrastructure is a distributed, scalable solution that provides reliable and secure performance and service availability.

    OPERATIONS.

    Our site architecture currently operates on two Pentium servers (one Webserver/Application Server and one Database server) with one spare server that supports Web applications and database functions as a temporary emergency backup. Our Web server runs Microsoft Windows NT 4.0 and utilizes Microsoft SQL Version 6.5. We maintain our production servers at the New Jersey Data Center of Qwest. Each of the servers is dedicated to our business. Our operations are dependent upon Qwest's ability to protect its systems against damage from fire, hurricanes, power loss, telecommunications failure, break-ins and other destructive events. Qwest provides comprehensive facilities management services including human and technical monitoring of all production servers 24 hours per day, seven days per week. Qwest provides the means of connectivity for our servers to our users via the Internet through multiple connections. The facility is powered by multiple power supplies.

    Our production data is copied to DAT tape nightly and is stored off-site on a weekly basis. Copies of our production data are maintained on servers residing with our current developers. We are in the process of developing a disaster recovery plan to respond to system failures. We keep all of our production servers behind firewalls for security purposes. Access to the production servers is restricted to appropriate individuals and is subject to strict username and password protocols.

    CHAT CENTER OPERATIONS.

    MAS operates our Owings chat center with 15 computers and our Owings Mills chat center with seven computers, in each case using the Microsoft Windows 98 operating system. Each of our chat centers has a separate T-1 Internet connection and back-up power generators.

COMPETITION

    The market for Internet information and commercial products and services is intensely competitive and rapidly changing. Over 15,000 Web sites already provide healthcare information and related products and services. In addition, traditional media and healthcare organizations are competing actively for consumers' time and attention through traditional means as well as through Internet initiatives. We believe competition for healthcare consumers will continue to increase as the Internet and the healthcare market evolve.

    We also compete for consumers' time and attention, sponsors, advertisers, e-commerce merchants and other affiliates with a multitude of informational Web sites operated by governmental agencies, educational institutions, businesses and other organizations and individuals. We expect competition to intensify and the number of our competitors to increase significantly in the future. In addition, as we expand the scope of our informational content, products and services, we will compete with a greater number of Internet companies. Since the operations and strategic plans of many Internet companies are undergoing rapid change, it is difficult to anticipate which companies are likely to offer competitive services in the future.

    In particular, our competitors may include:

    - healthcare Web sites such as (by domain name) accesshealth.com, ahn.com, betterhealth.com, drkoop.com, drweil.com, healthcentral.com, healthgate.com, intelihealth.com, mayohealth.org, mediconsult.com, onhealth.com, thriveonline.com and webmd.com;

    - Web search engines and Internet portals, such as aol.com, Excite, Inc., Infoseek Corporation, Lycos Corporation, Microsoft Network, and Yahoo! Inc;

    - HMOs, managed care organizations, insurance companies, hospitals and other healthcare providers and payors such as Columbia/HCA Healthcare Corporation, Kaiser Permanente and VHA Inc. which offer healthcare information on-line;

    - Web communities, such as the American Association of Retired Persons, SeniorNet and ThirdAge Media, Inc., which offer healthcare-related information and programming to special demographic groups; and

    - e-commerce suppliers and conventional retailers such as CVS, Drugstore.com, Express Scripts, Inc., Merck-Medco Managed Care, L.L.C., Planet Rx, Rite Aid Corporation, Walgreens and other companies that sell healthcare products and services through the Internet that may be competitive to those that may become available through our site.

    We also may compete less directly with traditional information media, such as print, radio and television, for our audience, sponsorships, commerce and advertising dollars. We believe we must develop a loyal consumer audience that is attractive to our sponsors, e-commerce suppliers and advertisers. We believe key competitive factors in attracting a loyal consumer audience include the quality and usefulness of services and the comprehensiveness and relevance of our content.

    Many of our existing competitors and potential new competitors are likely to enjoy substantial competitive advantages compared to our company, including the ability to offer a wider array of on-line content, products and services, larger production and technical staffs, greater name recognition and larger marketing budgets and resources, larger customer and user bases and substantially greater financial, technical and other resources. In addition, such competitors may have longer operating histories on the Internet, lower cost structures and higher amounts of user traffic. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, make more attractive offers to potential employees, distribution partners, advertisers and content providers and may be able to respond more quickly to new or emerging technologies and changes in Web user requirements.

    To be competitive, we must respond promptly and effectively to the challenges of rapid technological change, evolving consumer demands, evolving Internet standards and our competitors' innovations by continuing to enhance our products and services as well as our sales and marketing channels. Competition is likely to increase as new companies enter the market and current competitors expand their services. We expect that competitive factors will create a continuing need for us to improve and add to our healthcare content. Accordingly, we intend to seek additional sources of healthcare information and expand the breadth of our content offerings. Increased competition or our failure to successfully respond to our competitors could result in greater competition for sponsorships, reductions in advertising rates, lower margins, greater operating losses or loss of market share, any of which would materially adversely affect our business, financial condition and results of operations.

INTELLECTUAL PROPERTY

    We rely primarily on a combination of copyrights, trademarks, trade secret laws, our user policy and restrictions on disclosure to protect our intellectual property and our content, trademarks, trade names and trade secrets. We have filed trademark applications for "AmericasDoctor.com," "America's Doctor," "America's Doctor On-line," "AD Family Protect," "AD Chatware," the "AD" logo and other derivative trade names. We may pursue foreign registrations of our trademarks if international use of our site expands. We enter into confidentiality agreements with our employees and consultants, and seek to control access to and distribution of our other proprietary information. If our competitors prepare and file applications in the United States that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine the entitlement and priority of rights to the trademark. Such proceedings could cause us to incur substantial costs. We cannot assure you the measures we have taken will adequately protect our intellectual property rights or that our competitors will not develop proprietary technology that is equivalent or superior to ours.

    We license information, technology, data and other content from third parties. Licensing such material from third parties increases our exposure to infringement actions by requiring us to rely on third-party representations as to the origin and ownership of such licensed material. We customarily negotiate for indemnifications to cover any breach of such representations giving rise to any claim by a third party that the licensed material infringes such person's proprietary rights. We may seek to license additional material in order to enhance our site and community features or introduce new interactive services. The inability to obtain or maintain requisite licenses could impair our site and communities and result in delays in the introduction of new interactive services until the requisite material is identified, licensed and integrated into our site.

    In addition, we may be subject to litigation for claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. If other parties file applications for marks used or registered by us, we may have to oppose those applications and participate in administrative proceedings to determine priority of rights to the mark, which could result in substantial costs to us due to the diversion of management's attention and the expense of such litigation, even if the eventual outcome is favorable to us. Adverse determinations in such litigation could result in the loss of certain of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from selling our services. Any of these results could have a material adverse effect on the acceptance of the AmericasDoctor.com brand and on our business, financial condition and results of operations. In addition, since we license a substantial portion of our content from third parties, our exposure to copyright infringement actions may increase because we must rely upon their representations as to the origin and ownership of third-party intellectual property.

    In addition to the litigation risks described above, we may be subject to third-party claims for defamation, negligence, copyright or trademark infringement or other claims based on the nature and content of information supplied on our site by us, our users or third parties, including our content, product and service providers. These types of claims have been brought, sometimes successfully, against Internet companies in the past. We could be subject to liability with respect to content that may be accessible through our site or other Web sites linked to our site. For example, claims could be made against us if a consumer relies on healthcare information accessed through our site to their detriment. Even if such claims do not result in liability to us, our reputation could suffer and we could incur significant costs litigating such claims and implementing measures to reduce our exposure to such liability. Claims also could arise from inaccurate, offensive, harassing, or otherwise inappropriate statements of participants in public health condition-specific communities or special programs, over which we have no control. Similarly, claims may arise from content or statements contained or made on Web sites linked to our site. Our insurance may not cover potential claims of this type or may not be

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adequate to cover all costs incurred in defense of such claims or to indemnify us for all liability that may be imposed. To the extent we are currently covered by insurance, the continued availability of such insurance cannot be assured. Any liability not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

    Domain names are the user's Internet "address" and derive value because they are currently the simplest way to access Web sites. The current system for registering, allocating and managing domain names has been the subject of litigation and of proposed regulatory reform in the United States. There can be no assurance that third parties will not bring claims for infringement against us for the use of our domain name. Further, since the value of domain names derives from users' ability to remember such names, there can be no assurance that our domain names will not lose value if, for example, users stop using domain names to access Internet resources. There can be no assurance that litigation or reform efforts resulting in a restructuring of the current system of registering domain names will not require us to obtain new domain names in addition to, or in lieu of, our current domain names.

EMPLOYEES

    We currently have 41 full-time employees, none of which is represented by a labor union or covered by a collective bargaining arrangement. We believe that our employee relations are good.

FACILITIES

    Our corporate headquarters currently occupy approximately 7,850 square feet of office space in Owings Mills, Maryland. The sublease expires on September 29, 2000, with an option to renew the sublease term for five years. In addition, we lease approximately 1,500 square feet of space for our call center in Owings, Maryland under a lease expiring at the end of our MAS call center service agreement.

    We have entered into a new sublease expiring May 2001 for 31,302 square feet of office space in Owings Mills, Maryland and intend to relocate our corporate headquarters. We intend to build an additional call center at our new office. We believe additional leased space can be obtained, if needed, on acceptable terms.

LEGAL PROCEEDINGS

    From time to time, we may be involved in regulatory proceedings or litigation relating to claims arising out of our operations. We believe that there are no claims or proceedings pending or threatened against us, the ultimate disposition of which would have a materially adverse effect on our business. See "Risk Factors--Our Business is Subject to Extensive Government Regulation and Other Legal Considerations."

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
                   REGULATION AND OTHER LEGAL CONSIDERATIONS

    GENERAL.

    Our business and industry are subject to extensive government regulation. Federal and state laws, regulations and statutes have been or may be adopted with respect to healthcare, the Internet, our industry or other on-line services.

    The delivery of healthcare services and products is heavily regulated under federal and state law. For example, federal and state agencies regulate the practice of medicine, establish licensing and reimbursement requirements and, through fraud and abuse laws, prohibit payments for the referral of patients to a person participating in, or for the order, purchase or recommendation of items or services that are subject to reimbursement by, Medicare, Medicaid and other federal or state healthcare programs or third-party payors. Notwithstanding our efforts to structure our business activities in a manner that would not constitute the practice of medicine or involve prohibited referrals, federal and/or state healthcare regulatory authorities could determine that, in a particular case or generally, we are engaged in the practice of medicine through the activities of our doctors or other healthcare professionals on or through our Web site. There is also a risk that our relationships with hospital and other sponsors, e-commerce vendors and other companies may implicate or violate laws governing the sale of healthcare products and laws prohibiting referral arrangements. We have not researched the laws of each of the 50 states or obtained opinions or rulings from federal and state agencies with authority to enforce such laws. A finding that our current or future business activities violate any of these laws or statutes, could cause a material adverse effect on our business, financial condition and results of operations.

    There is also an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, on-line content regulation, user privacy, taxation and quality of products and services. Moreover, it may take years to determine whether and how existing laws addressing intellectual property, privacy, libel, copyright, trademark, trade secret, obscenity, personal privacy, taxation and regulation of the sale of products and services apply to the Internet and Internet advertising. Any requirements imposed by any legislation or regulation may limit the growth of the use of the Internet. Such limitations could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations.

    REGULATION OF THE PRACTICE OF MEDICINE AND OTHER LICENSING LAWS.

    The practice of medicine, generally defined by state law as engaging in, with or without compensation, medical diagnosis, healing, treatment (including the prescription of medications) or surgery, requires licensing under applicable state law. The practice of medicine without a license can be a civil or criminal violation depending on state law. We have endeavored to structure our site, and in particular our free 24-hour doctor chat service, to avoid violation of state licensing requirements. Our guidelines provide and we instruct that chat center doctors and other healthcare professionals, shall not practice medicine. However, chat center doctors and other healthcare professionals may fail to follow our guidelines, or interaction between our doctors and consumers could elicit responses which may be claimed or deemed to be a diagnosis or other element of the practice of medicine. Furthermore, the application of this area of the law to Internet services such as ours is novel and, accordingly, a state regulatory authority may allege that one or more elements of our business requires a license under existing or future laws or statutes. Any application of the regulation of the practice of medicine to our

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business, and in particular our free 24-hour doctor chat service, could result in a material adverse effect on our business, financial condition or results of operation.

    We also contract with healthcare professionals who are not physicians. For example, pharmacists and nutritionists communicate with users in our chat sessions in the same manner as doctors. Pharmacists engaging in the practice of pharmacology are regulated by state law, and nutritionist may also be licensed under state law, depending on the jurisdiction. As is the case with doctors, these healthcare professionals are instructed not to prescribe drugs, diagnose, or treat consumers. While we take steps to ensure that our non-physicians do not engage in professional practices that require them to be licensed, we cannot guarantee that a local professional licensing board would not seek to impose its state law requirements on the activities of our non-physician healthcare professionals.

    We plan to engage in the sale of certain home care products on-line. We have entered into an agreement with Smith & Nephew to develop this e-commerce business. Smith & Nephew has historically employed or contracted with healthcare professionals, such as occupational therapists, who are available to answer customer questions about product purchases. We plan to utilize Smith & Nephew's call center for our users who wish to purchase products from us. If it were determined that this Smith & Nephew service constituted the delivery of services for which professional healthcare license is required, we could lose the ability to provide this service, and we could be subject to penalties for making this service available.

    FEDERAL AND STATE HEALTHCARE REGULATION.

    Provisions of the Social Security Act (the "Federal Anti-Kickback Law") prohibit knowingly or willfully, directly or indirectly, paying or offering to pay, or soliciting or receiving, any remuneration in exchange for the referral of patients to a person participating in, or for the order, purchase or recommendation of items or services that are subject to reimbursement by, Medicare, Medicaid and similar other federal or state healthcare programs. Violations may result in civil and criminal sanctions and penalties. Civil penalties include exclusion from government health programs. Criminal sanctions include imprisonment for up to five years, fines up to $25,000 or both, for each violation. Recent federal legislation expanded the sanctions to include civil monetary penalties up to $50,000 for each prohibited act and up to three times the total amount of remuneration offered, paid, solicited or received, even in circumstances where a portion of such remuneration is offered, paid, solicited or received for a lawful purpose. There is increasing scrutiny by federal and state law enforcement authorities with both civil and criminal jurisdiction, over financial arrangements between healthcare providers and referral sources. Certain courts reviewing the statute have taken a broad view of the Federal Anti-Kickback Law and have ruled that it can be violated if only one purpose of a payment arrangement is to induce referrals. Many states also have enacted similar local anti-kickback laws.

    We earn revenues by selling exclusive geographical sponsorships to hospitals. Each time a user located in the zip code of our sponsor concludes a chat with a doctor, a screen appears enabling the user to obtain further information about the sponsor in his area if one exists, or to provide information to a hospital regarding appointments or further information. While we have taken steps to structure our sponsorship arrangements in a manner such that they would not be deemed to violate the anti-kickback laws, there can be no assurances that regulators would not reach a contrary conclusion. It is possible that facilitation of contacts between hospitals or other sponsors and potential patients could result in the allegation or finding that we or the physicians arranged for or recommended the provision of reimbursable healthcare services by our sponsors. In addition, we expect to earn revenues from e-commerce activities, including the on-line sale of products which are subject to Medicare and Medicaid reimbursement. Although we intend to structure our arrangements in a manner which complies with applicable federal anti-kickback laws and/or similar state laws, we cannot guarantee that regulators would not reach a contrary conclusion and seek to enforce such laws against us and limit our

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e-commerce opportunities. Furthermore structuring our arrangements to comply with these laws may limit the revenues we can earn from e-commerce sales of reimbursable items.

    Limited "safe harbor" regulations promulgated by the Department of Health and Human Services ("DHHS") define a narrow range of practices that are exempted from federal prosecution or other enforcement under the Federal Anti-Kickback Law. These regulations fail to exempt a wide range of activities in which healthcare providers and others engage. Activities that fall outside the safe harbor regulations are not necessarily illegal, though they could be the subject of increased scrutiny, investigation or prosecution. Our existing and planned sponsorship and e-commerce activities may not qualify for safe harbor protection. Given the breadth of the Federal Anti-Kickback Law and the limited scope of the existing safe harbors, the possibility of adverse regulatory positions cannot be eliminated. The Office of Inspector General ("OIG") is authorized to issue advisory opinions regarding the interpretation and applicability of the Federal Anti-Kickback Law, including whether an activity or proposed activity constitutes grounds for the imposition of civil or criminal sanctions. We have not sought such an opinion and are aware of no opinion that has been issued with respect to our sponsorships or existing or planned Internet sales activities.

    If our activities were deemed to be inconsistent with the Federal Anti-Kickback Law or similar laws which have been adopted by various states, we could face civil and criminal penalties or be barred from such activities, any of which could have a material adverse effect on our business, financial condition or results of operations. Further, we could be required to restructure our existing or planned sponsorship compensation arrangements and e-commerce activities in a manner which could have a material adverse effect on our business, financial condition and results of operations.

    SELF-REFERRAL PROHIBITIONS.

    The federal physician self-referral statute, sometimes identified as the "Stark Law," generally forbids payments under Medicare or Medicaid based on a physician referral for "designated health services" to any entity with which the physician (or an immediate family member) has a financial relationship, which can take the form of a direct or indirect ownership or investment interest or a compensation relationship. A referral, under the Stark Law, can include prescribing or requesting designated health services, and also, establishing a plan of care for the designated health service. The Stark Law applies to clinical laboratory services and certain other designated health services, including outpatient prescription drugs and durable medical equipment. Penalties for violating the Stark Law include denial of payment from Medicare and Medicaid programs for any services referred to an entity in violation of the "Stark Law," civil monetary penalties of up to $15,000 for each offense and exclusions from the Medicare and Medicaid programs. Many states have adopted referral laws which may extend to governmental and third-party payors. If it were determined that
(a) doctors operating our chat service were engaged in the practice of medicine,
(b) such doctors were, in turn, deemed to have made referrals for designated health services and (c) no exemption covered the manner in which such doctors are compensated, we could be subject to action under the Stark Law, which could have a material adverse effect on our business, financial condition and results of operations and subject us to sanctions under these laws.

    OPERATION AS A HEALTHCARE PROVIDER.

    We intend to engage in e-commerce by delivering healthcare products to members of the public, including participants in Medicare, Medicaid and other governmental payment programs. These activities may include sales of pharmaceuticals, durable medical equipment and other items. Accordingly, we may be considered to be a healthcare supplier and may be required to obtain federal and state licenses and permits, such as pharmaceutical licenses and permits, as well as certifications to participate in the Medicare, Medicaid or other programs. We cannot guarantee that we will be able to obtain and maintain such licenses, permits and certifications. In addition, Medicare, Medicaid and

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other third-party payment programs are under pressure to control healthcare costs and the rates paid for products we may sell are subject to change. Federal and state law enforcement authorities scrutinize closely the claims of healthcare providers. The submission of false or fraudulent claims by any healthcare providers or suppliers carries the risk of prosecution under applicable federal and state criminal and civil statutes.

    MALPRACTICE.

    Due to the nature of our business, we may become involved in litigation regarding the information transmitted over the Internet by doctors or other healthcare professionals operating our chat service or involving claims against our hospital sponsors, with the risk of adverse publicity, significant defense costs and substantial damage awards. If we or healthcare professionals with which we contract or who provide information on or through our Web site or suppliers are deemed to be engaged in the practice of medicine, including as a result of a doctor or other healthcare professional failing to follow our guidelines, we could be subject to claims and/or malpractice liability exposure for which we may not be insured. In recent years, participants in the healthcare industry, including doctors, nurses and other healthcare professionals, have been subject to an increasing number of lawsuits alleging malpractice, product liability and related legal theories, many of which involve large claims and significant defense costs. We have adopted policies and procedures intended to reduce the risk of claims, and to date, we have not been the subject of any claim involving the operation of our site. However, there can be no assurance that claims will not be brought against us. Even if such claims ultimately prove to be without merit, defending against them can be time-consuming and expensive, and any adverse publicity associated with such claims could have a material adverse effect on our business, financial condition or results of operations.

    While we maintain liability insurance, which provides limited coverage for malpractice, claims may arise that would not come within the scope of or be covered by our insurance or, if covered, may exceed the limits of our coverage. In addition, we expect to seek increased coverage as the business grows. There can be no assurance that we will be able to maintain existing coverage or expand its scope to address evolving risks, or obtain increased amounts of coverage on acceptable terms or at all.

    USE OF MEDICAL INFORMATION AND DATA.

    There are currently, and continue to be adopted, amended and implemented, federal and state laws governing the storage and disclosure of medical information and healthcare records. We may collect and use data about users seeking information on our site. While this information is not intended to constitute or be treated as medical records, users or regulatory agencies may seek to characterize this information as medical records and impose requirements and/or sanctions upon us related to the maintenance and handling of medical records. Maintaining this information could expose us to claims if unauthorized persons gain access to it notwithstanding our efforts to maintain its security or if the consumer wishes to have us transmit or give access to others, and we fail or are unable to do so.

    HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT OF 1996.

    The recently enacted Health Insurance Portability and Accountability Act of 1996, mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000 with regard to healthcare issues on the Internet. It will be necessary for our platform and for the applications that we provide to be in compliance with the proposed regulations. Congress is also likely to consider legislation that would establish uniform, comprehensive federal rules about an individual's right to access his own medical information. This legislation would likely define what is to be considered "protected health information" and outline steps to ensure the confidentiality of this information.

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    RELATIONSHIPS WITH RESEARCH COMPANIES.

    We expect to have relationships with companies that recruit volunteers for clinical trial studies and to earn revenue from these relationships. Users on our site will have the opportunity to volunteer to participate in research studies through organizations with which we have a relationship. Certain ethical rulings may limit or prohibit compensation to physicians for making referrals of patients to research studies. We do not believe these issues apply to our planned operations but we cannot guarantee that regulatory agencies or associations asserting authority to regulate our activities (including our chat service operations and healthcare professionals) would not seek to apply such rulings to us.

    FDA REGULATION.

    We do not believe that our current services are regulated by the Food and Drug Administration ("FDA"); however, our services may become subject to FDA regulation. Additionally, we may expand our business into areas that subject us to FDA regulation. We have no experience in complying with FDA regulations. We believe that complying with FDA regulations would be time consuming, burdensome and expensive and could delay or prevent the introduction of new services.

    PROTECTION OF PRIVACY.

    The Federal Trade Commission (the "FTC") is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals, particularly children, while accessing Web sites. Such regulations may include requirements that companies operating Web sites establish certain procedures that, among other things:

    - give adequate notice to consumers regarding information collection and disclosure practices;

    - provide consumers with the ability to have personal identifying information deleted from a company's database;

    - provide consumers with access to their personal information and with the ability to rectify inaccurate information;

    - clearly identify affiliations or a lack thereof with third parties that may collect information or sponsor activities on a company's Web site; and

    - obtain express parental consent prior to collecting and using personal identifying information on children under 13 years of age.

    We cannot assure that our services will conform with regulations adopted by the FTC. Even in the absence of such regulations, the FTC may investigate the privacy practices of companies that collect information on the Internet. One investigation resulted in a consent decree pursuant to which an Internet company agreed to establish programs to implement the principles noted above. If we become subject to such an investigation, the FTC's regulatory and enforcement efforts may adversely effect our ability to collect personal information from our users, which, in turn, could have an adverse effect on our ability to provide effective opportunities for advertisers and e-commerce marketers. This could have a material adverse effect on our business, financial condition and results of operations.

    It is also possible that "cookies" (files stored on a user's hard drive, possibly without the user's knowledge, to identify a specific server, file pathway or directory location) employed to track user information and trigger profiled sponsorships and advertising may become subject to laws limiting or prohibiting their use. Certain Internet browsers allow users to remove cookies or prevent cookies from being stored on their hard drives. In addition, a number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. We currently use cookies to identify the zip code of users of our site in order to trigger the display of information about the appropriate hospital sponsor on the user's screen. Limitations on or elimination of our use of cookies could limit the effectiveness of our

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sponsorship and advertising opportunities, which could have a material adverse effect on our business, financial condition and results of operations.

    The European Union (the "EU") has adopted a directive that imposes restrictions on the use of personal data in the EU. Under the directive, EU citizens are guaranteed certain rights, including the right of access to their data, the right to know where the data originated, the right to have inaccurate data rectified, the right to recourse in the event of unlawful processing and the right to withhold permission to use their data for direct marketing. The directive could, among other things, affect U.S. companies that collect information over the Internet from individuals in EU member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States. In particular, companies with offices located in EU countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. The directive does not, however, define what standards of privacy are adequate. As a result, there can be no assurance that the directive will not adversely effect the activities of entities such as our company that engage in data collection from users in EU member countries.

    Planned features of our site include the retention of personal information about our users which we would obtain with their consent. We plan to have a stringent privacy policy covering this information. However, if third persons were able to penetrate our site security and gain access to, or otherwise misappropriate, our users' personal information, we could be subject to liability. Such liability could include claims for the misuse of personal information, such as for unauthorized marketing purposes or unauthorized use of credit cards. These claims could result in litigation, our involvement in which, regardless of the outcome, could require us to expend significant resources. Moreover, to the extent any of the data constitute or are deemed to constitute patient health records, a breach of privacy could violate federal or state law.

    TAXATION OF E-COMMERCE.

    The tax treatment of the Internet and e-commerce is currently unsettled. A number of legislative proposals have been made at the federal, state and local level, and by certain foreign governments, that would impose additional taxes on e-commerce and certain states have taken measures to tax other Internet-related activities. Although the United States Congress recently placed a three-year moratorium on state and local taxes on Internet access and on discriminatory taxes on e-commerce, existing state or local laws were expressly excepted from this moratorium. A new commission, established by the Internet Tax Freedom Act, is mandated to study the question of whether this exemption should remain in place. During 2000, the commission is supposed to submit its report to Congress. Further, when the moratorium expires, some type of federal and/or state taxes may be imposed upon e-commerce. Such legislation or other attempts at regulating e-commerce may substantially impair the growth of e-commerce and, as a result, adversely affect our opportunity to earn income from such activities.

    PRESENCE IN MULTIPLE JURISDICTIONS.

    Due to the global reach of the Internet, it is possible that, although our Internet transmissions originate primarily in the State of New Jersey, the governments of other states and foreign countries may attempt to regulate our activity or take action against us for violations of their laws. There can be no assurance that state or foreign governments will not allege that we are violating such laws or that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

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                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information regarding the executive officers and directors of AmericasDoctor.com.

NAME                                         AGE                                   POSITION
---------------------------------------      ---      ------------------------------------------------------------------
Scott M. Rifkin, M.D...................          39   Chief Executive Officer, President and Chairman of the Board of
                                                      Directors
Jeffrey J. Lefko.......................          53   Executive Vice-President of Sales and Marketing and Director
Laura Gill.............................          45   Chief Operating Officer
Alan L. Kimmel, M.D....................          45   Chief Medical Information Officer
Jonathan R. Roth.......................          32   Chief Information Officer
Allan C. Sanders.......................          36   Chief Financial Officer, Secretary and Treasurer
Jonathan E. Missner....................          30   Vice President of Business Development
Michael E. Cryor.......................          52   Vice President of Corporate Communications
Luther H. Ridenhour....................          43   Vice President of E-Commerce Operations
Lewis S. Goodman.......................          41   Vice Chairman of the Board of Directors(1)(2)
Ronald W. Pickett......................          51   Director
Thomas P. Dickerson....................          49   Director(1)(2)

------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

    SCOTT M. RIFKIN, M.D., Chairman of the Board and Chief Executive Officer. In February 1995, Dr. Rifkin founded Doctors Health, Inc. and served as Chairman of the Board of Directors from February 1995 until he resigned from his directorship in September 1998. He also served as Executive Vice President of Doctors Health, Inc. from February 1995 until he resigned in May 1998. Since May 1998 Dr. Rifkin has been engaged as a consultant to Doctors Health, Inc. From May 1992 to October 1998, Dr. Rifkin was President of the Baltimore Medical Group, a Baltimore area multi-specialty group practice. Dr. Rifkin is also a practicing physician. Dr. Rifkin received a Bachelors Degree in Biology from the University of Maryland's Baltimore County Campus and graduated from the George Washington University School of Medicine and is Board Certified in Internal Medicine. See "Doctors Health, Inc." below for additional information regarding Doctors Health, Inc.

    JEFFREY J. LEFKO, Director and Executive Vice President of Sales and Marketing. From 1994 to 1998, Mr. Lefko was Vice President, Planning and Marketing for St. Joseph Medical Center, Towson, Maryland. From 1984 to 1985, Mr. Lefko was President of the American Hospital Association's Society for Healthcare Planning and Marketing. From 1985 to 1986, Mr. Lefko was Chairman of American Hospital Association's Personal Membership Committee. Mr. Lefko has been a member of the American College of Healthcare Executives since 1994. From 1986 to 1989, Mr. Lefko was on the Board of the Duke Endowment Memorial Library. Mr. Lefko graduated from the University of Nebraska and received his Masters in Hospital Administration from Washington University in St. Louis, Missouri.

    LAURA GILL, Chief Operating Officer. From January 1991 to April 1998, Ms. Gill operated her own health-care consulting firm. From April 1987 to December 1990, Ms. Gill was Director of Product Management/Product Implementation/Product Design for Blue Cross/Blue Shield of Maryland and a member of a Research and Development team for Blue Cross/Blue Shield Association. Ms. Gill graduated from The City College of New York.

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    ALAN L. KIMMEL, M.D., Chief Medical Information Officer. From February 1995
until he resigned in November 1998, Dr. Kimmel was Executive Vice President and Chief Medical Officer for Medical Policy and Practice for Doctors Health, Inc. From May 1992 to November 1998, Dr. Kimmel was Chairman of the Baltimore Medical Group. Dr. Kimmel is also a practicing physician. Dr. Kimmel graduated from the University of Maryland School of Medicine and is Board Certified in Internal Medicine. See "Doctors Health, Inc." below for additional information regarding Doctors Health, Inc.

    JONATHAN R. ROTH, Chief Information Officer. From March 1996 to November 1998, Mr. Roth was the Vice President, Technical Operations of AssureNet, Ltd. From December 1994 to March 1996, Mr. Roth was President of RothNet, Inc., a Web presence provider. From April 1992 to December 1994, Mr. Roth worked as an administrator in Columbia University's Department of English and Comparative Literature. Mr. Roth graduated from Columbia University.

    ALLAN C. SANDERS, Chief Financial Officer, Secretary and Treasurer. Mr. Sanders is a certified public accountant and from July 1996 to March 1998, was a Senior Manager at Grant Thornton, LLP. From February 1995 to July 1996, Mr. Sanders was Vice President of Finance at Doctors Health, Inc. From December 1985 to February 1995, Mr. Sanders practiced public accounting primarily in the healthcare industry, for Kananitz, Uhlfelder P.A. Since January 1996, Mr. Sanders has served on the Board of Directors for the Baltimore chapter of the Cystic Fibrosis Foundation. Since January 1997, Mr. Sanders has served as President of Sports Boosters of Maryland. Mr. Sanders graduated from the University of Baltimore. See "Doctors Health, Inc." below for additional information regarding Doctors Health, Inc.

    JONATHAN E. MISSNER, Vice President, Business Development-Sales. From January 1998 to October 1998, Mr. Missner was Business Development Manager for Ancillary Products for Kaiser Permanente. From September 1997 to January 1998, Mr. Missner was Director of Marketing and New Product Development for Doctors Health, Inc. From June 1991 to September 1997, Mr. Missner was Vice President of Operations and Business Development at Applied Medical Research, Ltd. Mr. Missner graduated from Johns Hopkins University and received his MBA from George Washington University. See "Doctors Health, Inc." below for additional information regarding Doctors Health, Inc.

    MICHAEL E. CRYOR, Vice President of Corporate Communications. From January 1994 to November 1998, Mr. Cryor was the President and CEO of the Mellen Corporation. From 1989 to 1994, Mr. Cryor was Executive Vice President of Susan Davis International, a public affairs firm headquartered in Washington, D.C. and from 1992 to 1998, Mr. Cryor was co-host of the CBS affiliate, WJZ TV public affairs program, "On Time." From 1973 to 1980, Mr. Cryor, a psychologist, served as an Associate Dean at Morgan State University and as a frequent lecturer in its Department of Psychology after directing the Department of Consultation and Education at the Albert Einstein College of Medicine in New York. Mr. Cryor's other past affiliations include serving as Chairman of the Board of Associated Black Charities of Maryland and as a Director of the Constellation Foundation, the Downtown Partnership, Baltimore Advisors and the Afro-American Publishing Company. Since 1993, Mr. Cryor has been a member of the Board of Visitors at the University of Maryland Medical School and, since 1995, a member of the Board of Sturdivant & Co., a financial investment company. Mr. Cryor graduated from Morgan State University and holds a master's degree from Montclair State University.

    LUTHER H. RIDENHOUR, Vice President, E-Commerce Operations. In 1996, Mr. Ridenhour founded LifeLynx, Inc., a medical product engineering, marketing and consulting company. During 1997 and 1998, Mr. Ridenhour served as a consultant to Smith & Nephew on product development and marketing issues. From October 1993 to July 1996, Mr. Ridenhour was a financial consultant for Merrill Lynch, and also served on a venture capital board for the Enterprise Corporation of Western Pennsylvania. Mr. Ridenhour graduated from the U.S. Naval Academy in Annapolis, Maryland, and served as a highly decorated Naval Officer and pilot in numerous key leadership positions, culminating in a tour as Commanding Officer of Naval Reserve Center, San Juan, Puerto Rico, and selection for tactical squadron command.

    LEWIS S. GOODMAN, Director and Vice Chairman. In August 1997, Mr. Goodman co-founded AmericasDoctor.com. From October 1996 to present, Mr. Goodman has been Managing Director of The Wyndhurst Capital Group, LLC. From June 1992 to September 1996, Mr. Goodman headed the Bankruptcy and Business Reorganization Practice Group of the Washington, D.C.-based law firm Shaw, Pittman, Potts & Trowbridge. Mr. Goodman is a graduate of the University of Maryland School of Law.

    RONALD W. PICKETT, Director. Mr. Pickett is the Founder, Chairman of the Board of Directors and President of Medical Advisory Systems, Inc. Mr. Pickett has been an officer and director of Medical Advisory Systems, Inc. since 1981. Mr. Pickett graduated from Gordon College.

    THOMAS P. DICKERSON, Director. Mr. Dickerson has served as President of Tullis-Dickerson & Co., Inc., a venture capital management company, from 1990 to 1997, and as Chairman of Tullis-Dickerson & Co., Inc. since 1997. Mr. Dickerson is a principal of the venture capital partnerships managed by the Tullis-Dickerson & Co., Inc. Mr. Dickerson serves as a director of a number of private companies in the Tullis-Dickerson portfolio. Mr. Dickerson graduated from Harvard College, the Harvard Law School and Harvard Business School.

DOCTORS HEALTH, INC.

    As described above, Dr. Rifkin, Dr. Kimmel and Mr. Sanders were officers and directors with Doctors Health, Inc. Doctors Health, Inc. which was founded in February 1995, operated as a medical care management company which conducted its business through a network consisting of primary care physicians, specialists, hospitals and other healthcare providers. Doctors Health, Inc. operated in the Baltimore and Washington D.C. metropolitan area, Northern Virginia and surrounding regions. On November 16, 1998, Doctors Health, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Maryland, Baltimore Division.

BOARD COMMITTEES

    Our Board of Directors established the Compensation Committee and the Audit Committee in July 1998.

    The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all our key executive officers and establishes and reviews general policies relating to compensation and benefits of our employees.

    The Audit Committee has the responsibility to review the audited financial statements and accounting practices of AmericasDoctor.com and to consider and approve the employment of independent accountants for both the audit function and for advisory and other consulting services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to the date of this offering, our Board of Directors ratified all decisions of the Compensation Committee. No interested director voted on decisions with respect to his compensation. Upon completion of this offering, the Compensation Committee will make all compensation decisions. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

DIRECTOR COMPENSATION

    Directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings.

    Directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings.

    In January 1999, our Board of Directors adopted, subject to stockholder approval, an omnibus stock incentive plan (the "1999 LTIP"). A total of 6,000 shares of common stock have been issued in the form of stock options to members of our Board of Directors who are not our employees or employees of any affiliated company (the "Outside Directors"). Option grants to the Outside Directors are automatic and nondiscretionary. The exercise price of such options is the fair market value of the common stock on the date of grant.

    Each eligible Outside Director who joins the Board of Directors on or after the effective date of the Registration Statement of which this prospectus forms
a part will be granted an option to purchase       shares. The options have
      year terms. They will generally terminate three months after the date the director ceases to be a director of AmericasDoctor.com but will remain outstanding one year after the date the Outside Director ceases to be a director due to death or disability. All options granted to Outside Directors will vest as to 1/3 of the shares on each anniversary of the option grant date. Additionally, immediately prior to the dissolution or liquidation of AmericasDoctor.com or a "change in control" (as such term is defined in the 1999
LTIP), the vesting of the options will accelerate.

EXECUTIVE COMPENSATION

    The following table sets forth certain summary information regarding the compensation awarded to, earned by, or paid for services rendered to AmericasDoctor.com in all capacities during fiscal years 1997 and 1998, by our Chief Executive Officer and our other four most highly compensated executive officers, other than our Chief Executive Officer, who were serving as executive officers at the end of fiscal 1998. No other executive officer of AmericasDoctor.com met the definition of "most highly compensated officer" for fiscal 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                           LONG-TERM
                                                                                                         COMPENSATION
                                                                            ANNUAL COMPENSATION             AWARDS
                                                                    -----------------------------------  -------------
                                                                                              OTHER       SECURITIES
                                                         FISCAL                              ANNUAL       UNDERLYING
NAME AND PRINCIPAL POSITION                               YEAR       SALARY      BONUS    COMPENSATION      OPTIONS
-----------------------------------------------------  -----------  ---------  ---------  -------------  -------------
Scott M. Rifkin, M.D.................................
  Chief Executive Officer                                    1998   $  60,000         --           --        100,000
Allan C. Sanders.....................................
  Chief Financial Officer                                    1998      65,000         --           --          5,000
Laura Gill...........................................
  Chief Operating Officer                                    1998      65,000         --           --          5,000
Jeffrey J. Lefko.....................................
  Executive Vice President, Sales and Marketing              1998      55,000         --           --          3,000
Alan L. Kimmel, M.D..................................
  Chief Medical Information Officer                          1998      10,000         --           --          5,000

------------------------

(1) Allan C. Sanders became Chief Financial Officer in April 1998.

(2) Laura Gill became Chief Operating Officer in April 1998.

(3) Jeffrey J. Lefko became a Director and Executive Vice President in July
    1998.

(4) Alan L. Kimmel, M.D. became Chief Medical Information Officer in December 1998.

                          OPTION GRANTS IN FISCAL YEAR

    The following table sets forth certain information regarding stock options granted during 1997 and 1998 to our Chief Executive Officer and our other four most highly compensated executive officers, other than our Chief Executive Officer, who were serving as executive officers at the end of 1998.

                                                                                                         POTENTIAL REALIZABLE
                                                                INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                                          -------------------------------------------------------------    ANNUAL RATES OF
                                           NUMBER OF     PERCENT OF                                          STOCK PRICE
                                          SECURITIES    TOTAL OPTIONS    EXERCISE                            APPRECIATION
                                          UNDERLYING     GRANTED TO        PRICE                         FOR OPTION TERMS(3)
                               FISCAL       OPTIONS     EMPLOYEES IN        PER                          --------------------
NAME                            YEAR      GRANTED(1)   FISCAL YEAR(%)    SHARE(2)     EXPIRATION DATE       0%         5%
---------------------------  -----------  -----------  ---------------  -----------  ------------------  ---------  ---------
Scott M. Rifkin, M.D.......        1998      100,000(4)        83.6%     $   10.00   July 2008                  --         --
Allan C. Sanders...........        1998        5,000           4.2%          10.00   April 2008
Laura Gill.................        1998        5,000           4.2%          10.00   April 2008
Jeffrey J. Lefko...........        1998        3,000           2.5%          10.00   July 2008
Alan L. Kimmel, M.D........        1998        5,000           4.2%          10.00   December 2008

NAME                            10%
---------------------------  ---------
Scott M. Rifkin, M.D.......         --
Allan C. Sanders...........
Laura Gill.................
Jeffrey J. Lefko...........
Alan L. Kimmel, M.D........

------------------------

(1) We granted options for an aggregate of 119,600 shares to our employees under the 1999 Long-Term Incentive Plan during the year ended December 31, 1998.

(2) Options were granted at an exercise price less than the fair market value of the common stock, as determined by the Board of Directors on the date of grant.

(3) The potential realizable value is calculated assuming the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. All options listed have a term of 10 years. Stock price appreciation of 5% and 10% is assumed pursuant to the rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price will appreciate over the 10-year option term at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers.

(4) All of Dr. Rifkin's options vested in June 1999. Dr. Rifkin's options shall expire upon the occurrence of the earlier of (x) a specified period of time after certain terminations of employment and (y) ten years following the date the option was granted. In addition, in the event that Mr. Rifkin's employment is terminated without cause (as defined in Section 9.1 of Mr. Rifkin's employment agreement), Mr. Rifkin may cause us to repurchase all or any portion of his shares at a price equal to the fair market value (as defined in the option grant agreement) of such stock.

                         FISCAL YEAR-END OPTION VALUES

    The following table sets forth for our Chief Executive Officer and our other four most highly compensated executive officers, other than our Chief Executive Officer, who were serving as executive officers at the end of 1998, the number and year-end value of exercisable and unexercisable options for the year ended December 31, 1998.

                                                                 NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                                      OPTIONS AT                        OPTIONS AT
                                                                  DECEMBER 31, 1998                 DECEMBER 31, 1998
                                                            ------------------------------  ----------------------------------
NAME                                                          EXERCISABLE    UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
----------------------------------------------------------  ---------------  -------------  ---------------  -----------------
Scott M. Rifkin, M.D......................................            --          100,000             --                --
Allan C. Sanders..........................................            --            5,000             --                --
Laura Gill................................................            --            5,000             --                --
Jeffrey J. Lefko..........................................            --            3,000             --                --
Alan L. Kimmel, M.D.......................................            --            5,000             --                --

    No options were exercised during 1998 by the Chief Executive Officer or any other executive officer of AmericasDoctor.com. No cash compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during 1998 to the Chief Executive Officer or any other executive officer of AmericasDoctor.com. We do not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation and years of service with the Chief Executive Officer or any other executive officer of AmericasDoctor.com.

    Our Board of Directors adopted the Amended and Restated AmericasDoctor.com, Inc. 1999 Long-Term Incentive Plan on January 27, 1999, subject to approval by our shareholders. Our Board of Directors believes that in order to advance the interests of AmericasDoctor.com and its stockholders, we must provide a means to attract, retain and reward directors, officers and other key employees more directly for improvement in the common stock price. It is critical for us to adopt a flexible stock incentive plan, which is both responsive to our growth and competitive with other stock incentive plans in the industry. The 1999 LTIP is designed to permit us to take a deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") with respect to performance-based awards. The 1999 LTIP is to be administered by the compensation committee of our Board of Directors, members of which must consist solely of at least two individuals who are "outside directors" for purposes of
Section 162(m) of the Code.

SUMMARY OF THE 1999 LONG-TERM INCENTIVE PLAN

    PURPOSE. The 1999 LTIP is designed to encourage selected individuals to acquire or increase proprietary interests in AmericasDoctor.com, thereby promoting a closer identity of interest between such individuals and our stockholders.

    PARTICIPANTS. All employees and directors of, and consultants to, AmericasDoctor.com and its affiliates of outstanding ability may be selected by the compensation committee to become participants in the 1999 LTIP.

    NUMBER OF SHARES. The 1999 LTIP provides that 290,000 of the outstanding shares of the common stock (including treasury shares) are available for issuance as awards under the 1999 LTIP and that the maximum number of shares that may be granted in a calendar year to any participant shall be 100,000.

    In the event that an award of a stock option expires or is not exercised or any other award is forfeited, the shares of common stock allocated to such award are again available for grant under the 1999 LTIP.

    The 1999 LTIP restricts the number of shares that can be awarded as "performance-based awards" (as described below) to 100,000 shares in any calendar year and restricts the maximum amount that can be awarded as performance-based awards to at the then prevailing fair market value in any calendar year.

    TERM. No awards may be made after the tenth anniversary of the date the Board of Directors approves the 1999 LTIP (January 27, 1999).

    AWARDS. Unless otherwise determined by the compensation committee, an award shall not be transferable or assignable by a participant otherwise than by will or by the laws of descent and distribution. An award exercisable after the death of a participant may be exercised by the legatees, personal representatives or distributees of the participant. No award may be granted under the 1999 LTIP after the tenth anniversary of the effective date of the 1999 LTIP.

    In addition, the 1999 LTIP provides for individual maximum limits on the number of shares available for issuance in the form of stock options and other stock-based awards. These annual limits per participant are 100,000 shares. The 1999 LTIP also provides that the compensation committee may specify performance targets in connection with awards. Such performance targets would be with respect to the following criteria: (i) annual earnings before payment of taxes and interest; (ii) annual earnings per share; (iii) book value per share; and
(iv) annual return on common equity. These performance targets further ensure that the incentive goals are aligned with shareholder interests.

    The forms of the awards that may be granted under the 1999 LTIP are:

        STOCK OPTIONS. The compensation committee may award a stock option in the form of an "incentive" stock option (as defined in Section 422 of the Code) or a non-qualified stock option. Such awards expire no more than ten years after the date they are granted. The exercise price per share of common stock, which may be purchased pursuant to an option, is determined by the compensation committee, but, with respect to incentive stock options, shall not be less than 100% of the fair market value of a share of common stock on the date the option is granted. The exercise price is payable, as a participant may elect, in cash, by tendering shares of already owned common stock (which shares have been held by the participant for no less than six months, or any combination thereof, or by delivery of irrevocable instruments to a broker to deliver to us.

        STOCK APPRECIATION RIGHTS. The compensation committee may award a stock appreciation right, the amount of which shall equal the excess of the fair market value of one share of common stock on the date of exercise of the award (or, if the compensation committee shall so determine in the case of any such right other than one related to an incentive stock option, the fair market value of one share of common stock on the date of exercise), over the grant price of the stock appreciation right, determined by the compensation committee as of the date of grant, which shall not be less than the fair market value of one share of common stock on the date of grant. The compensation committee may, in its sole discretion, determine the manner of exercise of a stock appreciation right, which may include a limited stock appreciation right that may only be exercised upon the occurrence of a "change in control," as defined in the 1999 LTIP. No stock appreciation right shall have a term longer than ten years from the date of grant, or such shorter period as may be applicable under Section 422 of the Code.

        RESTRICTED STOCK. The compensation committee may award shares of common stock that are subject to restrictions on transferability and other restrictions, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, as the compensation committee may determine. Upon the termination of employment or service of the participant (as determined under criteria established by the compensation committee), restricted stock shall be forfeited and reacquired by AmericasDoctor.com. A holder of an award of restricted stock shall have the same rights of any other holder of common stock, including the right to vote and receive dividends thereon.

        DEFERRED STOCK. The compensation committee may award to the participant the right to receive, upon the expiration of a deferral period specified by the compensation committee, an award of common stock. This deferred stock may be subject to such restrictions as the compensation committee may impose, including which restrictions may lapse upon expiration of the deferral period or at earlier times, separately or in combination, in installments, or otherwise. Upon the termination of employment or service of the participant (as determined under criteria established by the compensation committee), such deferred stock shall be forfeited and reacquired by AmericasDoctor.com. The compensation committee may also permit the participant to elect to defer receipt of any other common stock vested in the participant, to be acquired by the participant under the 1999 LTIP or otherwise. This deferred stock shall not be forfeited upon the participant's termination of employment or service.

        BONUS STOCK AND AWARDS IN LIEU OF CASH OBLIGATIONS. The compensation committee may grant common stock as a bonus, or grant common stock or other awards in lieu of AmericasDoctor.com obligations to pay cash under other plans or compensatory arrangements, provided that such grant complies with all applicable securities law. Such grants shall be subject to such terms as the compensation committee shall determine.

        DIVIDEND EQUIVALENTS. The compensation committee may grant the right to receive cash, common stock, or other awards to the participant that is equal in value to dividends paid with respect to a specified number of shares of common stock, or other periodic payments. The compensation committee may provide that the dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional common stock, awards or other investment vehicles as the compensation committee may specify.

        OTHER STOCK-BASED AWARDS. The compensation committee may grant other types of awards of common stock, or awards based in whole or in part by reference to the fair market value of common stock. Such other stock-based awards shall be in such form, and dependent on such conditions, as the compensation committee shall determine (including, without limitation, the right to receive one or more shares of common stock (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives), other stock-based awards may be granted alone or in addition to any other awards granted under the plan. The compensation committee shall determine whether other stock-based awards shall be settled in cash, common stock or any combination thereof.

        ACCELERATION UPON A CHANGE IN CONTROL. Unless otherwise provided by the compensation committee in an award agreement, all conditions and/or restrictions relating to the continued performance of services and or achievement of performance objectives with respect to the exercisability or full enjoyment of an award shall immediately lapse upon a change in control, as such term is defined in the 1999 LTIP.

        ADJUSTMENTS. In the event of any change in the outstanding shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or any other corporate exchange, combination or transaction, or any distribution to shareholders of shares other than regular cash dividends, the compensation committee may make an equitable adjustment in (i) the number or kind of shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding awards, (ii) the option exercise price and/or (iii) any other affected terms of such awards.

        In addition, except as otherwise provided in an award agreement, in the event of a "change in control" (as defined in the 1999 LTIP attached hereto), the compensation committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any award (including, without limitation, (i) the acceleration of an award, (ii) the payment of an amount, made in cash or stock, in exchange for the cancellation of an award, (iii) the termination of an award after a participant has been afforded a certain period of time to exercise such award following the change in control, and/or (iv) the requiring of the issuance of substitute awards that will substantially preserve the value, rights and benefits of any affected awards previously granted hereunder) as of the date of the consummation of the change in control.

        AMENDMENT AND TERMINATION. Our Board of Directors may amend, alter or discontinue the 1999 LTIP at any time, without shareholder approval, unless such amendment would increase the total number of shares reserved for issuance under the 1999 LTIP, change the maximum number of shares for which awards may granted to any participant. In addition, our Board of Directors may not amend the 1999 LTIP in such a manner that would impair the rights or obligations under any award previously granted to any participant without such participant's approval and may not amend, alter or discontinue the adjustment provision of the 1999 LTIP pertaining to a change in control after the occurrence of a change in control.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to AmericasDoctor.com or its stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under section 174 of the Delaware General Corporation Law ("DGCL") regarding unlawful dividends and stock purchases; or

    - for any transaction from which the director derived an improper personal benefit.

    These provisions are permitted under Delaware law.

    The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

    At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK TRANSACTION

    On June 1, 1999, we sold 103,883 shares of Series B redeemable convertible preferred stock at a purchase price of $66.18 per share, which was paid in cash. The purchasers of the Series B redeemable convertible preferred stock included the following holders (including their affiliates) of more than 5% of the common stock, assuming the conversion of outstanding preferred shares:

                                                                      75,552
-  GE Capital Equity Investments, Inc.........................        shares
                                                                      28,331
-  Tullis-Dickerson Capital Focus II, L.P.....................        shares

Thomas P. Dickerson, is the Chairman of Tullis-Dickerson & Co., Inc. and a principal of the venture capital partnerships managed by the Tullis-Dickerson & Co., Inc. In addition, in connection with this transaction, certain affiliates of Tullis-Dickerson Capital Focus II, L.P. agreed to purchase 9,444 shares of our Series B preferred stock on the same terms and conditions, in no event later than 60 days after June 1, 1999.

    In connection with its purchase of 75,552 shares of Series B redeemable convertible preferred stock in June 1999, GE Capital Equity Investments, Inc. obtained the right to elect one member to our Board of Directors. In connection with this transaction, we agreed to certain restrictive covenants and made certian representations, upon the violation of certain of which (i) we must either increase the number of directors constituting the board of directors by two, and the holders of the preferred stock will have the right to elect one such director, or (ii) holders of preferred stock may require us to repurchase all, but not less than all, of such holders shares of preferred stock at a redemption price equal to the liquidation value of each such share plus all accrued and unpaid dividends thereon. If any material breach has occurred and is continuing more than 180 days after such occurrence, notwithstanding our election of the remedy described in clause (i) above, each holder will thereafter have the option to exercise the rights prescribed in each of clauses
(i) and (ii) above.

SERIES A CONVERTIBLE PREFERRED STOCK TRANSACTION

    On February 1, 1999, we sold 133,333 shares of Series A convertible preferred stock at a purchase price of $30 per share, which was paid in cash. The purchasers of the Series A convertible preferred stock included the following holders (including their affiliates) of more than 5% of the common stock, assuming the conversion of outstanding preferred shares:

                                                                99,999
-  Tullis-Dickerson Capital Focus II, L.P.....................  shares
                                                                16,667
-  TD Origen Capital Fund, L.P................................  shares
                                                                16,667
-  TD Javelin Capital Fund, L.P...............................  shares

Thomas P. Dickerson, a director of AmericasDoctor.com, is the Chairman of Tullis-Dickerson & Co., Inc. and a principal of the venture capital partnerships managed by the Tullis-Dickerson & Co., Inc. which include TD Origen Capital Fund, L.P., TD Javelin Capital Fund, L.P. and Tullis-Dickerson Capital Foucs II, L.P. Mr. Dickerson was elected as a director as a condition to the investment by the foregoing entities.

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

    On June 1, 1999, we entered into the Second Amended and Restated Registration Rights Agreement with MAS, PRWW, Tullis-Dickerson Capital Focus II, L.P., TD Origen Capital Fund, L.P., TD Javelin Capital Fund, L.P., Wyndhurst, GE Capital Equity Investments, Inc. Pursuant to the registration rights agreement, upon completion of this offering, the holders of 466,852 shares of our common stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. After such registration, these shares would become freely tradeable without restriction under the Securities Act. The holders of certain shares of common stock and options to purchase shares of common stock (the "registrable securities") are entitled to have their shares registered by us under the Securities Act under the terms of agreements between us and the holders of the registrable securities. Subject to limitations specified in the agreement, these registration rights include the following:

    - The holders of at least 40% of the then outstanding registrable securities may require that we use our reasonable best efforts to register the registrable securities for public resale.

    - If we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in such registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions

    - Holders of the then outstanding registrable securities having an aggregate fair market value of $2,500,000 may require us to register all or a portion of their registrable securities on Form S-3 when use of such form becomes available to us.

    Under the registration rights agreements we also have agreed to indemnify the holders of registration rights. We will bear all registration expenses other than underwriting discounts and commissions. All registration rights terminate on the date ten years following the closing of this offering, or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any three-month period under Rule 144 of the Securities Act.

    Registrations of any shares of common stock held by these shareholders would result in these shares being freely tradable without restriction under the Securities Act upon the effective date of the registration. Any sales of registrable securities by these shareholders, after such shares have been lawfully registered, could have a material adverse effect on the trading price of our common stock.

COMMON STOCK WARRANT

    On January 27, 1998, we issued to Scott Rifkin a warrant to purchase 700 shares of common stock at an exercise price of $0.01. The warrant may be exercised at any time on or before December 31, 2009.

    On January 27, 1998, we issued to Alan Kimmel a warrant to purchase 2,100 shares of common stock at an exercise price of $0.01. The warrant may be exercised at any time on or before December 31, 2009.

    On February 1, 1999, in connection with the sale of Series A convertible preferred stock, we issued to TD Javelin Capital Fund, L.P. and TD Origen Fund, L.P. warrants to purchase shares of common stock at an exercise price of $0.01. The number of shares for which the warrants may be exercised will be fixed at the closing of this offering or upon the occurence of certain material transactions involving AmericasDoctor.com. We currently expect the number of shares to be zero. The warrant may be exercised at any time on or before December 31, 2009.

    On May 26, 1999, we issued to the Wyndhurst Capital Group, LLC a warrant to purchase 19,723 shares of common stock at an exercise price of $0.01. The warrant may be exercised at any time on or before May 1, 2009.

    On June 1, 1999, in connection with the sale of Series B redeemable convertable preferred stock, we issued to each of GE Capital Equity Investments, Inc. and Tullis-Dickerson Capital Focus II, L.P. a warrant to purchase common stock at an exercise price of $0.01 per share. The number of shares for which the warrants may be exercised will be fixed at the closing of this offering or upon the occurence of certain material transactions involving AmericasDoctor.com. We currently expect the number of shares to be zero.

PREFERRED STOCK WARRANT

    On June 1, 1999, in connection with the sale of Series B redeemable convertible preferred stock, we issued to GE Capital Equity Investments, Inc. a warrant to purchase 25,183 shares of Series B redeemable convertible preferred stock at an exercise price of $66.18 per share.

    On June 1, 1999, we issued to Tullis-Dickerson Capital Focus II, L.P. a warrant to purchase 9,444 shares of Series B redeemable convertible preferred stock at an exercise price of $66.18 per share.

    The Preferred Stock warrants commence on October 16, 1999 and will expire on April 15, 2000. In addition, the warrants will terminate if, on or prior to October 15, 1999, AmericasDoctor.com has (i) effected an initial public offering, (ii) effected an additional equity financing at a price per share of common stock in excess of $66.18 which has resulted in cash proceeds to AmericasDoctor.com of at least $5,000,000 or (iii) entered into any contract for the sale of goods and services, excluding sales of assets not in the ordinary course of business, which has resulted in cash proceeds to AmericasDoctor.com of at least $5,000,000.

EMPLOYMENT AGREEMENTS

    SCOTT M. RIFKIN, M.D.  We are a party to an employment agreement with Scott
M. Rifkin, M.D., dated February 1, 1999. The term of the agreement is five years and will be extended automatically for successive one-year terms. Pursuant to the agreement, we are obligated to pay Dr. Rifkin an initial annual salary of $225,000 plus cost-of-living adjustments. This salary will be reviewed by our Board of Directors during each year and may be adjusted at our Board's sole discretion. Dr. Rifkin is eligible for an annual discretionary bonus.

    In the event Dr. Rifkin ceases his employment, he has agreed not to compete with us for a period of 12 months following the cessation of his employment. In the event we undertake an initial public offering of our common stock at a before-the-money market capitalization of not less than $75,000,000, Dr. Rifkin, in his sole discretion, may require us to renegotiate the terms of his employment agreement. In such event, Dr. Rifkin will be entitled to compensation and other benefits consistent with the compensation and benefits of similarly situated officers of similarly situated companies. In addition, in the event that Dr. Rifkin's employment is terminated without cause, Dr. Rifkin may cause us to repurchase all or any portion of his shares at a price equal to the fair market value (as defined in the option grant agreement) of such stock.

    JEFFREY J. LEFKO. We are a party to an employment agreement with Jeffrey J. Lefko, dated February 1, 1999. The term of the agreement is five years and will be extended automatically for successive one-year terms. Pursuant to the agreement, we are obligated to pay Mr. Lefko an initial annual salary of $120,000 plus cost-of-living adjustments. This salary will be reviewed by our Board of Directors during each year and may be adjusted at our Board's sole discretion. Mr. Lefko is eligible for an annual discretionary bonus. In the event Mr. Lefko's employment is terminated without cause, he would receive a severance payment in an amount equal to his salary for a period of nine months. In the event Mr. Lefko ceases his employment, he has agreed not to compete with us for a period of 12 months following the cessation of his employment.

    In the event we undertake an initial public offering of our common stock at a before-the-money market capitalization of not less than $75,000,000, Mr. Lefko, in his sole discretion, may require us to renegotiate the terms of his employment agreement. In such event, Mr. Lefko will be entitled to compensation and other benefits consistent with the compensation and benefits of similarly situated officers of similarly situated companies.

    ALLAN C. SANDERS. We are a party to an employment agreement with Allan C. Sanders, dated February 1, 1999. The term of the agreement is five years and will be extended automatically for successive one-year terms. Pursuant to the agreement, we are obligated to pay Mr. Sanders an initial annual salary of $120,000 plus cost-of-living adjustments. This salary will be reviewed by our Board of Directors during each year and may be adjusted at our Board's sole discretion. Mr. Sanders is eligible for an annual discretionary bonus. In the event Mr. Sanders' employment is terminated without cause, he would receive a severance payment in an amount equal to his salary for a period of nine months.

    In the event Mr. Sanders ceases his employment, he has agreed not to compete with us for a period of 12 months following the cessation of his employment. In the event we undertake an initial public offering of our common stock at a before-the-money market capitalization of not less than $75,000,000, Mr. Sanders, in his sole discretion, may require us to renegotiate the terms of his employment agreement. In such event, Mr. Sanders will be entitled to compensation and other benefits consistent with the compensation and benefits of similarly situated officers of similarly situated companies.

    LAURA GILL. We are a party to an employment agreement with Laura Gill, dated February 1, 1999. The term of the agreement is five years and will be extended automatically for successive one-year terms. Pursuant to the agreement, we are obligated to pay Ms. Gill an initial annual salary of $120,000 plus cost-of-living adjustments. This salary will be reviewed by our Board of Directors during each year and may be adjusted at our Board's sole discretion. Ms. Gill is eligible for an annual discretionary bonus. In the event Ms. Gill's employment is terminated without cause, she would receive a severance payment in an amount equal to her salary for a period of nine months.

    In the event Ms. Gill ceases her employment, she has agreed not to compete with us for a period of 12 months following the cessation of her employment. In the event we undertake an initial public offering of our common stock at a before-the-money market capitalization of not less than $75,000,000, Ms. Gill, in her sole discretion, may require us to renegotiate the terms of her employment agreement. In such event, Ms. Gill will be entitled to compensation and other benefits consistent with the compensation and benefits of similarly situated officers of similarly situated companies.

CONSULTING AGREEMENT WITH THE WYNDHURST CAPITAL GROUP, LLC.

    In January 1999, we entered into a consulting agreement with The Wyndhurst Capital Group, LLC ("Wyndhurst"). Our Board of Directors and officers consult Wyndhurst in several areas, including the negotiation of certain contracts, financing, organization of our staff, developing our financial and accounting policies and developing our technology and infrastructure. Lewis S. Goodman, a director of AmericasDoctor.com, is the managing director of Wyndhurst. We are obligated to pay Wyndhurst a fee of $10,000 per month. In addition, Wyndhurst may receive additional incentive compensation related to their services. Our agreement with Wyndhurst expires in November 1999 and may be terminated by either party upon 30 days' written notice. Subject to certain limitations, the agreement may be renewed for two successive six-month periods. On January 29, 1999, March 3, 1999, and May 26, 1999, we issued warrants to purchase an aggregate of 59,131 shares of common stock to Wyndhurst exercisable at $0.01 per share. Wyndhurst has exercised 23,398 of such warrants as of June 1, 1999.

COMMON STOCK TRANSACTION WITH MEDICAL ADVISORY SYSTEMS, INC. AND PREMIER
  RESEARCH WORLDWIDE, LTD.

    On July 2, 1998, we sold 50,000 shares of common stock to each of MAS and PRWW at a purchase price of $20 per share. The purchasers of the shares of common stock included the following holders of more than 5% of the common stock, assuming the conversion of outstanding preferred shares:

                                                                50,000
-  Medical Advisory Systems, Inc..............................  shares
                                                                50,000
-  Premier Research WorldWide, Ltd............................  shares

Ronald W. Pickett, a director of AmericasDoctor.com, is the Chairman of the Board of Directors and President of MAS. Mr. Pickett was elected as a director as a condition to the investment by MAS. Joel Morganroth, M.D. is a Director of AmericasDoctor.com and the Chief Executive Officer of PRWW. Dr. Morganroth was elected as a Director as a condition to the investment by PRWW.

    MEDICAL ADVISORY SYSTEMS, INC. In connection with the sale of common stock to MAS, we entered into an exclusive call center service agreement (as amended, the "MAS Agreement") with MAS. Under the MAS Agreement, MAS has agreed to operate the chat center for our 24-hour doctor chat service. The MAS Agreement also entitles MAS to operate additional chat centers opened by AmericasDoctor.com. MAS provides 24-hour medical services, medical assistance, telemedicine, medical equipment/pharmaceutical distribution, training and occupational health services. On January 18, 1999, we consummated the sale of 40,000 additional shares of common stock to MAS at a purchase price of $25 per share. MAS also purchased 9,958 shares of common stock on June 1, 1999, at a purchase price of $66.18 per share; MAS also received 13,833 additional shares in October 1998 because we failed to meet certain milestones agreed to in connection with their initial investment in AmericasDoctor.com. On March 3, 1999 we consummated the sale to MAS of 13,889 shares at a purchase price of $36 per share. During 1998, we paid $822,918 to MAS as part of the MAS Agreement.

    PREMIER RESEARCH WORLDWIDE, LTD. In connection with the sale of Common Stock to PRWW, we entered into a Support and Service Agreement (the "Support and Service Agreement") with PRWW which was amended as of March 18, 1999 by a Marketing Service Agreement (the "PRWW Agreement"). Under the PRWW Agreement, PRWW has agreed to provide marketing services in connection with the development of our clinical research services business and consultation regarding the recruitment, quantification and qualification of volunteers for clinical studies. We have agreed to pay PRWW $4.8 million in connection with the PRWW Agreement. The PRWW Agreement expires on December 31, 2000. Pursuant to the Support and Service Agreement with PRWW, we will assist PRWW on an exclusive basis in recruiting volunteers from our site for PRWW's clinical trials. The PRWW Agreement removed the exclusivity provision from the Support and Service Agreement. PRWW also received 13,833 shares in October 1998 because we failed to meet certain milestones in connection with their initial investment in AmericasDoctor.com.

STOCKHOLDERS' VOTING AGREEMENT

    On June 30, 1998, Scott M. Rifkin, M.D., our Chief Executive Officer, and a group of our other stockholders, holding approximately 35,000 shares in aggregate, entered into a voting agreement. In consideration for the common stock issued to the stockholders, the stockholders granted to Dr. Rifkin the exclusive right to act in respect of, and to vote, the shares held by the stockholders in any manner and for any purpose in Dr. Rifkin's sole discretion. Dr. Rifkin's voting rights include, but are not limited to, voting on amendments to our articles of incorporation and bylaws, increases or reductions of our capital stock, agreements of consolidation, merger, share exchanges or the sale of our assets, the liquidation, dissolution or winding up of our company and the issuance of stock options or warrants for our common stock. Dr. Rifkin is not entitled to compensation for his services in connection with this agreement, unless authorized by a majority vote of the stockholders that are party to the agreement. This agreement may be amended by a vote of two-thirds of the stockholders that are party to the agreement.

OTHER TRANSACTIONS

    In August 1997, we issued 9,642 shares of common stock at a purchase price of $0.01 per share which was paid for in cash by Alan M. Rifkin, Dr. Rifkin's brother. The law firm of Rifkin, Livingston,

Levitan & Silver, LLC., of which Alan M. Rifkin is Managing Member, has represented and continues to represent AmericasDoctor.com, Inc.

SHAREHOLDERS AGREEMENT

    On June 1, 1999, we entered into a Second Amended and Restated Shareholders' and Voting Agreement with MAS, PRWW, Tullis-Dickerson Capital Focus II, L.P., TD Origen Capital Fund, L.P., TD Javelin Capital Fund, L.P., Wyndhurst, GE Capital Equity Investments, Inc. and Dr. Rifkin. Pursuant to the shareholders' agreement, the board will consist of:

    - one director to be designated by MAS, so long as MAS holds 2.0% or more of the common stock;

    - one director to be designated by PRWW, so long as PRWW holds 2.0% or more of the common stock;

    - one director to be designated by TD Capital Focus II, L.P., TD Origen Capital Fund, L.P. and TD Javelin Capital Fund, L.P., so long as they collectively hold 2.0% or more of the common stock;

    - one director to be designated by GE Capital Equity Investments, Inc., so long as GE Capital Equity Investments, Inc. holds 2.0% or more of the common stock;

    - Dr. Rifkin as Chairman of the Board and four additional directors to be designated by Dr. Rifkin which right expires on July 2, 2000 in certain circumstances. After July 2, 2000, Dr. Rifkin will have the right to designate one director, so long as Dr. Rifkin holds 2.0% or more of the common stock.

    If the employment of a management shareholder, other than Dr. Rifkin, is terminated without cause and a "change of control" occurs within the first 12 months following the date of such termination, the purchasers of the management shareholder's stock will be required to pay such management shareholder, in addition to the purchase price for such terminated management shareholder's stock, the value such management shareholder would have received for his stock upon, and as a result of, the change in control of AmericasDoctor.com. For the purpose of the shareholders' agreement, a "change of control" means (i) a liquidating distribution to the shareholders, (ii) a contribution, consolidation or merger where a majority of the members of the Board of Directors after such event were not members of the Board of Directors prior to this event, and (iii) any sale or exchange of all, or substantially all, of AmericasDoctors.com's assets.

    Pursuant to the shareholders agreement, each party to the agreement, other than AmericasDoctor.com, is restricted from transferring its shares of stock unless such stock is first offered for purchase to AmericasDoctor.com and then to certain other shareholders.

    If a shareholder or a group of shareholders proposes to transfer their shares, other than pursuant to a registration statement under the Security Act, and such stock exceeds 33 1/3% of the outstanding stock of AmericasDoctor.com, the remaining shareholders will have the right to participate in such sale of common stock on the same terms and conditions as the original shareholder or group of shareholders proposing the sale or transfer of stock.

    Upon any additional issuance of stock, each of Dr. Rifkin, MAS, the holders of preferred stock, PRWW and Joel Morganroth, so long as he is PRWW's designee to our Board of Directors, shall have the right and option to purchase a portion of the newly issued shares in proportion to their respective ownership of shares, at the purchase price and on the terms being provided to the proposed buyers of the newly issued shares.

    The shareholders' agreement terminates upon completion of an initial public offering with a pre-money aggregate capitalization of not less than $75,000,000 at an aggregate offering price of not less than $15,000,000.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of June 1, 1999, as adjusted to reflect the sale of the common stock offered hereby under this prospectus, by:

    - our Chief Executive Officer and our four other highest compensated executive officers;

    - each director;

    - all directors and executive officers as a group, and

    - each stockholder known by us to own beneficially more than 5% of the common stock.

                                                                                    PERCENTAGE OF COMMON STOCK
                                                                                      BENEFICIALLY OWNED(1)
                                                              NUMBER OF SHARES   --------------------------------
                                                                BENEFICIALLY                           AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                                OWNED        BEFORE OFFERING    OFFERING(2)
------------------------------------------------------------  -----------------  ---------------  ---------------
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Scott M. Rifkin, M.D(3).....................................        188,639              19.4%
Allan C. Sanders(4).........................................          5,031             *
Laura Gill(5)...............................................          1,667             *
Jeffrey J. Lefko(6).........................................          4,631             *
Alan L. Kimmel, M.D(7)......................................         10,710               1.2%
Lewis S. Goodman(8).........................................         57,846               6.5%
Ronald W. Pickett(9)........................................        127,680              14.6%
Thomas P. Dickerson(10).....................................        161,664              18.5%
All executive officers and directors as a group (8
  persons)(11)..............................................        557,868              55.8%
5% STOCKHOLDERS
Tullis-Dickerson Capital Focus II, L.P......................        128,330              14.7%
  One Greenwich Plaza
  Greenwich, CT 06830
Joel Morganroth, M.D.(12)...................................        110,757              12.7%
Medical Advisory Systems, Inc...............................        127,680              14.6%
  8050 Southern Maryland Boulevard
  Owings Mills, MD 20736
GE Capital Equity Investments, Inc..........................         75,552               8.6%
  120 Long Ridge Road
  Stamford, CT 06927
Premier Research Worldwide, Ltd.............................         63,833               7.3%
  30 South 17(th) Street
  Philadelphia, PA 19103
Wyndhurst Capital Group, LLC................................         57,846               6.5%
  575 S. Charles Street
  Suite 200
  Baltimore, MD 21201(13)

------------------------

*   Represents beneficial ownership of less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership is based on 873,367 shares outstanding as of June 1, 1999. Shares of common stock subject to options currently exercisable or exercisable within 60 days of June 1, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Assumes no exercise of the underwriters' over-allotment option.

(3) Includes 700 shares issuable upon exercise of warrants and 100,000 shares issuable upon exercise of options.

(4) Includes 1,667 shares issuable upon exercise of options.

(5) Includes 1,667 shares issuable upon exercise of options.

(6) Includes 1,000 shares issuable upon exercise of options.

(7) Includes 2,100 shares issuable upon exercise of warrants.

(8) Includes 57,846 shares beneficially owned by Wyndhurst Capital Group, LLC. Mr. Goodman is Managing Director of the Wyndhurst Capital Group, LLC.

(9) Includes 127,680 shares beneficially owned by Medical Advisory Systems, Inc. Mr. Pickett is Chairman of the Board and President of Medical Advisory Systems, Inc. and beneficially owns approximately 17% of their common stock. Mr. Pickett disclaims beneficial ownership of all shares of common stock owned by MAS.

(10) Includes 21,389 shares, 21,389 shares and 128,330 shares beneficially owned by Javelin Capital Fund, L.P., TD Origen Capital Fund, L.P. and Tullis-Dickerson Capital Focus II, L.P., respectively. Director Dickerson is a principal of Tullis-Dickerson Capital Focus II, L.P., Javelin Capital Fund, L.P. and TD Origen Capital Fund, L.P. Mr. Dickerson disclaims beneficial ownership of all shares of common stock owned by Tullis-Dickerson Capital Focus L.P. and its affiliated funds.

(11) Includes 22,523 shares issuable upon exercise of warrants and 104,334 shares issuable upon exercise of options.

(12) Includes 63,833 shares beneficially owned by Premier Research Worldwide, Ltd. Dr. Morganroth is Chief Executive Officer and a Director of Premier Research Worldwide, Ltd. Also includes 6,000 shares held by members of his immediate family. Dr. Morganroth disclaims beneficial ownership of all shares of common stock owned by PRWW. Dr. Morganroth was a director until June 1999.

(13) Includes 19,723 shares issuable upon exercise of warrants.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

    Upon completion of this offering our authorized capital stock will consist of 2.5 million shares of common stock and 1.0 million share of preferred stock. The following description is only a summary of the material provisions of our common stock and preferred stock. You should refer to our Amended and Restated Certificate of Incorporation and Bylaws which are incorporated by reference and the applicable provisions of Delaware law for additional details regarding our capital stock.

COMMON STOCK

    As of June 1, 1999 there were 636,619 shares of common stock outstanding. Each outstanding shares of common stock is, and the shares of common stock outstanding upon completion of this offering will be, fully paid and nonassessable.

    DIVIDENDS

    Subject to any prior dividend rights of the holders of preferred stock, dividends may be paid in cash, in property or in shares of the capital stock of AmericasDoctor.com as determined by our Board of Directors out of funds legally available therefor.

    VOTING

    Holders of our common stock are entitled to vote on all matters to be voted on by our stockholders, including the election of directors and, except as otherwise required by law, by-law or provided in any resolution adopted by our Board of Directors with respect to any series of our preferred stock, the holders of our common stock exclusively will possess all voting power. Each share of our common stock is entitled to one vote on all matters. Holders of our common stock do not have cumulative voting rights, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

    LIQUIDATION VALUE

    After the satisfaction in full of any liquidation preferences of holders of our preferred stock, holders of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up.

    OTHER

    Our common stock is not subject to redemption, whether by operation of a sinking fund or otherwise. Holders of our common stock are not entitled to preemptive rights under our Amended and Restated Certificate of Incorporation or under our Amended and Restated Bylaws. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of any shares of preferred stock which we may issue in the future.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock is     .

    PREFERRED STOCK As of June 1, 1999, we had 1.0 million shares of preferred stock authorized. We have designated 133,333 shares of preferred stock as our Series A convertible preferred stock and 151,103 shares as our Series B redeemable convertible preferred stock. As of June 1, 1999, there were 133,333 shares of Series A preferred stock and 103,883 shares of Series B preferred stock outstanding. The Series B redeemable convertible preferred stock is redeemable at any time within 180 days after

June 1, 2005. Each share of Series A convertible preferred stock and Series B redeemable convertible preferred stock is convertible, at the option of the holder, into a share of common stock.

    Upon completion of this offering, all outstanding shares of preferred stock will be converted on a one-to-one basis into 237,216 shares of common stock. However, following this conversion, under our Amended and Restated Certificate of Incorporation, our Board of Directors will have the authority, without further action by the stockholders, to issue up to 1.0 million shares of preferred stock in one or more series. Our Board of Directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions and relative, participating, optional and other special rights, and such qualifications, limitations and restrictions, as are stated in the resolution adopted by our Board of Directors providing for the issue of such series and as are permitted by the Delaware General Corporation Law.

WARRANTS

    As of June 2, 1999 there were warrants outstanding to purchase a total of 23,220 shares of common stock at a price of $0.01 per share.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW

    We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

    - the Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

    - on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

    A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to AmericasDoctor.com and, accordingly, may discourage attempts to acquire us.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our Amended and Restated Certificate of Incorporation provides that, except to the extent permitted by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. Under Delaware law, the directors have a fiduciary duty to us that is not eliminated by this provision of the certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or that involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws.

    Section 145 of the Delaware corporate law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

    - for any breach of the director's duty of loyalty to the corporation or its stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - arising under Section 174 of the Delaware corporate law; or

    - for any transaction from which the director derived an improper personal benefit.

    Delaware law provides further that the indemnification permitted by that law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's bylaws, any agreement, a vote of stockholders or otherwise. Our Amended and Restated Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware corporate law and provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was an employee, director or officer of AmericasDoctor.com or is or was serving at our request as an employee, director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since no shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding an aggregate of shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the
Securities Act (the "Affiliates"). The remaining        shares of our common
stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below.

    As a result of the contractual restrictions described below and the provisions of Rule 144 and 701, the restricted securities generally will be available for sale in the public market on the date which is one year from the date of acquisition by the holder of such shares, subject to the volume limitations and other conditions of Rule 144. The shares could be available for resale immediately upon the expiration of such 180-day period in the event of a favorable interpretation by the Securities and Exchange Commission of certain provisions of Rule 144.

    LOCK-UP AGREEMENTS

    In connection with this offering, all of our officers, directors and certain of our stockholders will sign lock-up agreements under which they will agree not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written
consent of        .

    After this offering, we will have        outstanding shares of common stock,
and        shares issuable under currently exercisable outstanding options and
warrants. Of these shares,        shares being offered hereby will be freely
tradeable. Subject to compliance with the lock-up agreements described above,
this leave        shares eligible for sale in the public market as follows:

                                                                                                  NUMBER OF SHARES
                                                                                                  ----------------
After the date of this prospectus: .............................................................
Upon the filing of a registration statement to register for resale shares of common stock issuable upon the exercise of options granted under our 1999 Long-Term Incentive Plan: .......
At various times after 90 days from the date of this prospectus: ...............................
At various times after 180 days from the date of this prospectus: ..............................

    In addition, as described below, certain of our shareholders have the right to require AmericasDoctor.com to register for sale to the public some or all of their shares.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding, which
      will equal approximately        shares immediately after this offering; or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to availability of current public information about us.

    RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an Affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

    RULE 701

    Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with certain restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

    In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plan. As a result, any options or rights exercised under the 1999 Long-Term Incentive Plan (including the Directors Plan) or any other benefit plan after the effectiveness of the registration statements will also be freely tradable in the public market. As of March 31, 1999, there were outstanding options under our 1999 Long-Term Incentive Plan for the purchase of 272,222 shares of common stock, none of which were exercisable.

    REGISTRATION RIGHTS OF CERTAIN HOLDERS

    Upon completion of this offering, the holders of 466,852 shares of common stock (the "registrable securities") are entitled to have their shares registered by us under the Securities Act under the terms of agreements between us and the holders of the registrable securities. After such registration, these shares would become freely tradeable without restriction under the Securities Act. Subject to limitations specified in the agreement, these registration rights include the following:

    - The holders of at least 40% of the then outstanding registrable securities may require that we use our reasonable best efforts to register the registrable securities for public resale.

    - If we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in such registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions

    - Holders of the then outstanding registrable securities having an aggregate fair market value of $2,500,000 may require us to register all or a portion of their registrable securities on Form S-3 when use of such form becomes available to us.

    Under the registration rights agreements we also have agreed to indemnify the holders of registration rights. We will bear all registration expenses other than underwriting discounts and commissions. All registration rights terminate on the date ten years following the closing of this offering, or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any three-month period under Rule 144 of the Securities Act.

    None of MAS, PRWW, Tullis-Dickerson Capital Focus II, L.P. (and its affiliates who are shareholders of our common stock), Wyndhurst or GE Capital Equity Investments, Inc. will have any obligation or other restrictions on resale with respect to any registrable securities, other than restrictions imposed by lock-up agreements described above and applicable securities laws. Registrations of any shares of common stock held by these shareholders would result in these shares being freely tradable without restriction under the Securities Act upon the effective date of the registration. Any sales of registrable securities by these shareholders, after such shares have been lawfully registered, could have a material adverse effect on the trading price of our common stock.

    STOCK INCENTIVE PLAN

    Immediately after this offering, we intend to file a registration statement under the Securities Act covering 290,000 shares of our common stock reserved for issuance under our 1999 Long-Term Incentive Plan and the shares reserved for issuance upon exercise of outstanding non-plan options. As of March 31, 1999, options to purchase 272,222 shares of our common stock were issued and outstanding. Upon the expiration of the lock-up agreements described above, at
least     shares of our common stock will be subject to vested options (based on
options outstanding as of     , 1999). Such registration statement is expected
to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our Affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

    Prior to this offering, there has been no public market for our common stock, and the effect, if any, that the sale or availability for sale of shares of additional common stock will have on the trading price of the common stock cannot be predicted. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the trading price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

                                  UNDERWRITING

    AmericasDoctor.com has entered into an underwriting agreement with the
underwriters named below. Warburg Dillon Read LLC and       are acting as
representatives for the underwriters.

    The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase a number of shares of common stock set forth opposite its name below.

                                                                                      NUMBER OF
UNDERWRITERS                                                                           SHARES
----------------------------------------------------------------------------------  -------------
Warburg Dillon Read LLC...........................................................
                                                                                            ---
Total      .......................................................................           --
                                                                                            ---
                                                                                            ---

    This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent, including, but not limited to, the absence of any material adverse change in AmericasDoctor.com's business and the receipt of certain certificates, opinions and letters from AmericasDoctor.com and its counsel.

    The representatives have advised AmericasDoctor.com that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain
dealers, at such price less a concession not in excess of $      per share. The
underwriters may allow, and such dealers may allow, a concession not in excess
of $      per share to other underwriters or to certain other dealers. After this offering of shares of common stock, the price and other selling terms may be changed by the underwriters.

    AmericasDoctor.com has granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to a total
of       additional shares of common stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this prospectus, less the underwriting discounts and commissions. To the extent that the underwriters exercise such option, each of the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of common stock set forth next to such underwriter's name in the preceding table bears to the total number of shares of common stock offered hereby. AmericasDoctor.com will be obligated, pursuant to the option, to sell such shares to the underwriters to the extent the option is exercised.

    The following table provides information regarding the amount of the discount to be paid to the underwriters by AmericasDoctor.com:

             TOTAL WITHOUT EXERCISE   TOTAL WITH FULL EXERCISE
                       OF                        OF
 PER SHARE    OVER-ALLOTMENT OPTION    OVER-ALLOTMENT OPTION
-----------  -----------------------  ------------------------
 $                 $                         $

    AmericasDoctor.com estimates that the total expenses of the offering,
excluding the underwriting discount, will be approximately       .

    AmericasDoctor.com has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

    The executive officers, directors and certain other shareholders of AmericasDoctor.com have agreed that they will not, without the prior written consent of Warburg Dillon Read LLC, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock for a period of 180 days after the date of the underwriting agreement. AmericasDoctor.com has agreed that it will not, without the prior written consent of Warburg Dillon Read LLC, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus, except that AmericasDoctor.com may issue shares upon the exercise of options granted prior to the date hereof and outstanding warrants, and may grant additional options under its 1999 Long-Term Incentive Plan, provided that, without the prior written consent of Warburg Dillon Read LLC, such additional options shall not be exercisable during such period.

    The representatives have informed AmericasDoctor.com that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this Prospectus.

    The underwriters have reserved for sale up to           shares for
employees, directors and certain other persons associated with AmericasDoctor.com. These reserved shares will be sold at the public offering price that appears on the cover of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by such persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by such persons.

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiation among representatives of the underwriters and AmericasDoctor.com. Among the factors to be considered in determining the public offering price will be:

    - prevailing market conditions;

    - our results of operations in recent periods;

    - our present stage of development;

    - the market capitalizations and stages of development of other companies which we and the representatives of the underwriters believe to be comparable to us; and

    - estimates of our business potential.

    Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

    - Stabilizing transactions -- The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

    - Over-allotments and syndicate covering transactions -- The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

    - Penalty bids -- If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

    Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

    Neither AmericasDoctor.com nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for AmericasDoctor.com by Simpson Thacher & Bartlett, New York, New York and for the underwriters by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

    The financial statements of AmericasDoctor.com on December 31, 1998, December 31, 1997, for the year ended December 31, 1998 and the period from August 8, 1997 (inception) to December 31, 1997, appearing in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

                   WHERE YOU CAN FIND MORE INFORMATION ABOUT
                               AMERICASDOCTOR.COM

    We have filed a registration statement on Form S-1, including amendments thereto, relating to the common stock offered hereby with the Securities and Exchange Commission. This prospectus contains all of the material information relating to this offering. Additional information is provided in the exhibits and schedules to the registration statement of which this prospectus is a part. We believe statements and descriptions contained in this prospectus as to the contents of contracts or other documents referred to in this prospectus are complete in all material respects and, in each instance, reference is also made to the copy of such contract or other document filed as an exhibit to the registration statement. For further information about AmericasDoctor.com and this offering, reference is made to our complete registration statement, including exhibits and schedules.

    A copy of the registration statement may be inspected by anyone without charge at the following locations of the SEC:

Public Reference Room          New York Regional Office       Chicago Regional Office
450 Fifth Street, N.W.         7 World Trade Center           Northwestern Atrium Center
Washington, D.C. 20549         13(th) Floor                   500 West Madison Street
                               New York, New York 10048       Chicago, Illinois 60661

    You may also obtain copies of all or any part thereof, including any exhibit thereto, from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

    The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

                            AMERICASDOCTOR.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Public Accountants...................................................................         F-2
Balance Sheets as of December 31, 1997 and 1998 and March 31, 1999 (unaudited).............................         F-3
Statements of Operations for the Period from August 8, 1997 (Inception) Through December 31, 1997, the Year
  Ended December 31, 1998, and the Three Months Ended March 31, 1998 and 1999 (unaudited)..................         F-4
Statements of Changes in Stockholders' Equity for the Period From August 8, 1997 (Inception) Through
  December 31, 1997, the Year Ended December 31, 1998, and the Three Months Ended March 31, 1999
  (unaudited)..............................................................................................         F-5
Statements of Cash Flows for the Period From August 8, 1997 (Inception) Through
  December 31, 1997, the Year Ended December 31, 1998, and the Three Months Ended
  March 31, 1998 and 1999 (unaudited)......................................................................         F-6
Notes to Financial Statements..............................................................................         F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
AmericasDoctor.com, Inc.:

    We have audited the accompanying balance sheets of AmericasDoctor.com, Inc. (a Delaware corporation) as of December 31, 1997 and 1998, and the related statements of operations, changes in stockholders' equity, and cash flows for the period from August 8, 1997 (inception) through December 31, 1997, and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AmericasDoctor.com, Inc., as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from August 8, 1997 (inception) through December 31, 1997, and the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Baltimore, Maryland

June 4, 1999

                            AMERICASDOCTOR.COM, INC.

                                 BALANCE SHEETS

                                                                                  DECEMBER 31,
                                                                            ------------------------   MARCH 31,
                                                                               1997         1998          1999
                                                                            ----------  ------------  ------------
                                                                                                      (UNAUDITED)
                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............................................  $   67,035  $    270,698  $  2,321,965
  Accounts receivable.....................................................          --        61,500       134,750
  Other receivables.......................................................      15,000            --            --
  Prepaid expenses........................................................      50,000     1,019,735       967,867
                                                                            ----------  ------------  ------------
      Total current assets................................................     132,035     1,351,933     3,424,582
PROPERTY AND EQUIPMENT, net...............................................          --       445,226       684,643
OTHER ASSETS..............................................................       8,833        45,961       147,456
                                                                            ----------  ------------  ------------
      Total assets........................................................  $  140,868  $  1,843,120  $  4,256,681
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------
                   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses...................................  $   24,892  $    619,474  $    555,205
  Deferred income.........................................................          --            --        13,500
  Notes payable...........................................................          --       444,350        40,850
  Convertible debt........................................................      24,091            --            --
  Current portion of capital lease obligation.............................          --         2,436         2,547
                                                                            ----------  ------------  ------------
      Total current liabilities...........................................      48,983     1,066,260       612,102
CAPITAL LEASE OBLIGATION, net of current portion..........................          --         5,769         5,089
                                                                            ----------  ------------  ------------
      Total liabilities...................................................      48,983     1,072,029       617,191
                                                                            ----------  ------------  ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Series A convertible preferred stock, par value $.01 per share; 133,333 shares authorized; liquidation value $30 per share; 0, 0, and 133,333
    shares issued and outstanding.........................................          --            --         1,333
  Common stock, par value $.01 per share; 1,000,000, 1,000,000 and
    2,500,000 shares authorized; 123,752, 462,982, and 593,992 shares
    issued and outstanding; 0, 56,437, and 20,751 shares subscribed.......       1,237         5,194         6,147
  Warrants to purchase common stock.......................................          --     1,117,911       300,589
  Additional paid-in capital..............................................     132,500     6,239,556    11,957,078
  Stock subscription receivable...........................................        (366)   (1,127,204)     (325,174)
  Deferred compensation...................................................          --      (180,967)     (163,252)
  Accumulated deficit.....................................................     (41,486)   (5,283,399)   (8,137,231)
                                                                            ----------  ------------  ------------
      Total stockholders' equity..........................................      91,885       771,091     3,639,490
                                                                            ----------  ------------  ------------
      Total liabilities and stockholders' equity..........................  $  140,868  $  1,843,120  $  4,256,681
                                                                            ----------  ------------  ------------
                                                                            ----------  ------------  ------------

      The accompanying notes are an integral part of these balance sheets.

                            AMERICASDOCTOR.COM, INC.

                            STATEMENTS OF OPERATIONS

                                             PERIOD FROM
                                              AUGUST 8,
                                                1997
                                             (INCEPTION)
                                               THROUGH    YEAR ENDED   THREE MONTHS ENDED
                                              DECEMBER     DECEMBER         MARCH 31,
                                                 31,         31,      ---------------------
                                                1997         1998       1998        1999
                                             -----------  ----------  ---------  ----------
                                                                           (UNAUDITED)
REVENUE....................................   $      --   $   61,500  $      --  $  215,830
                                             -----------  ----------  ---------  ----------
OPERATING EXPENSES:
  Content and production expenses..........          --    2,472,991     17,000   2,036,181
  Product development......................          --      973,803    110,000     206,288
  Sales and Marketing......................          --      587,291     22,500     283,306
  General and administrative...............      11,812      595,815     13,955     466,775
  Depreciation and amortization............          --       35,570         --      44,329
                                             -----------  ----------  ---------  ----------
    Total operating expenses...............      11,812    4,665,470    163,455   3,036,879
                                             -----------  ----------  ---------  ----------
      Operating loss.......................     (11,812)  (4,603,970)  (163,455) (2,821,049)
                                             -----------  ----------  ---------  ----------
OTHER INCOME (EXPENSE):
  Interest income..........................          --        1,618         --      14,942
  Interest expense.........................     (29,674)    (639,561)   (59,182)    (47,725)
                                             -----------  ----------  ---------  ----------
    Total other expense....................     (29,674)    (637,943)   (59,182)    (32,783)
                                             -----------  ----------  ---------  ----------
      Net loss.............................   $ (41,486)  $(5,241,913) $(222,637) $(2,853,832)
                                             -----------  ----------  ---------  ----------
                                             -----------  ----------  ---------  ----------
BASIC AND DILUTED LOSS PER COMMON SHARE....   $   (0.34)  $   (22.36) $   (1.80) $    (6.30)
                                             -----------  ----------  ---------  ----------
                                             -----------  ----------  ---------  ----------
WEIGHTED-AVERAGE SHARES USED IN COMPUTING
  BASIC AND DILUTED LOSS PER COMMON
  SHARE....................................     123,752      234,480    123,752     452,683
                                             -----------  ----------  ---------  ----------
                                             -----------  ----------  ---------  ----------
PRO FORMA BASIC AND DILUTED LOSS PER
  SHARE....................................   $   (0.34)  $   (22.36) $   (1.80) $    (5.39)
                                             -----------  ----------  ---------  ----------
                                             -----------  ----------  ---------  ----------
WEIGHTED-AVERAGE SHARES USED IN COMPUTING
  PRO FORMA BASIC AND DILUTED LOSS PER
  COMMON SHARE.............................     123,752      234,480    123,752     529,719
                                             -----------  ----------  ---------  ----------
                                             -----------  ----------  ---------  ----------

        The accompanying notes are an integral part of these statements.

                            AMERICASDOCTOR.COM, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                           PREFERRED STOCK       COMMON STOCK
                                          ------------------  ------------------
                                           NUMBER      PAR     NUMBER      PAR
                                          OF SHARES   VALUE   OF SHARES   VALUE    WARRANTS
                                          ---------   ------  ---------   ------  ----------
Balance at August 8, 1997 (inception)...        --    $   --        --    $   --  $       --
  Issuance of common stock to
    founders............................        --        --   123,752     1,237          --
  Conversion feature of convertible
    debt................................        --        --        --        --          --
  Net loss..............................        --        --        --        --          --
                                          ---------   ------  ---------   ------  ----------
Balance at December 31, 1997............        --        --   123,752     1,237          --
  Conversion feature of convertible
    debt................................        --        --        --        --          --
  Issuance of common stock..............        --        --   350,815     3,508   1,030,445
  Exchange of convertible debt for
    common stock........................        --        --    44,852       449          --
  Issuance of warrants in connection
    with debt refinancing...............        --        --        --        --      87,466
  Payment of stock subscription
    receivable..........................        --        --        --        --          --
  Stock option grants...................        --        --        --        --          --
  Amortization of deferred
    compensation........................        --        --        --        --          --
  Net loss..............................        --        --        --        --          --
                                          ---------   ------  ---------   ------  ----------
Balance at December 31, 1998............        --        --   519,419     5,194   1,117,911
  Issuance of Series A Convertible
    Preferred Stock (unaudited).........   133,333     1,333        --        --     315,410
  Issuance of common stock
    (unaudited).........................        --        --    42,938       429     118,085
  Exercise of warrants (unaudited)......        --        --    52,386       524  (1,250,817)
  Payment of stock subscription
    receivable (unaudited)..............        --        --        --        --          --
  Amortization of deferred compensation
    (unaudited).........................        --        --        --        --          --
  Net loss (unaudited)..................        --        --        --        --          --
                                          ---------   ------  ---------   ------  ----------
Balance at March 31, 1999 (unaudited)...   133,333    $1,333   614,743    $6,147  $  300,589
                                          ---------   ------  ---------   ------  ----------
                                          ---------   ------  ---------   ------  ----------


                                          ADDITIONAL      STOCK                                       TOTAL
                                            PAID-IN    SUBSCRIPTION     DEFERRED     ACCUMULATED  STOCKHOLDERS'
                                            CAPITAL     RECEIVABLE    COMPENSATION     DEFICIT       EQUITY
                                          -----------  ------------   ------------   -----------  -------------
Balance at August 8, 1997 (inception)...  $        --   $        --    $      --     $        --   $       --
  Issuance of common stock to
    founders............................           --          (366)          --              --          871
  Conversion feature of convertible
    debt................................      132,500            --           --              --      132,500
  Net loss..............................           --            --           --         (41,486)     (41,486)
                                          -----------  ------------   ------------   -----------  -------------
Balance at December 31, 1997............      132,500          (366)          --         (41,486)      91,885
  Conversion feature of convertible
    debt................................      287,500            --           --              --      287,500
  Issuance of common stock..............    5,158,823    (1,127,204)          --              --    5,065,572
  Exchange of convertible debt for
    common stock........................      448,156            --           --              --      448,605
  Issuance of warrants in connection
    with debt refinancing...............           --            --           --              --       87,466
  Payment of stock subscription
    receivable..........................           --           366           --              --          366
  Stock option grants...................      212,577            --     (212,577)             --           --
  Amortization of deferred
    compensation........................           --            --       31,610              --       31,610
  Net loss..............................           --            --           --      (5,241,913)  (5,241,913)
                                          -----------  ------------   ------------   -----------  -------------
Balance at December 31, 1998............    6,239,556    (1,127,204)    (180,967)     (5,283,399)     771,091
  Issuance of Series A Convertible
    Preferred Stock (unaudited).........    3,361,685            --           --              --    3,678,428
  Issuance of common stock
    (unaudited).........................    1,105,020            --           --              --    1,223,534
  Exercise of warrants (unaudited)......    1,250,817            --           --              --          524
  Payment of stock subscription
    receivable (unaudited)..............           --       802,030           --              --      802,030
  Amortization of deferred compensation
    (unaudited).........................           --            --       17,715              --       17,715
  Net loss (unaudited)..................           --            --           --      (2,853,832)  (2,853,832)
                                          -----------  ------------   ------------   -----------  -------------
Balance at March 31, 1999 (unaudited)...  $11,957,078   $  (325,174)   $(163,252)    $(8,137,231)  $3,639,490
                                          -----------  ------------   ------------   -----------  -------------
                                          -----------  ------------   ------------   -----------  -------------

        The accompanying notes are an integral part of these statements.

                            AMERICASDOCTOR.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                          PERIOD FROM
                                                           AUGUST 8,
                                                             1997
                                                          (INCEPTION)                      THREE MONTHS ENDED
                                                            THROUGH      YEAR ENDED            MARCH 31,
                                                         DECEMBER 31,   DECEMBER 31,   --------------------------
                                                             1997           1998          1998          1999
                                                         -------------  -------------  -----------  -------------
                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................   $   (41,486)  $  (5,241,913) $  (222,637) $  (2,853,832)
  Adjustments to reconcile net loss to net cash used in
    operating activities--
      Depreciation and amortization....................            --          35,570           --         44,329
      Amortization of deferred financing costs.........         1,767         105,330       10,201         43,733
      Amortization of deferred compensation............            --          31,610           --         17,715
      Non cash interest expense........................        24,091         395,909       40,303             --
  Changes in operating assets and liabilities--
      Increase in accounts receivable..................            --         (61,500)          --        (73,250)
      (Increase) decrease in other receivables.........       (15,000)         15,000       10,000             --
      (Increase) decrease in prepaid expenses..........       (50,000)       (969,735)    (100,000)        51,868
      Increase in other assets.........................            --          (2,065)          --        (17,728)
      Increase (decrease) in accounts payable and
        accrued expenses...............................        24,892         623,187       19,606       (191,769)
      Increase in deferred revenue.....................            --              --           --         13,500
                                                         -------------  -------------  -----------  -------------
        Net cash used in operating activities..........       (55,736)     (5,068,607)    (242,527)    (2,965,434)
                                                         -------------  -------------  -----------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment..................            --        (472,096)          --       (283,746)
                                                         -------------  -------------  -----------  -------------
        Net cash used in investing activities..........            --        (472,096)          --       (283,746)
                                                         -------------  -------------  -----------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable..........................        50,000         944,350       59,000             --
  Proceeds from issuance of common stock...............           871       5,013,011           --      2,026,088
  Proceeds from issuance of preferred stock............            --              --           --      3,678,428
  Proceeds from convertible debt.......................       132,500         287,500      222,500             --
  Repayments of note payable...........................       (50,000)       (500,000)          --       (403,500)
  Repayments of capital lease obligation...............            --            (495)          --           (569)
  Payments of deferred financing costs.................       (10,600)             --      (17,800)            --
                                                         -------------  -------------  -----------  -------------
        Net cash provided by financing activities......       122,771       5,744,366      263,700      5,300,447
                                                         -------------  -------------  -----------  -------------
NET INCREASE IN CASH AND CASH EQUIVALENTS..............        67,035         203,663       21,173      2,051,267
CASH and Cash Equivalents, beginning of period.........            --          67,035       67,035        270,698
                                                         -------------  -------------  -----------  -------------
CASH and Cash Equivalents, end of period...............   $    67,035   $     270,698  $    88,208  $   2,321,965
                                                         -------------  -------------  -----------  -------------
                                                         -------------  -------------  -----------  -------------

        The accompanying notes are an integral part of these statements.

                            AMERICASDOCTOR.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

    AmericasDoctor.com, Inc., formerly America's Doctor, Inc. and Ask-A-Doctor, Inc. (the "Company"), is a Delaware corporation that operates a site on America Online ("AOL") and the World Wide Web. AmericasDoctor.com operates an interactive Internet healthcare information destination for consumers. The Company offers consumers free, real-time interaction with healthcare professionals and easy access to relevant and reliable healthcare information. The Company's destination features a free 24-hour doctor chat service that enables consumers to have live on-line one-on-one chats with doctors and other healthcare professionals and a variety of interactive healthcare content such as lectures and live educational programs, a growing library of information on acute ailments, chronic illnesses, nutrition, pharmacology and other topics, as well as health and medical publications and news. The Company has designed their doctor chat service to enable their users, through the assistance, expertise and insight of doctors and healthcare professionals, to successfully find relevant and reliable healthcare information on-line in response to their health questions. The Company is also expanding their site to integrate community Web pages that focus on the needs of people sharing specific health conditions and interests. The Company offers hospitals the opportunity to be an exclusive sponsor of their Internet services within a market defined by zip code, and also provide sponsors with opportunities to feature their healthcare professionals on their site. The Company generates revenue from hospital and commercial sponsorships of educational programs in addition to access fees charged to e-commerce partners.

    The Company was formerly a development stage company and continues to have uncertainties related to development stage enterprises including the expectation that substantial time will occur before the company generates operating profits. The Company has sustained losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to raise additional financing through public or private equity financings, establish profitable operations, enter into collaborative or other arrangements, or secure other sources of financing to fund operations. As described in Note 9, in June 1999, the Company received approximately $7.0 million, net of offering costs, through investment transactions, which included the issuance of common stock and Series B redeemable convertible preferred stock.

    The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for internet products and services. These risks include the failure to develop and extend the Company's on-line service brands, the rejection of the Company's services by Web consumers, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its on-line services, the ability to maintain current strategic relationships and distribution partnerships and develop new ones, the need to attract and retain healthcare sponsors, as well as other risks and uncertainties. In the event the Company does not successfully implement its business plan, certain assets may not be recoverable. The accompanying financial statements do not include any adjustments which may result from the outcome of these uncertainties.

UNAUDITED FINANCIAL STATEMENTS

    The interim financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited. In the opinion of management, such unaudited financial statements have been prepared by the Company pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. The unaudited financial statements reflect, in the opinion of management, all material adjustments (which include only normal recurring adjustments) necessary to present fairly the Company's financial position, results of operations and cash flows. The unaudited results of operations

                            AMERICASDOCTOR.COM, INC.

                           DECEMBER 31, 1997 AND 1998

1. ORGANIZATION AND DESCRIPTION OF BUSINESS (CONTINUED) and the unaudited cash flows for the three months ended March 31, 1999, are not necessarily indicative of the results of operations or cash flows which may be expected for the remainder of 1999.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRODUCT DEVELOPMENT COSTS

    Material software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Costs incurred subsequent to the establishment of technological feasibility are capitalized. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for use have been insignificant.

REVENUE RECOGNITION

    To date, the Company's revenues have been derived primarily from hospital and educational sponsorship fees. Revenues from sponsorship agreements are recognized ratably over the terms of the related contracts, typically one year. The Company will also recognize access fees from e-commerce partners ratably over the terms of the respective agreements. The company has also realized site development fees related to the up front customized design and setup work for e-commerce partners. These fees are recognized in the period in which the design work is performed and collection is reasonably assured, as specified in the contracts, typically within the first year of the contract term.

INCOME TAXES

    The Company provides for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability-based approach in accounting for income taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets when it is determined that it is more likely than not that the assets will not be realized prior to the expiration of the respective carryforward periods.

EARNINGS PER SHARE COMMON SHARE

    SFAS No. 128, "Earnings per Share," ("SFAS 128") became effective in the fourth quarter of 1997 and requires two presentations of earnings per share--"basic" and "diluted." Basic earnings per share is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the weighted-average common shares outstanding are increased to include the number of additional common shares that would have been outstanding if the potentially dilutive stock options and warrants outstanding were exercised. The outstanding stock options and warrants were not included in the computation of diluted earnings per common share for any of the periods presented since their effect would have been antidilutive.

PRO FORMA EARNINGS PER SHARE

    Pro Forma earnings per common share is presented pursuant to SFAS 128. Pro forma basic and diluted loss per share is computed using the weighted average number of shares of common stock outstanding giving effect to the conversion of 133,333 convertible preferred shares that will

                            AMERICASDOCTOR.COM, INC.

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) automatically convert upon completion of the Company's initial public offering (using the if-converted method) from the original date of issuance.

STOCK OPTION PLANS

    As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and provides pro forma disclosures of net income and earnings per share as if the fair value-based method prescribed by SFAS 123 had been applied in measuring compensation expense. The Company uses the Black-Scholes option pricing model to estimate the fair value of options and warrants granted. The Company accounts for options granted to non-employees based upon the fair value at date of grant.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to credit risk consist primarily of cash and accounts receivable. The Company maintains cash with various major financial institutions. The Company limits the amount of credit exposure with any one financial institution and believes that no significant concentration of credit risks exists with respect to cash balances.

    Trade receivables subject the Company to the potential for credit risk with customers in the healthcare and pharmaceutical industries. Approximately 65% of the Company's accounts receivable and revenue was represented by a single pharmaceutical customer at December 31, 1998 which exposes the Company to a concentration of credit risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable and notes payable approximate their fair values.

                            AMERICASDOCTOR.COM, INC.

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SUPPLEMENTAL CASH FLOW INFORMATION

                                                                      PERIOD FROM
                                                                    AUGUST 8, 1997                   THREE MONTHS ENDED
                                                                      (INCEPTION)
                                                                        THROUGH        YEAR ENDED        MARCH 31,
                                                                     DECEMBER 31,     DECEMBER 31,  --------------------
                                                                         1997             1998        1998       1999
                                                                   -----------------  ------------  ---------  ---------
                                                                                                        (UNAUDITED)
CASH PAID FOR:
  Interest.......................................................      $     454       $   44,128   $      --  $   3,992
                                                                           -----      ------------  ---------  ---------
                                                                           -----      ------------  ---------  ---------
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
  Capital lease obligation.......................................      $      --       $    8,700   $      --  $      --
                                                                           -----      ------------  ---------  ---------
                                                                           -----      ------------  ---------  ---------
  Exchange of convertible debt and accrued interest for common
    stock........................................................      $      --       $  448,605   $      --  $      --
                                                                           -----      ------------  ---------  ---------
                                                                           -----      ------------  ---------  ---------

3. PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed under the straight-line method over the following estimated useful lives:

Computer equipment and software............................................  3-5 years
Office equipment...........................................................  5 years

    Equipment under capital leases and leasehold improvements are depreciated and amortized over their useful lives or the term of the lease, whichever is shorter.

    Property and equipment consisted of the following as of December 31, 1998:

                                                                                         1998
                                                                                       ---------
Computer equipment and software......................................................  $ 229,819
Office equipment.....................................................................    242,277
Leased equipment.....................................................................      8,700
                                                                                       ---------
                                                                                         480,796
Less--Accumulated depreciation and amortization......................................    (35,570)
                                                                                       ---------
Property and equipment, net..........................................................  $ 445,226
                                                                                       ---------
                                                                                       ---------

    Depreciation expense for the year ended December 31, 1998 was $35,570.

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    The Company's accounts payable and accrued expenses as of December 31, 1997, 1998 and March 31, 1999, are composed of the following:

                                                                                1997       1998     MARCH 31, 1999
                                                                              ---------  ---------  --------------
                                                                                                     (UNAUDITED)
Accounts payable............................................................  $  10,930  $ 163,110    $  349,113
Accrued payroll.............................................................         --     58,476        19,041
Accrued professional fees...................................................         --         --       161,000
Accrued interest............................................................      3,362         --            --
Other accrued expenses......................................................     10,600    397,888        26,051
                                                                              ---------  ---------  --------------
Total accounts payable and accrued expenses.................................  $  24,892  $ 619,474    $  555,205
                                                                              ---------  ---------  --------------
                                                                              ---------  ---------  --------------

                            AMERICASDOCTOR.COM, INC.

                           DECEMBER 31, 1997 AND 1998

5. NOTES PAYABLE

    Notes payable consisted of the following obligations as of December 31, 1998 and March 31, 1999:

                                                                                DECEMBER 31, 1998  MARCH 31, 1999
                                                                                -----------------  ---------------
                                                                                                     (UNAUDITED)
Note payable to a commercial bank, due on demand, interest at prime rate plus
  1/2%. During the year ended December 31, 1998, the average rate was 8.85%...      $ 400,000         $      --
Demand notes payable to a stockholder; interest at prime rate plus 1/2%.
  During the year ended December 31, 1998, the average rate was 8.85%.........         44,350            40,850
                                                                                     --------           -------
                                                                                    $ 444,350         $  40,850
                                                                                     --------           -------
                                                                                     --------           -------

6. CONVERTIBLE DEBT

    Beginning November 13, 1997 through July 1, 1998, the Company entered into unsecured convertible promissory notes convertible into common shares of the Company at 50% of the current market price on date of conversion for total cash consideration of $420,000, bearing interest at 18%. On July 3, 1998, the promissory notes were converted, including accrued interest, to 44,852 shares of common stock of the Company at a per share price of $10.

    The beneficial conversion feature was valued separately at issuance. The intrinsic value of the beneficial conversion feature was calculated at the commitment date as the difference between the conversion price and the fair value of the Company's common stock into which the promissory notes were convertible, multiplied by the number of shares into which the promissory notes were convertible. The discount of $420,000, the difference between the fair market value on the date of issuance and conversion price was accounted for as additional interest expense and amortized using the effective interest method from the date of issuance through the date the securities are first convertible. Interest expense recorded under this method for the period from August 8, 1997 (inception) through December 31, 1997, the year ended December 31, 1998 and for the three months ended March 31, 1998 (unaudited) was $24,091, $395,909 and $40,303 respectively.

7. PREPAID EXPENSES

    Under the terms of the Company's three-year contract with AOL, the Company paid an up-front carriage fee of $1.2 million and is also committed to pay $75,000 per month through April 2000 for total cash consideration of $3.0 million. The Company commenced full operation of its site on AOL in September 1998, and the contract runs through June 2001. The upfront carriage fee has been recorded as a prepaid expense and the total carriage fee is being amortized over the period through June 2000. Pricing terms have not been established for the third year of the contract.

                            AMERICASDOCTOR.COM, INC.

                           DECEMBER 31, 1997 AND 1998

    As of December 31, 1998 and March 31, 1999 (unaudited), the unamortized AOL prepaid balance was approximately $952,000 and $831,000 respectively. In addition to AOL, the remaining balance of prepaid expenses consists primarily of prepaid insurance, maintenance and other.

    The Company estimates that a significant portion of its traffic is derived from AOL. There is no assurance that fees paid by the Company to AOL will remain at current levels or at commercially reasonable levels beyond June 2000. Further, if the financial condition and operations of AOL were to deteriorate significantly, or if the traffic to the Company's site generated by AOL were to substantially decrease, the Company's revenues could be adversely affected.

8. INCOME TAXES

    The actual income tax expense for the period from August 8, 1997 (inception) to December 31, 1997, and for the year ended December 31, 1998, is different from the amount computed by applying the statutory federal income tax rate to losses before income tax expense. The reconciliation of these differences is as follows:

                                                                                              1997         1998
                                                                                            ---------  ------------
Tax benefit at federal statutory rate.....................................................  $   5,914  $  1,790,346
State income taxes, net of federal income tax effect......................................        870       261,816
Increase in valuation allowance...........................................................     (6,784)   (2,052,162)
                                                                                            ---------  ------------
  Income tax expense......................................................................  $      --  $         --
                                                                                            ---------  ------------
                                                                                            ---------  ------------

    The tax effects of the temporary differences between amounts recorded as assets and liabilities for financial reporting purposes and amounts reported for income tax purposes as of December 31, 1997 and 1998 are as follows.

                                                                                               1997        1998
                                                                                             ---------  -----------
Deferred Tax Assets:
  Start-up costs...........................................................................  $   4,607  $   248,976
  Depreciation.............................................................................         --        2,029
  Net operating loss carryforward..........................................................      2,177    1,816,465
  Valuation allowance......................................................................     (6,784)  (2,058,946)
                                                                                             ---------  -----------
                                                                                             $      --  $     8,524
                                                                                             ---------  -----------
                                                                                             ---------  -----------
Deferred Tax Liabilities:
  Prepaid expenses.........................................................................  $      --  $     4,084
  Software amortization....................................................................         --        4,440
                                                                                             ---------  -----------
                                                                                             $      --  $     8,524
                                                                                             ---------  -----------
                                                                                             ---------  -----------

    As of December 31, 1997 and 1998, the Company has available for income tax purposes, a net operating loss carryforward of approximately $0 and $4.6 million respectively, which expires in various amounts through 2013. The utilization of the carryforwards are dependent upon the ability of the Company to generate sufficient taxable income during the carryforward periods. Utilization of the net operating loss carryforward may be subject to an annual limitation, due to the ownership change limitations provided by the Internal Revenue Code of 1986. Due to the operating losses incurred by the

                            AMERICASDOCTOR.COM, INC.

                           DECEMBER 31, 1997 AND 1998

8. INCOME TAXES (CONTINUED)
Company, a valuation allowance has been established to reduce the net deferred tax asset to its expected realizable value.

9. STOCKHOLDERS' EQUITY

COMMON STOCK AND WARRANTS

    At the inception of the Company, 123,752 shares of common stock were issued as founders stock at par value. As of December 31, 1997 the Company had a stock subscription receivable of $366 related to 36,618 shares of common stock. This receivable was fully paid during June 1998.

    During 1998, indebtedness of the Company was refinanced, and in return for their continued guarantee, certain officers received 3,500 warrants to purchase additional shares of the Company's common stock at $0.01 per share. The estimated fair value of these warrants at the date issued was $24.99 per share using a Black-Scholes option pricing model and assumptions similar to those used for valuing the Company's stock options as described below resulting in recording approximately $87,000 in deferred financing costs, these costs are being amortized over the life of the related debt.

    During 1998, 49,369 warrants to purchase common shares at $0.01 per share were issued to venture capital firms for their assistance in obtaining outside financing. The estimated fair value of these warrants at the dates issued ranged from $15.67 to $24.99 per share using a Black-Scholes option pricing model and assumptions similar to those used for valuing the Company's stock options as described below. The fair value of these warrants was recorded as a reduction in paid-in capital of $1,030,446 from the associated equity transaction.

    Concurrent with the issuance of the Series A convertible preferred stock described below, the number of authorized shares of common stock was increased to 2,500,000.

CONVERTIBLE PREFERRED STOCK

    During February 1999, the Company authorized and issued 133,333 shares of Series A convertible preferred stock with a par value of $0.01 and a liquidation value of $30 per share with net proceeds to the Company of $3,678,428. The preferred stock is convertible into an equal number of shares of common stock at the option of the holder, with certain additional antidilutive protection provided to the holder. Conversion is mandatory upon the closing of an underwritten public offering that meets certain minimum conditions as to net proceeds.

    Concurrent with the issuance of the Series A convertible preferred stock the number of authorized shares of preferred stock was increased to 1,000,000.

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

    During June 1999, the Company authorized 151,103 shares of Series B redeemable convertible preferred stock with a par value of $0.01 per share and issued 103,883 shares at a price of $66.18 per share. The preferred stock is convertible into an equal number of shares of common stock at the option of the holder, with certain additional antidilutive protection provided to the holder. Conversion is mandatory upon the closing of an underwritten public offering that meets certain minimum conditions as to net proceeds. On the sixth anniversary of the closing, the Series B holders have the

                            AMERICASDOCTOR.COM, INC.

                           DECEMBER 31, 1997 AND 1998

9. STOCKHOLDERS' EQUITY (CONTINUED)
option to put their shares of preferred stock to the Company at their liquidation preference of $7.5 million. In connection with this financing, an existing shareholder exercised preemptive rights to purchase 9,958 shares for additional proceeds to the Company of approximately $659,000.

    In connection with the issuance of the Series B redeemable, convertible preferred stock, there were three warrants granted that will be exercisable contingent upon the occurrence of certain events. A warrant to purchase shares of common stock for $0.01 per share may become exercisable if there is a qualified offering or sale of the Company and a certain rate of return has not been achieved by the Series B shareholders. A warrant to purchase 18,000 shares of Series B redeemable convertible, preferred stock for $0.01 per share may become exercisable if the Company fails to complete a qualified offering by December 31, 1999. A warrant to purchase an additional 37,776 shares of Series B redeemable, convertible preferred stock for $66.18 per share may become exercisable if by October 15, 1999 the Company has not completed a qualified offering or executed any agreement that generates $5.0 million of proceeds for the Company.

CEO OPTIONS

    During 1998, the Company granted options for 100,000 shares to its chief executive officer at an exercise price of $10.00 per share. The 100,000 options vest upon the occurrence of certain events. These options are being accounted for as variable plan options. Concurrent with the issuance of the Series B redeemable convertible preferred stock, the 100,000 options vested 100%, which will result in a compensation charge in June 1999 of approximately $5.6 million.

    In March 1999, the Company granted 40,000 options to its chief executive officer at an exercise price of $225 per share.

SHAREHOLDERS' RIGHTS AGREEMENT

    The Shareholders' Rights Agreement contains provisions relating to the voting of shares, appointment of Board of Director members, and termination of employees. The Shareholders' Rights Agreement terminates upon the completion of an initial public offering with a pre-money aggregate capitalization of not less than $75 million at an aggregate offering price of not less than $15 million.

STOCK OPTION PLANS

    The Company has a stock option plan (the "Plan") authorizing the grant of options to employees, consultants and non-employee directors. Under the Plan, the Company may grant options to purchase up to 290,000 shares of common stock to its employees, consultants and non-employee directors. Stock options expire ten years from the date granted. During 1998, the Company granted options to purchase 119,600 shares in accordance with the Plan. Shares available for future grants amounted to 170,400 as of December 31, 1998 and approximately 27,000 as of March 31, 1999.

    The Company applies APB Opinion 25 and related interpretations in accounting for the plans. During the year ended December 31, 1998, the Company granted options with exercise prices below fair value. The Company has recorded deferred compensation of $212,577 during 1998 based upon the difference between the fair market value on the grant date and the option exercise price. The deferred compensation is being amortized over the option vesting periods of three years. Compensation expense

                            AMERICASDOCTOR.COM, INC.

                           DECEMBER 31, 1997 AND 1998

9. STOCKHOLDERS' EQUITY (CONTINUED)
of $31,610 was recorded for the year ended December 31, 1998 related to these options. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net loss and earnings per share would have been changed to the pro forma amounts indicated below.

                                                                         1997         1998
                                                                       ---------  ------------
Net loss:
  As reported........................................................  $  41,486  $  5,241,913
  Pro forma..........................................................     41,486     5,246,920
Loss per share:
  As reported........................................................      (0.34)       (22.36)
  Pro forma..........................................................      (0.34)       (22.38)

    A summary of options transactions during the year ended December 31, 1998 is as follows:

                                                                                      WEIGHTED
                                                                                       AVERAGE
                                                                                      EXERCISE
                                                                           OPTIONS      PRICE
                                                                          ---------  -----------
Outstanding December 31, 1997...........................................         --   $      --
1998 Activity:
  Granted...............................................................    119,600       10.00
                                                                          ---------  -----------
Outstanding December 31, 1998...........................................    119,600       10.00
                                                                                     -----------
  Granted...............................................................    142,972       84.00
                                                                          ---------  -----------
Outstanding March 31, 1999..............................................    262,572   $   50.30
                                                                          ---------  -----------
                                                                          ---------  -----------

    As of December 31, 1998 and March 31, 1999, there were no options exercisable.

    The weighted-average fair value of options granted during 1998 was $8.02 per share. The weighted-average remaining contractual life of outstanding options at December 31, 1998 was 9.5 years. The following table provides further information on the options, which were granted with exercise prices below fair value for the year, ended December 31, 1998.

                                                                                                            WEIGHTED
                                                                                                             AVERAGE
                                                                                  WEIGHTED     WEIGHTED    FAIR VALUE
                                                                                   AVERAGE      AVERAGE     OF COMMON
                                                                                  EXERCISE       FAIR       STOCK ON
                                                                       SHARES       PRICE        VALUE     GRANT DATE
                                                                      ---------  -----------  -----------  -----------
Options whose exercise price is less than the fair value of the
  stock on the grant date...........................................    119,600   $   10.00    $    8.02    $   16.51

                            AMERICASDOCTOR.COM, INC.

                           DECEMBER 31, 1997 AND 1998

9. STOCKHOLDERS' EQUITY (CONTINUED)
    The Company has computed for pro forma disclosure purposes the value of all options granted during 1998 using the Black-Scholes option pricing model as prescribed by SFAS No. 123 and the following weighted-average assumptions:

Risk-free interest rate......................................   4.18%--5.61%
  Expected life..............................................        3 years
  Volatility.................................................             0%
  Dividend rate..............................................             0%

10. COMMITMENTS AND CONTINGENCIES

CAPITAL LEASE

    During 1998, the Company entered into a capital lease to purchase equipment for $8,700. Accumulated amortization for this equipment was $313 at December 31, 1998. Payments during the year ended December 31, 1998, totaled $620. Future minimum lease payments as of December 31, 1998, are as follows:

Year ending December 31:
1999................................................................  $   3,720
2000................................................................      3,720
2001................................................................      3,100
                                                                      ---------
  Total minimum lease payments......................................     10,540
Less--Amounts representing imputed interest.........................     (2,335)
                                                                      ---------
Present value of net minimum payments...............................      8,205
Less--Current portion...............................................     (2,436)
                                                                      ---------
Capital lease obligation, net of current portion....................  $   5,769
                                                                      ---------
                                                                      ---------

OPERATING LEASES

    The Company has entered into various operating leases with varying terms expiring through 2001. Payments made under these agreements totaled approximately $0 and $58,191 for the years ended December 31, 1997 and 1998, respectively.

    As of December 31, 1998, future minimum lease payments under these leases were as follows:

1999..............................................................  $ 105,492
2000..............................................................     79,641
2001..............................................................      1,740
                                                                    ---------
                                                                    $ 186,873
                                                                    ---------
                                                                    ---------

                            AMERICASDOCTOR.COM, INC.

                           DECEMBER 31, 1997 AND 1998

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
EMPLOYMENT CONTRACTS

    The Company has entered into employment contracts with certain officers, the terms of which expire at various dates through February 2004. Such agreements provide for annual base salary, stock options, severance packages and in some instances discretionary bonuses and payments in the event of termination without cause.

CALL CENTER AGREEMENT

    During 1998, the Company entered into an agreement with Medical Advisory Systems ("MAS"), a stockholder of the Company, whereby MAS manages the Company's call center. As part of the agreement, the Company pays a monthly rental and management fee. The agreement provides for payments of cost plus 20% plus additional costs such as rent and runs through the expiration of the agreement. This agreement can be terminated by MAS at any time.

    The Company currently relies on its agreement with MAS to manage its chat center operations. A risk exists that MAS physicians could engage in conduct that could be considered the practice of medicine. A determination by any state or federal regulatory agency that the Company is practicing medicine in violation of applicable statutes could subject the Company to allegations of malpractice and have a material adverse effect on its business, financial condition and results of operations. Further, any operational difficulties or other problems with the chat center operations or the Company's relationship with MAS could result in consumer complaints and attrition or legal proceedings. The failure of MAS to deliver these services would require the Company to obtain these services from another operator or provide them internally which could interrupt the Company's services.

    During 1998, the Company paid $822,918 to MAS as part of the call center agreement. During 1998, the Company sold stock on a subscription basis to MAS enabling MAS to purchase 63,833 and 40,000 shares of common stock, par value $0.01 per share, for $15.67 and $25.00 per share, respectively. As of December 31, 1998 and March 31, 1999, there were 56,437 and 20,751 shares issuable respectively under the stock subscription agreement.

MARKETING SERVICE AGREEMENT

    In March 1999, the Company entered into a $4.8 million consulting agreement with Premier Research Worldwide, LTD ("PRWW"), a stockholder of the Company. The agreement calls for PRWW to help the Company in leveraging its place as an anchor tenant in the AOL web site to recruit patients for clinical research projects. The consulting agreement has a term of twenty-four months, with an effective date of January 1, 1999. Under the terms of the agreement, the Company is to pay PRWW equal installments of $575,000 on the 15(th) day of March, June, September and December of 1999 and 2000. The first of the required installments was paid on March 15, 1999. The fee is being recorded as expense ratably over the term of the agreement.

CONTINGENCIES

    The Company's business and industry are subject to extensive government regulation. Federal and state laws, regulations and statutes have been or may be adopted with respect to healthcare, the internet and other on-line services covering issue such as the practice of medicine, pharmacology and

                            AMERICASDOCTOR.COM, INC.

                           DECEMBER 31, 1997 AND 1998

10. COMMITMENTS AND CONTINGENCIES (CONTINUED) other professions, the payment of health-related products and services by federal healthcare programs, including regulation of patient referrals and copyright, trademark and other intellectual property protection of domain names.

11. RELATED-PARTY TRANSACTIONS

    As of December 31, 1998, notes payable include $44,350 due to a stockholder to fund operating activities.

    Certain officers of the Company have personally guaranteed debt of the Company. In exchange for their guarantee, they have received common stock or warrants. The fair value of the stock and warrants granted of approximately $87,000 was recorded as deferred financing costs and amortized as interest expense over the term of the debt.

    During 1998, Wyndhurst Capital ("Wyndhurst") assisted the Company in negotiating various transactions and assisted the Company in obtaining equity investors and debt financings. In return, the Company granted Wyndhurst warrants to acquire 9,751 shares of the Company's common stock at an exercise price of $0.01 and aggregate fees of $449,227 which have been recorded as reductions to additional paid in capital. The warrants have been recorded at their fair value of approximately $153,000, and have been recorded as a cost of the related financing. The Company also paid Wyndhurst $33,600 in connection with the issuance of convertible debt, which were capitalized as deferred financing costs and amortized over the term of the debt. The managing director of Wyndhurst also serves as a Director and Vice-Chairman of the Company. The Company is obligated to pay Wyndhurst a fee of $10,000 per month which is credited against monies owed to them related to specific financings or expensed in the absence of specific financing transactions.

                                     [LOGO]

--------------------------------------------------------------------------------

---------------------

PROSPECTUS

---------------------

   ,000,000 SHARES

        AMERICASDOCTOR.COM

COMMON STOCK

    UNTIL            , 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            WARBURG DILLON READ LLC

           , 1999

--------------------------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE SECURITIES.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Set forth below is an estimate (except for the Commission and Nasdaq National Market fees) of the fees and expenses payable by the Registrant in connection with the offering of the common stock:

Securities and Exchange Commission Registration fee................  $  16,680
Transfer agent and registrar fee...................................      *
Printing and engraving costs.......................................      *
Legal fees and expenses............................................      *
Accounting fees and expenses.......................................      *
NASD filing fee....................................................  $   6,500
Nasdaq National Market listing fee.................................      *
Blue Sky fees and expenses.........................................      *
Miscellaneous expenses.............................................      *
                                                                     ---------
      Total........................................................  $   *
                                                                     ---------
                                                                     ---------

------------------------

*   to be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Reference is made to Section 102(b)(7) of the Delaware General Corporation law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemption) or (iv) for any transaction from which a director derived an improper personal benefit.

    Reference also is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which such officer or director actually and reasonably incurred.

    The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of AmericasDoctor.com provide for indemnification of officers and directors to the fullest extent permitted by applicable law. In addition, we have entered into contracts with each of our independent directors requiring us to indemnify such persons and to advance litigation expenses to such persons to the fullest extent permitted by applicable law. Delaware law presently permits a Delaware corporation (i) to indemnify any officer or director in any third-party or governmental actions against them for expenses, judgments, fines and amounts paid in settlement and, in derivative actions, for expenses, if the indemnitee acted in good faith and in the manner he believed to be in or not opposed to the best interest of such corporation and (ii) to advance expenses in any action, provided that such officer or directors agrees to reimburse the corporation if it is ultimately determined that he was not entitled to indemnification. The contracts also require us to (i) indemnify such independent directors upon receipt of an opinion of counsel in certain cases, (ii) pay indemnity demands pending a determination of entitlement thereto, and (iii) demonstrate, in any action brought thereunder, that such director was not entitled to indemnification under applicable law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following table lists the recent sales of unregistered securities and includes the type of security, the person to whom the securities were sold, the consideration and the exemption from registration.

                                                                                     SECURITIES
       TITLE OF              DATE OF                                                     ACT
       SECURITY             ISSUANCE            PURCHASER(S)           AMOUNT         EXEMPTION        CONSIDERATION
----------------------  -----------------  ----------------------  ---------------  -------------  ----------------------
Common Stock..........  June 1, 1999       Medical Advisory                  9,958   Section 4(2)             $291,390.54
                                           Systems, Inc.

                        March 4, 1999      A group of 22                    27,778   Section 4(2)              $1,000,008
                                           individual accredited
                                           investors

                        August 14, 1998    A group of 18                    63,643   Section 4(2)                $997,000
                                           individual accredited
                                           investors

                        July 2, 1998       Premier Research                 63,833   Section 4(2)              $1,000,000
                                           Worldwide, Ltd.

                        July 2, 1998       Medical Advisory                 63,833   Section 4(2)              $1,000,000
                                           Systems, Inc.

Series B Redeemable
 Convertible Preferred
 Stock................  June 1, 1999       GE Capital Equity       113,327           Section 4(2)           $6,874,976.94
                                           Investments, Inc., TD   (103,883 of
                                           Capital Focus II,       which has been
                                           L.P., TD Origen         subscribed)
                                           Capital Fund, L.P., TD
                                           Javelin Capital Fund,
                                           L.P.

Series A Convertible
 Preferred Stock......  February 1, 1999   TD Capital Focus II,            113,333   Section 4(2)              $3,999,990
                                           L.P., TD Origen
                                           Capital Fund, L.P., TD
                                           Javelin Capital Fund,
                                           L.P.

                                                                                     SECURITIES
       TITLE OF              DATE OF                                                     ACT
       SECURITY             ISSUANCE            PURCHASER(S)           AMOUNT         EXEMPTION        CONSIDERATION
----------------------  -----------------  ----------------------  ---------------  -------------  ----------------------
Convertible Unsecured
 Notes................  Stock was issued   A group of 35           Aggregate         Section 4(2)                $420,000
                        upon conversion    individual investors    principal
                        of the notes on                            amount of
                        October 1, 1998                            $420,000. All
                                                                   notes were
                                                                   converted as of
                                                                   October 1, 1998
                                                                   into 44,852
                                                                   shares of
                                                                   common stock.

    We have issued an aggregate of 82,298 shares of common stock and warrants to purchase shares of common stock as payment for services rendered by certain of our officers and directors, the Wyndhurst Capital Group, LLC, Balance Capital, LLC and Venture Consultants, LLC. These shares and warrants were issued between June 1998 and May 1999.

    There were no underwriters employed in connection with any of the transactions set forth in Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

   NO.     DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------------
     1.1   Form of Underwriting Agreement.**
     3.1   Amended and Restated Certificate of Incorporation.**
     3.2   Amended and Restated Bylaws.**
     4.1   Registration Rights Agreement.**
     5.1   Opinion of Simpson Thacher & Bartlett.**
     9.1   Stockholders' Voting Trust Agreement.**
    10.1   1999 Long-Term Incentive Plan.**
    10.2   Employment Agreement with Scott M. Rifkin, M.D.**
    10.3   Employment Agreement with Jeffrey J. Lefko.**
    10.4   Employment Agreement with Allan C. Sanders.**
    10.5   Employment Agreement with Laura Gill.**
    10.6   Interactive Services Agreement with America Online, Inc.**
    10.7   Call Center Service Agreement, as amended, with Medical Advisory Systems, Inc.**
    10.8   Support and Service Agreement with Premier Research Worldwide, Ltd.**
    10.9   Marketing Service Agreement with Premier Research Worldwide, Ltd.**
    10.10  Consulting Agreement with Wyndhurst Capital Group LLC.**
    10.11  Warrant to Purchase Series A Common Stock issued to Tullis-Dickerson Capital Focus II, L.P., dated
           February 1, 1999.**
    10.12  Warrant to Purchase Series A Common Stock issued to TD Origen Capital Focus, L.P., dated February 1,
           1999.**
    10.13  Warrant to Purchase Series A Common Stock issued to Javelin Capital Fund, L.P., dated February 1, 1999.**
    10.14  Common Stock Warrant issued to GE Capital Equity Investments, Inc., dated June 1, 1999.**
    10.15  Common Stock Warrant issued to Tullis-Dickerson Capital Focus II, L.P., dated June 1, 1999.**
    10.16  Preferred Stock Warrant issued to GE Capital Equity Investments, Inc., dated June 1, 1999.**
    10.17  Preferred Stock Warrant issued to Tullis-Dickerson Capital Focus II, L.P., dated June 1, 1999.**
    10.18  Securities Purchase Agreement, dated June 1, 1999.**
    10.19  Securities Purchase Agreement, dated February 1, 1999.**
    10.20  Securities Purchase Agreement, dated July 2, 1999.**
    10.21  Second Amended and Restated Shareholders' and Voting Agreement, dated June 1, 1999.**
    10.22  Second Amended and Restated Registration Rights Agreement, dated June 1, 1999.**
    10.23  Interactive Services Agreement, dated October 1, 1997, between AmericasDoctor.com, Inc. and America
           Online, Inc.**
    10.24  Agreement, dated February 12, 1999, between AmericasDoctor.com, Inc. and Smith & Nephew Inc.**
    11.1   Statement regarding computation of per share earnings.**
    12.1   Statements regarding computation of ratios.**
    15.1   Letter regarding unaudited interim financial information.**
    21.1   List of Subsidiaries**
    23.1   Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1).**

   NO.     DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------------
    23.2   Consent of Arthur Andersen LLP, independent public accountants.*
    24.1   Power of attorney (included on signature page to this Registration Statement).**
    27.1   Financial Data Schedule (EDGAR filed version only).*

------------------------

*   Filed herewith.

**  To be filed by amendment.

    (b) Financial Statement Schedules

         None

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills, State of Maryland, on the 11th day of June, 1999.

                                AMERICASDOCTOR.COM, INC.

                                By:  /s/ SCOTT M. RIFKIN, M.D.
                                     -----------------------------------------
                                     Scott M. Rifkin
                                     Chairman of the Board of Directors

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Scott M. Rifkin, M.D. and Lewis S. Goodman the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Act, and to file the same, with all exhibits thereto and other documents in connection therewith with the Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

/s/ SCOTT M. RIFKIN, M.D.       Chief Executive Officer,
------------------------------  President and Chairman of      June 11, 1999
Scott M. Rifkin, M.D.           the Board of Directors

/s/ JEFFREY J. LEFKO            Executive Vice-President
------------------------------  of Sales and Marketing,        June 11, 1999
Jeffrey J. Lefko                Director

/s/ LEWIS S. GOODMAN
------------------------------  Vice Chairman of the Board     June 11, 1999
Lewis S. Goodman                of Directors

/s/ RONALD W. PICKETT
------------------------------  Director                       June 11, 1999
Ronald W. Pickett

/s/ THOMAS P. DICKERSON
------------------------------  Director                       June 11, 1999
Thomas P. Dickerson

/s/ ALLAN C. SANDERS
------------------------------  Chief Financial Officer        June 11, 1999
Allan C. Sanders

                                 EXHIBIT INDEX

   NO.     DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------------
     1.1   Form of Underwriting Agreement.**

     3.1   Amended and Restated Certificate of Incorporation.**

     3.2   Amended and Restated Bylaws.**

     4.1   Registration Rights Agreement.**

     5.1   Opinion of Simpson Thacher & Bartlett.**

     9.1   Stockholders' Voting Trust Agreement.**

    10.1   1999 Long-Term Incentive Plan.**

    10.2   Employment Agreement with Scott M. Rifkin, M.D.**

    10.3   Employment Agreement with Jeffrey J. Lefko.**

    10.4   Employment Agreement with Allan C. Sanders.**

    10.5   Employment Agreement with Laura Gill.**

    10.6   Interactive Services Agreement with America Online, Inc.**

    10.7   Call Center Service Agreement, as amended, with Medical Advisory Systems, Inc.**

    10.8   Support and Service Agreement with Premier Research Worldwide, Ltd.**

    10.9   Marketing Service Agreement with Premier Research Worldwide, Ltd.**

    10.10  Consulting Agreement with Wyndhurst Capital Group LLC.**

    10.11  Warrant to Purchase Series A Common Stock issued to Tullis-Dickerson Capital Focus II, L.P., dated
           February 1, 1999.**

    10.12  Warrant to Purchase Series A Common Stock issued to TD Origen Capital Focus, L.P., dated February 1,
           1999.**

    10.13  Warrant to Purchase Series A Common Stock issued to Javelin Capital Fund, L.P., dated February 1, 1999.**

    10.14  Common Stock Warrant issued to GE Capital Equity Investments, Inc., dated June 1, 1999.**

    10.15  Common Stock Warrant issued to Tullis-Dickerson Capital Focus II, L.P., dated June 1, 1999.**

    10.16  Preferred Stock Warrant issued to GE Capital Equity Investments, Inc., dated June 1, 1999.**

    10.17  Preferred Stock Warrant issued to Tullis-Dickerson Capital Focus II, L.P., dated June 1, 1999.**

    10.18  Securities Purchase Agreement, dated June 1, 1999.**

    10.19  Securities Purchase Agreement, dated February 1, 1999.**

    10.20  Securities Purchase Agreement, dated July 2, 1999.**

    10.21  Second Amended and Restated Shareholders' and Voting Agreement, dated June 1, 1999.**

    10.22  Second Amended and Restated Registration Rights Agreement, dated June 1, 1999.**

    10.23  Interactive Services Agreement, dated October 1, 1997, between AmericasDoctor.com, Inc. and America
           Online, Inc.**

    10.24  Agreement, dated February 12, 1999, between AmericasDoctor.com, Inc. and Smith & Nephew Inc.**

    11.1   Statement regarding computation of per share earnings.**

    12.1   Statements regarding computation of ratios.**

    15.1   Letter regarding unaudited interim financial information.**

    21.1   List of Subsidiaries**

   NO.     DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------------
    23.1   Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1).**

    23.2   Consent of Arthur Andersen LLP, independent public accountants.*

    24.1   Power of attorney (included on signature page to this Registration Statement).**

    27.1   Financial Data Schedule (EDGAR filed version only).*

------------------------

*   Filed herewith.

**  To be filed by amendment.

    (b) Financial Statement Schedules